Exhibit No. 99.2: Alcan Inc. management’s proxy circular

Notice of Special Meeting

of Shareholders of Alcan Inc.
and
Management Proxy Circular
relating to a
Plan of Arrangement
Involving
Novelis Inc.

23 November 2004

Table of Contents:

CHAIRMAN’S LETTER	3
NOTICE TO UNITED STATES SHAREHOLDERS	4
CURRENCY EXCHANGE RATES	4
NOTICE OF SPECIAL MEETING	5
MANAGEMENT PROXY CIRCULAR	6
Definitions	6
Cautionary Statement in Respect of Forward-Looking Information	10
Summary	11
Questions & Answers on Voting and Proxies	13
Voting by Non-Registered Alcan Shareholders	16
Questions & Answers on the Arrangement	17
Alcan Prior to the Arrangement	19
Description of Alcan Share Capital	19
Stock Exchange Listings, Trading Prices and Dividends	19
Intercorporate Relationships	21
Documents Incorporated by Reference	21
The Arrangement	22
Reasons for the Arrangement	22
Background to the Arrangement	23
The Separation Agreement and Other Inter-Company Arrangements	24
Pre-Arrangement Organizational Structure	25
Details of the Arrangement	25
Distribution of Novelis Common Shares and New Alcan Common Shares	26
Post-Arrangement Organizational Structure	27
Determination of the Number of Novelis Common Shares	27
Treatment of Certain Outstanding Securities	27
Risk Factors	28
Qualification for Trading Common Shares	29
Eligibility for Investment	29
Expenses of the Arrangement	29
Novelis	29
Description of Novelis Share Capital	30
Shareholder Rights Plan	30
Directors and Officers of Novelis	31
Stock Exchange Listings of Novelis Common Shares	33
Dividend Policy	33
Additional Information on Novelis	33
Alcan Following the Arrangement	33
Description of Business	33
Pro Forma Financial Statements	33
Opinion of Morgan Stanley	33
Opinion of Lazard	34
Recommendation of the Alcan Board of Directors	34
Dissent Rights	34
Dissent Right	34
Repurchase Right	36
Regulatory and Other Matters	37
Canadian Tax Ruling	37
Other Regulatory Approvals	37
Shareholder Approval	37
Court Approval	37
Other Conditions to the Arrangement	37
Final Board Authority	38
Income Tax Considerations	38
Canadian Tax Ruling Application	38
Certain Canadian Federal Income Tax Considerations	38
Alcan Shareholders Resident in Canada	39
Alcan Shareholders Not Resident in Canada	41
Certain United States Federal Income Tax Considerations	43
Interests of Directors, Executive Officers	44
Additional Information	44
Approval of the Alcan Board of Directors	45
SCHEDULE A: ARRANGEMENT RESOLUTION	A-1
SCHEDULE B: MOTION FOR COURT ORDER	B-1
SCHEDULE C: INTERIM COURT ORDER	C-1
SCHEDULE D: PLAN OF ARRANGEMENT	D-1
SCHEDULE E: OPINION OF MORGAN STANLEY	E-1
SCHEDULE F: OPINION OF LAZARD	F-1
SCHEDULE G: ALCAN PRO FORMA FINANCIAL INFORMATION	G-1

La version française du présent document ainsi que la formule de procuration qui l’accompagne seront envoyées aux actionnaires sur demande. Veuillez communiquer avec la Compagnie Trust CIBC Mellon, en appelant au 1 800-387-0825 (sans frais) ou à frais virés au (416) 643-5500.

Dear Shareholder:

You are cordially invited to attend the Special Meeting of Shareholders of Alcan Inc., which will take place on 22 December 2004, at the Centre Mont-Royal, 2200 Mansfield Street, Montreal, Quebec, Canada at 2:00 p.m.

The Meeting has been called to consider and vote on a special resolution in connection with a proposed Arrangement pursuant to which most of the aluminum rolled businesses operated by Alcan will be transferred to a new public company, Novelis Inc., and the shares of that public company will be distributed to Common Shareholders of Alcan. Novelis will be comprised of substantially all of the aluminum rolled products businesses operated by Alcan prior to the December 2003 acquisition of Pechiney, together with some of Alcan’s alumina and primary metal-related businesses in Brazil and four former Pechiney rolling facilities in Europe. The accompanying circular describes the Arrangement.

Prior to becoming effective, the Arrangement must be approved by the Shareholders and by the Quebec Superior Court, and Alcan must receive an advance income tax ruling from the Canada Revenue Agency which confirms that the distribution may be made on a tax neutral basis for Common Shareholders in form and substance satisfactory to the Board of Directors of Alcan. The Board of Directors will retain the discretion to proceed with the Arrangement once all necessary approvals have been obtained.

The anticipated benefits of the Arrangement are set out in the accompanying circular. Information about the businesses to be transferred pursuant to the Arrangement is set out in the accompanying preliminary non-offering prospectus of Novelis Inc. We encourage you to read both documents carefully. The Board of Directors of Alcan unanimously recommends that you vote in favour of the Arrangement.

Your vote is important. Please complete, sign and date the accompanying form of proxy and return it in the enclosed envelope, whether or not you plan to attend the Meeting. Returning the proxy will not limit your right to vote in person if you attend the Meeting.

The Meeting will be webcast on Alcan’s web site (www.alcan.com).

If you have any questions regarding the matters to be dealt with at the Meeting or require assistance in completing your proxy form, please contact CIBC Mellon Trust Company, at (416) 643-5500 or 1-800-387-0825 (toll free throughout Canada and the United States) or Georgeson Shareholder Communications Canada, Inc., at 1-888-288-1076 (toll free throughout Canada and the United States) or +800-6790-0674 (toll free in other countries).

Yours sincerely,

L. Yves Fortier

Chairman of the Board of Alcan Inc.
23 November 2004

NOTICE TO UNITED STATES SHAREHOLDERS

The accompanying proxy circular (the “Circular”) has been prepared in accordance with the disclosure requirements of Canada. The holders of Common Shares, Series C Preference Shares and Series E Preference Shares of Alcan Inc. (the “Alcan Shareholders”) should be aware that such requirements are different from those of the United States. Alcan Shareholders should also be aware that the Circular distributed outside of Canada omits certain information that is solely required to be included for Canadian regulatory purposes.

Alcan Shareholders should be aware that the receipt of the securities and/or cash pursuant to the arrangement described in the Circular (the “Arrangement”) may have tax consequences both in Canada and the United States. Such consequences for Alcan Shareholders who are residents in, or citizens of, the United States may not be fully described in the Circular. See “Income Tax Considerations — Certain Canadian Federal Income Tax Considerations” and “Income Tax Considerations — Certain United States Federal Income Tax Considerations” for certain information concerning tax consequences of the Arrangement and the other transactions described in the Circular for Alcan Shareholders who are United States taxpayers.

The enforcement by Alcan Shareholders of civil liabilities under the United States securities laws may be adversely affected by the fact that each of Alcan and Novelis is incorporated in Canada, that some or all of their respective officers and directors may be residents of countries other than the United States, that some or all of the experts named in the Circular may be residents of countries other than the United States and that all or a substantial portion of the assets of Alcan and Novelis and such persons may or will be located outside the United States. Therefore, it may be difficult for United States shareholders to effect service within the United States upon those persons who are not residents of the United States or to realize in the United States upon judgments of courts of the United States predicated upon the civil liability provisions of the United States federal securities laws. Ogilvy Renault, Alcan’s Canadian counsel, has advised that, in their opinion, there is doubt as to the enforceability in Canada against Alcan or against its directors, officers and experts who are not residents of the United States, in original actions or in actions for enforcement of judgments of United States courts, of liabilities predicated solely upon United States federal securities laws.

No securities regulatory authority in Canada has expressed an opinion about the securities to be issued pursuant to the Arrangement and it is an offence to claim otherwise. Neither the United States Securities Exchange Commission nor any state securities commission has approved or disapproved any of these securities or determined if the Circular is truthful or complete. Any representation to the contrary is a criminal offense. This Circular does not constitute an offer to sell or the solicitation of an offer to buy any securities.

CURRENCY EXCHANGE RATES

Except where otherwise indicated, all dollar amounts set forth in the Circular are expressed in U.S. dollars and “$” and “US$” mean U.S. dollars.

The following table sets forth exchange rate information expressed in terms of Canadian dollars per U.S. dollar at the noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York. The rates set forth below may differ from the actual rate used in our accounting processes and in the preparation of our financial statements.

Year ended 31 December	At period end	Average rate(1)	High	Low

1999	1.4440	1.4827	1.5302	1.4440
2000	1.4995	1.4871	1.5600	1.4350
2001	1.5925	1.5519	1.6023	1.4933
2002	1.5800	1.5702	1.6128	1.5108
2003	1.2923	1.3916	1.5750	1.2923
2004 (through 19 November)	1.1928	1.3187	1.3970	1.1919

(1)	The average of the noon buying rates on the last day of each month during the period.

NOTICE OF SPECIAL MEETING

A Special Meeting (the “Meeting”) of the holders of Common Shares, Series C Preference Shares and Series E Preference Shares of Alcan Inc. (“Alcan”) will be held on 22 December 2004 at 2:00 p.m. Eastern Standard Time (EST), at the Centre Mont-Royal, 2200 Mansfield Street, Montreal, Quebec, Canada, for the following purposes:

1.	to consider, pursuant to the Interim Order of the Quebec Superior Court dated 22 November 2004 (the “Interim Order”), and, if thought advisable, to pass, with or without variation, a special resolution (the full text of which is reproduced as Schedule A to the accompanying Circular) to approve the Arrangement under section 192 of the Canada Business Corporations Act set out in the plan of arrangement (the “Plan of Arrangement”) attached as Schedule D to the accompanying Circular; and

2.	to transact such other business as may properly come before the Meeting or any adjournment or adjournments thereof.

Pursuant to the Interim Order, holders of Alcan Common Shares and Alcan Preference Shares have the right to dissent and to obtain the repurchase of their shares, the whole as contemplated in the Interim Order and in the Plan of Arrangement and as described in the accompanying Circular.

Shareholders who cannot attend the Meeting to vote in person are requested to submit their proxies in accordance with the procedures set out in the accompanying Circular.

By order of the Board of Directors,

Roy Millington

Corporate Secretary

Montreal, Canada

23 November 2004

MANAGEMENT PROXY CIRCULAR

(As of 1 November 2004, except as otherwise provided)

This Circular is furnished in connection with the solicitation of proxies by the board of directors and management of Alcan Inc. for use at the special meeting of Alcan shareholders to be held in Montreal on 22 December 2004 (and at any adjournment thereof) for the purposes set out in the attached Notice of Special Meeting.

DEFINITIONS

Unless stated otherwise, the following expressions used in this Circular have the meanings indicated below:

“Alcan” or “Company” means Alcan Inc., a corporation organized under the CBCA,

“Alcan Annual Report” means the 2003 annual report of Alcan sent to Alcan Shareholders and filed with Canadian and United States securities regulators,

“Alcan Board” or “Alcan Board of Directors” or “Board” means the board of directors of Alcan,

“Alcan Class A Common Shares” or “New Alcan Common Shares” means the class A common shares of Alcan, having the terms and conditions set out in the Plan of Arrangement, which Alcan will be authorized to issue upon the Arrangement becoming effective and which are to be issued under the Arrangement to Alcan Common Shareholders in exchange, in part, for Alcan Common Shares. The Alcan Class A Common Shares will be redesignated as Alcan common shares (such redesignated Alcan common shares being referred to as the New Alcan Common Shares) once the current Alcan common shares have been deleted from the share capital of Alcan,

“Alcan Common Shares” means the voting common shares of Alcan,

“Alcan Common Shareholders” means the holders of Alcan Common Shares,

“Alcan Executive Share Option Plan” means the executive share option plan of Alcan, which came into effect on 26 March 1981, as amended from time to time,

“Alcan Group” means Alcan and its subsidiaries, whether held directly or indirectly,

“Alcan Option” means an outstanding option to acquire Alcan Common Shares granted by Alcan pursuant to the Alcan Executive Share Option Plan,

“Alcan Optionholders” means the holders of Alcan Options,

“Alcan Preference Shareholders” means the holders of Alcan Preference Shares,

“Alcan Preference Shares” means the Alcan Series C Preference Shares and the Alcan Series E Preference Shares,

“Alcan Redemption Note” means the demand, non-interest bearing promissory note to be issued by Alcan to Novelis as consideration for the aggregate redemption price of the Alcan Special Shares held by Novelis, as contemplated by the Plan of Arrangement,

“Alcan’s Form 10-K” means the annual information form of Alcan dated 12 March 2004, for the year ended 31 December 2003 filed on Form 10-K with Canadian and United States securities regulators,

“Alcan Shareholders” or “Shareholders” means collectively, the Alcan Common Shareholders and the Alcan Preference Shareholders,

“Alcan Shares” or “Shares” means Alcan Common Shares and Alcan Preference Shares,

“Alcan Special Shares” means the non-voting redeemable, retractable, special shares of Alcan, having the terms and conditions set out in the Plan of Arrangement, which Alcan will be authorized to issue upon the Arrangement becoming effective and which are to be issued under the Arrangement to Alcan Common Shareholders in exchange, in part, for Alcan Common Shares,

“AMF” means the Quebec Agence nationale d’encadrement du secteur financier, also known as the “Autorité des marchés financiers”, the securities regulator for the province of Quebec,

“Arcustarget” means Arcustarget Inc., a wholly-owned subsidiary of Alcan incorporated under the CBCA and designated by Alcan to own the Separated Businesses on the Effective Date prior to its amalgamation to Novelis pursuant to the Plan of Arrangement,

“Arcustarget Common Shares” means the voting common shares of Arcustarget to be transferred by Alcan to Novelis in exchange for Novelis Special Shares, as contemplated in the Plan of Arrangement,

“Arrangement” means the arrangement described in the Plan of Arrangement,

“Arrangement Resolution” means the plan of arrangement resolution, the text of which is set out in Schedule A hereto,

“Business Day” means a day, other than a Saturday, Sunday or statutory holiday in Canada or any of its provinces,

“Canadian Tax Ruling” means the advance income tax ruling and opinions to be obtained from the CRA and any amendments thereto confirming the Canadian federal income tax consequences of certain aspects of the Arrangement,

“CBCA” means the Canada Business Corporations Act,

“Certificate of Arrangement” means the certificate of arrangement to be issued by the director under the CBCA giving effect to the Arrangement,

“Chairman” means the Chairman of the Alcan Board of Directors,

“CIBC Mellon” means CIBC Mellon Trust Company,

“Circular” means this management proxy circular to be sent to Alcan Shareholders in connection with the Meeting,

“Court” means the Quebec Superior Court,

“CRA” means the Canada Revenue Agency,

“Deferred Share Unit”, or “DSU” means a unit credited by Alcan to a DSU Member by way of a bookkeeping entry in the books of Alcan or another employer in the Alcan Group, pursuant to the Directors 1997 DSUP, Directors 2001 DSUP or the Executive DSUP, the value of which, as of a particular date, is based on the price of Alcan Common Shares,

“Director” means a director of Alcan,

“Directors 1997 DSUP” means the Deferred Stock Unit Plan for Non-Employee Directors of Alcan Aluminium Limited, which came into effect on 1 January 1997, as the same may be amended from time to time,

“Directors 2001 DSUP” means the Alcan Deferred Share Unit Plan for Non-Executive Directors, which came into effect on 1 April 2001, as the same may be amended from time to time,

“Dissent Right” means the right of an Alcan Common Shareholder to dissent in respect of the Arrangement and obtain the repurchase of such Alcan’s Common Shares pursuant to the Interim Order and the Plan of Arrangement,

“Dissenting Shareholder” means an Alcan Common Shareholder who exercises such holder’s Dissent Right,

“Distribution” means the pro rata distribution of New Alcan Common Shares and Novelis Common Shares to Alcan Common Shareholders, as contemplated in the Plan of Arrangement,

“Distribution Record Date” means the third trading day on the TSX following the Effective Date or such other date as the Novelis Board and the Alcan Board may select,

“DSU Member” means an individual who has been granted DSUs under the Directors 1997 DSUP, the Directors 2001 DSUP or the Executive DSUP,

“Effective Date” means the effective date of the Arrangement, being the date shown on the Certificate of Arrangement,

“Executive DSUP” means the Alcan Deferred Share Unit Plan for Executives, which came into effect on 1 January 1997 and was amended and restated as of 1 January 2003, as the same may be amended from time to time,

“Executive Officers” means the President and Chief Executive Officer, the Executive Vice Presidents, the Senior Vice Presidents, the Vice Presidents, the Treasurer, the Controller and the Secretary of Alcan,

“Final Hearing” means the hearing by the Court in respect of the Final Order,

“Final Order” means the final order of the Court made in connection with the approval of the Arrangement and the fairness of the terms and conditions thereof,

“In the Money Amount” means, in relation to a particular stock option, the amount by which the fair market value of the shares that are the subject of the particular option exceeds the exercise price of such option,

“Interim Order” means the interim order of the Court dated 22 November 2004 providing for, among other things, the holding of the Meeting, a copy of which is set out as Schedule C hereto, as the same may be amended, supplemented or varied by the Court,

“Lazard” means Lazard Canada Corporation,

“Meeting” means the special meeting of Alcan Shareholders to be held on 22 December 2004 and any adjournment or postponement thereof,

“Morgan Stanley” means Morgan Stanley & Co. Incorporated,

“New Alcan Options” means the options to acquire New Alcan Common Shares issued to holders of Alcan Options, other than Transferred Employees, pursuant to the Plan of Arrangement in replacement of the Alcan Options,

“Notice of Meeting” means the attached Notice of Special Meeting,

“Novelis” means Novelis Inc., a corporation incorporated under the CBCA formed to acquire, under the Arrangement, and independently carry on most of the aluminum rolled product businesses operated by Alcan,

“Novelis Board” or “Novelis Board of Directors” means the board of directors of Novelis,

“Novelis Common Shares” means the voting common shares of Novelis, having the terms and conditions set out in the Plan of Arrangement, to be issued to holders of Alcan Special Shares under the Arrangement in exchange for such Alcan Special Shares,

“Novelis Common Shareholders” means the holders of Novelis Common Shares,

“Novelis First Preferred Shares” means the first preferred shares of Novelis,

“Novelis Option” means an option to purchase Novelis Common Shares,

“Novelis Preferred Shares” means the Novelis First Preferred Shares and the Novelis Second Preferred Shares,

“Novelis Redemption Note” means the demand, non-interest bearing promissory note to be issued by Novelis to Alcan as consideration for the aggregate redemption price of the Novelis Special Shares held by Alcan, as contemplated by the Plan of Arrangement,

“Novelis Second Preferred Shares” means the second preferred shares of Novelis,

“Novelis Special Shares” means the non-voting redeemable, retractable, special shares of Novelis to be issued by Novelis to Alcan in consideration for the transfer by Alcan to Novelis of the Arcustarget Common Shares, as contemplated by the Plan of Arrangement,

“NYSE” means the New York Stock Exchange, Inc.,

“OSC” means the Ontario Securities Commission,

“Pechiney” means Pechiney, a French société anonyme, a subsidiary of Alcan following the Pechiney Combination,

“Pechiney Combination” means the process by which Pechiney became a subsidiary of Alcan,

“Plan of Arrangement” means the plan of arrangement, the text of which is set out in Schedule D hereto, as the same may be amended from time to time,

“Prospectus” means the amended preliminary non-offering prospectus filed with the securities regulatory authorities in each of the provinces and territories of Canada on 23 November 2004, and included as exhibit 99.1 of the Registration Statement, together with all amendments or supplements thereto,

“Record Date” means 19 November 2004,

“Registration Statement” means the registration statement on Form 10, file number 001-32312, filed with the SEC under the United States Securities Exchange Act of 1934, together with all amendments or supplements thereto,

“Repurchase Right” means the right of an Alcan Preference Shareholder to dissent in respect of the Arrangement and obtain the repurchase of such holder’s Alcan Preference Shares pursuant to the Interim Order and the Plan of Arrangement,

“Repurchased Shareholder” means an Alcan Preference Shareholder who exercises such holder’s Repurchase Right,

“SEC” means the United States Securities and Exchange Commission,

“Separated Businesses” means substantially all of the aluminum rolled products businesses operated by Alcan prior to the December 2003 acquisition of Pechiney, together with some of Alcan’s alumina and primary metal-related businesses in Brazil and four former Pechiney rolling facilities in Europe, which are to be transferred to Novelis as described in this Circular,

“Separation Agreement” means the separation agreement to be entered into between Alcan and Novelis with respect to the transfer of the Separated Businesses to Novelis,

“Tax Act” means the Income Tax Act (Canada),

“Tax Proposals” means all specific proposals to amend the Tax Act and the regulations thereunder that have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date of this Circular,

“TSX” means the Toronto Stock Exchange,

“Transferred Employees” means employees of Alcan or its subsidiaries who will become employees of Novelis or its subsidiaries upon the separation of Novelis and Alcan, and

“$”, except where otherwise indicated, means U.S. Dollars.

CAUTIONARY STATEMENT IN RESPECT OF FORWARD-LOOKING INFORMATION

This Circular contains certain forward-looking statements that are based on current expectations, estimates, forecasts and projections about the industries in which Alcan operates, and beliefs and assumptions made by Alcan management relating, but not limited, to operations, anticipated financial performance, business prospects and strategies of each of Alcan and Novelis. Forward-looking information typically contains statements with words such as “anticipate”, “believe”, “expect”, “plan” or similar words.

Shareholders are cautioned not to place undue reliance on forward-looking information. By its nature, forward-looking information of Alcan and Novelis involves numerous assumptions, inherent risks and uncertainties both general and specific that contribute to the possibility that the predictions, forecasts, projections and other forward-looking statements will not occur.

Factors that could cause actual results to differ from the results expressed or implied by forward-looking statements include, but are not necessarily limited to, those discussed under the heading “Risks and Uncertainties” in the Management’s Discussion and Analysis section of the Alcan Annual Report and under the heading “Risk Factors” in the Prospectus. See also “The Arrangement — Risk Factors” in this Circular.

Alcan does not intend, and disclaims any obligation to update any forward-looking statements after the date of this Circular whether as a result of new information, future events or otherwise.

SUMMARY

The following is a summary of certain information contained elsewhere in this Circular. This summary is included for convenience only and is qualified in its entirety by the more detailed information contained elsewhere in, or incorporated by reference into, this Circular.

Meeting

The Meeting will be held at 2:00 p.m. (EST) at the Centre Mont-Royal, 2200 Mansfield Street, Montreal, Quebec, Canada, on 22 December 2004. The purpose of the meeting is to permit the Alcan Shareholders to consider and, if deemed advisable, to pass, with or without variation, a special resolution (the full text of which is set out in Schedule A to this Circular) approving the Arrangement.

Shareholders Entitled to Vote

The Record Date for the determination of Alcan Shareholders entitled to vote at the Meeting is the close of business on 19 November 2004. As at that date, 369,739,183 Alcan Common Shares, 5,700,000 Alcan Series C Preference Shares and 3,000,000 Alcan Series E Preference Shares entitled to be voted at the Meeting were outstanding.

Effect of the Arrangement

Upon the Arrangement becoming effective, the holders of Alcan Common Shares at the close of business on the Distribution Record Date will hold directly all the outstanding New Alcan Common Shares and Novelis Common Shares. The distribution ratio in respect of the Novelis Common Shares will be one Novelis Common Share for each five Alcan Common Shares held. By way of example, a holder of 1,000 Alcan Common Shares at the close of business on the Distribution Record Date will, upon the Arrangement becoming effective, hold 1,000 New Alcan Common Shares and 200 Novelis Common Shares. Alcan Common Shareholders who would otherwise be entitled to receive an interest in a Novelis Common Share will be entitled to cash for any such fractional interest.

Novelis

Novelis is a corporation that has been formed to acquire, under the Arrangement, and independently carry on most of the aluminum rolled products businesses operated by Alcan. For more information on Novelis, see the Prospectus and the section entitled “Novelis” in this Circular.

Reasons for the Arrangement

The Alcan Board believes that the separation of Novelis from Alcan will provide a number of benefits to both companies, including: (i) a sharper business focus; (ii) independent access to capital; (iii) targeted incentives for employees; (iv) two distinct investment profiles; and (v) a sound resolution to regulatory requirements. See “The Arrangement — Reasons for the Arrangement”.

The Arrangement and Related Transactions

If approved by the Alcan Shareholders and the Court, and subject to certain other conditions being fulfilled and approvals obtained, the Arrangement will be implemented pursuant to the terms of the Plan of Arrangement. The Plan of Arrangement is set out as Schedule D. The steps in the Arrangement are described under “The Arrangement — Details of the Arrangement”.

Approvals of Shareholders and the Court

In order for the Arrangement to be implemented as proposed, the Arrangement Resolution must be passed, without variation, by the affirmative vote of at least 66 2/3% of the votes cast by Alcan Common Shareholders and Alcan Preference Shareholders, voting as a single class, present in person or represented by proxy at the Meeting.

Following approval of the Arrangement by the Alcan Shareholders at the Meeting, Alcan will make application to the Court for the Final Order. A copy of the Motion for the Court Order is attached as Schedule B to this Circular. At that hearing, any Alcan Shareholder who wishes to participate or to be represented or to present evidence or argument may do so, subject to filing a notice of appearance with the Court, serving this notice on Alcan and satisfying other requirements, including those identified in the Interim Order. At the hearing for the Final Order, the Court will consider, among other things, the fairness and reasonableness of the Arrangement to the Alcan Shareholders.

Recommendation of the Alcan Board of Directors

The Alcan Board of Directors has determined that the separation of the Separated Businesses from the other Alcan businesses is in the best interest of Alcan and its Shareholders. The Alcan Board has unanimously approved the Plan of Arrangement, the terms of the Separation Agreement and the transactions contemplated thereby. The Alcan Board of Directors recommends that Alcan Shareholders vote FOR the Arrangement Resolution. See “Recommendation of the Alcan Board of Directors”.

Dissent Rights

Pursuant to the Interim Order, each Alcan Common Shareholder has the right to dissent in respect of the Arrangement and obtain the repurchase of such holder’s Alcan Common Shares if Alcan receives from such Dissenting Shareholder a written objection thereto at or before the Meeting and such Dissenting Shareholder otherwise complies with the procedures set forth in the Interim Order and the Plan of Arrangement. See “Dissent Rights — Dissent Right”.

Pursuant to the Interim Order, each Alcan Preference Shareholder has the right to dissent in respect of the Arrangement and obtain the repurchase of such holder’s Alcan Preference Shares if Alcan receives from such Repurchased Shareholder a written objection thereto at or before the Meeting and such Repurchased Shareholder otherwise complies with the procedures set forth in the Interim Order and the Plan of Arrangement. See “Dissent Rights — Repurchase Right”.

Selected Pro Forma and Historical Financial Information

To assist the Shareholders in assessing the Arrangement and its impact on Alcan, the unaudited pro forma consolidated balance sheet of Alcan as at 30 September 2004 and the unaudited pro forma consolidated statements of income for the year ended 31 December 2003 and for the nine months ended 30 September 2004, all of which give pro forma effect to the Arrangement, are included as Schedule G to this Circular. Certain other documents containing historical financial information are also incorporated by reference in this Circular. See “Alcan Prior to the Arrangement — Documents Incorporated by Reference”. Copies of the documents so incorporated by reference may be obtained on SEDAR at www.sedar.com or on request without charge from the Corporate Secretary of Alcan at the registered office of Alcan at 1188 Sherbrooke Street West, Montreal, Quebec, Canada, H3A 3G2, telephone: (514) 848-8000.

Income Tax Considerations

The following brief summary of the Canadian federal income tax consequences of the Arrangement is not intended to be, nor should it be construed to be, advice to any particular Alcan Shareholder. Alcan Shareholders should consult their own tax advisers with respect to their particular circumstances.

In general, a Canadian resident holder of Alcan Common Shares (other than a Dissenting Shareholder) who holds such shares as capital property will not realize a capital gain or capital loss as a result of the Arrangement unless the holder chooses to realize a capital gain or capital loss pursuant to the provisions of the Tax Act. Assuming that a holder of Alcan Common Shares does not choose to realize a capital gain or a capital loss on the Arrangement, the adjusted cost base of the Alcan Common Shares will generally be allocated among the Novelis Common Shares and the New Alcan Common Shares based upon the relative fair market values of such shares at the time of the Arrangement. Following the Effective Date, Alcan will advise holders by press release of its estimation of the appropriate proportionate allocation.

In general, a non-resident holder of Alcan Common Shares will not be subject to tax in Canada as a result of the Arrangement provided the Alcan Common Shares do not constitute “taxable Canadian property” to such holder.

For a more detailed description of the Canadian federal income tax considerations relating to the Arrangement, see “Income Tax Considerations — Certain Canadian Federal Income Tax Considerations”.

For a summary of certain United States federal income tax considerations relating to the Arrangement. See “Income Tax Considerations — Certain United States Federal Income Tax Considerations”.

QUESTIONS & ANSWERS ON VOTING AND PROXIES

Q:  WHO IS SOLICITING MY PROXY?

A:	This Circular is furnished in connection with the solicitation by Alcan Board of Directors and Alcan management of Shareholder proxies to be used at the Meeting to vote your Alcan Shares. The solicitation of proxies will be made primarily by mail, but may also be made by electronic means, by telephone or in person. The cost of soliciting proxies will be borne by Alcan. Georgeson Shareholder Communications Canada and Morrow & Co., Inc. have been retained by Alcan in Canada and the United States, respectively, to assist in the solicitation of proxies from Shareholders. For these services, Georgeson Shareholder Communications Canada, Inc. and Morrow & Co., Inc. are expected to receive, from Alcan, fees of approximately CAD $40,000 and US$ $15,000, respectively, plus reimbursement of reasonable expenses. In addition, employees of Alcan may solicit proxies without compensation. CIBC Mellon is responsible for the tabulation of proxies.

Q:  WHAT AM I VOTING ON?

A:	Shareholders will be voting on the approval of the Arrangement Resolution as described in this Circular.

Q:  HOW WILL THIS MATTER BE DECIDED AT THE MEETING?

A:	The affirmative vote of at least 66 2/3% of the votes cast at the Meeting by Alcan Common Shareholders and Alcan Preference Shareholders voting as a single class, by proxy or in person, will constitute approval of the Arrangement Resolution.

Q:  WHAT DOCUMENTS ARE SENT TO SHAREHOLDERS?

A:	Alcan Shareholders will receive, together with the Circular, a form of proxy and the Prospectus. The Prospectus will be amended prior to the Effective Date, and all amended versions of the Prospectus will be available on SEDAR at www.sedar.com and on EDGAR at www.sec.gov. If the Arrangement is approved, a final version of the Prospectus will be filed with the Canadian and United States securities regulators and mailed to Alcan Common Shareholders of record on the Distribution Record Date as soon as reasonably practicable thereafter.

     Copies of the Alcan Annual Report and audited consolidated financial statements filed with the Canadian and United States securities regulators can be found on the Company’s website at www.alcan.com, on SEDAR at www.sedar.com and on EDGAR at www.sec.gov or may be obtained, without charge, on request from the Corporate Secretary of Alcan at the registered office of Alcan, 1188 Sherbrooke Street West, Montreal, Quebec, Canada, H3A 3G2, telephone: (514) 848-8000.

Q:  WHO IS ENTITLED TO VOTE AND WHAT IS THE QUORUM?

A:	On 19 November 2004, 369,739,183 Alcan Common Shares, 5,700,000 Alcan Series C Preference Shares and 3,000,000 Alcan Series E Preference Shares were outstanding. Alcan Shareholders of record as of the close of business on that date are entitled to receive Notice of Meeting and either they or their duly appointed proxyholders will be entitled to attend the Meeting and vote.

     Each holder of Alcan Common Shares is entitled to one vote at the Meeting for each Alcan Common Share registered in his or her name at the close of business on the Record Date. Alcan Preference Shareholders are usually not allowed to vote at Shareholders meetings but will be entitled, pursuant to the Interim Order, to vote on the Arrangement Resolution, together with the Alcan Common Shareholders and not separately as a class. Each holder of Alcan Preference Shares will be entitled to one vote for each Alcan Preference Share registered in his or her name at the close of business on the Record Date. With respect to the vote on the Arrangement Resolution, the percentage of the aggregate voting rights attached to the Alcan Common Shares, Alcan Series C Preference Shares and Alcan Series E Preference Shares are 97.75%, 1.50% and 0.75% respectively.

     Pursuant to the Alcan by-laws, the holders of not less than 40% of the shares entitled to vote at a meeting of shareholders, present in person or by proxy, shall constitute a quorum.

Q:  HOW DO I VOTE?

A:	There are three ways that you can vote your Alcan Shares if you are a registered Alcan Shareholder. (1) You may vote in person at the Meeting, (2) you may complete and sign the enclosed form of proxy appointing the named persons or another person you choose to represent you and to vote your Alcan Shares at the Meeting, or (3) you may forward your proxy electronically.

     Completing, signing and returning your form of proxy does not preclude you from attending the Meeting in person. If you do not wish to attend the Meeting or do not wish to vote in person, your proxy will be voted or be withheld from voting in accordance with your wishes as specified on your proxy. For Alcan Shareholders who are bodies corporate or associations, the form of proxy must be signed by a person duly authorized by that body corporate or association.

     To forward your proxy electronically, you must go to the following website: www.eproxyvoting.com/alcan and enter your personalized e-voting control number located on your form of proxy and follow the instructions.

     If your Alcan Shares are registered in the name of a nominee, please see “Voting by Non-Registered Alcan Shareholders” on page 16.

Q:  WHAT IF I PLAN TO ATTEND THE MEETING AND VOTE IN PERSON?

A:	If you plan to attend the Meeting and wish to vote your Alcan Shares in person at the Meeting, it is not necessary for you to complete or return the form of proxy. Your vote will be taken and counted at the Meeting. Please register with the transfer agent, CIBC Mellon, upon arrival at the Meeting. Your participation in person in a vote by ballot at the Meeting would automatically revoke any proxy that you had previously given in respect of business covered by that vote.

     Non-registered Shareholders wishing to attend the Meeting should refer to “Voting by Non-Registered Alcan Shareholders” on page 16.

Q:  WHAT HAPPENS WHEN I SIGN AND RETURN THE FORM OF PROXY?

A:	Signing the enclosed proxy gives authority to the named proxyholders on the form, or to another person you have appointed, to vote your Alcan Shares at the Meeting in accordance with the voting instructions you provide.

Q:  CAN I APPOINT SOMEONE OTHER THAN THE NAMED PROXYHOLDERS TO VOTE MY ALCAN SHARES?

A:	Yes. Write the name of your chosen person, who need not be an Alcan Shareholder, in the blank space provided in the form of proxy. It is important to ensure that any person you appoint is attending the Meeting and is aware that his or her appointment has been made to vote your Alcan Shares. Proxyholders should, upon their arrival at the Meeting, present themselves to a representative of CIBC Mellon. Please note that if you choose to forward your proxy electronically, only the named proxyholders may be appointed.

Q:  WHAT DO I DO WITH MY COMPLETED FORM OF PROXY?

A:	Return it to the transfer agent, CIBC Mellon, in the envelope provided, or forward it by telecopier to (416) 368-2502, so that it arrives no later than 5:00 p.m. EST on 21 December 2004. All Alcan Shares represented by a properly executed proxy received by CIBC Mellon prior to such time will be voted or be withheld from voting, in accordance with your instructions as specified in the proxy, on any ballot that may be called at the Meeting.

Q:  HOW WILL MY ALCAN COMMON SHARES BE VOTED IF I RETURN MY PROXY?

A:	The persons named in the form of proxy will vote or withhold from voting your Alcan Shares in accordance with your instructions. In the absence of such instructions, however, your Alcan Shares will be voted FOR the Arrangement Resolution.

Q:  IF I CHANGE MY MIND, CAN I TAKE BACK MY PROXY ONCE I HAVE GIVEN IT?

A:	Yes. An Alcan Shareholder who has given a proxy may revoke it with an instrument in writing which includes another proxy with a later date, executed by the Alcan Shareholder or by the Alcan Shareholder’s attorney authorized in writing and delivered to CIBC Mellon, 200 Queen’s Quay East, Unit 6, Toronto, Ontario, M5A 4K9, Canada or by telecopier at (416) 368-2502, no later than 5:00 p.m. EST on 21 December 2004 or to the Chairman on the day of the Meeting or any adjournment or postponement thereof.

     It should be noted that the participation in person by an Alcan Shareholder in a vote by ballot at the Meeting would automatically revoke any proxy that has been previously given by the Shareholder in respect of business covered by that vote.

Q:  WHAT IF AMENDMENTS ARE MADE TO THIS MATTER OR IF OTHER MATTERS ARE BROUGHT BEFORE THE MEETING?

A:	The persons named in the form of proxy will have discretionary authority with respect to amendments or variations to matters identified in the Notice of Meeting and to other matters which may properly come before the Meeting. As of the date of this Circular, the management of Alcan knows of no such amendment, variation or other matter expected to come before the Meeting. If any other matters properly come before the Meeting, the persons named in the form of proxy will vote on them in accordance with their best judgment.

Q:  HOW CAN I CONTACT THE TRANSFER AGENT?

A:	You can contact the transfer agent at:

     CIBC Mellon Trust Company

320 Bay Street, 3rd Floor
Toronto, Ontario, Canada M5H 4A6

Telephone:	(416) 643-5500
1-800-387-0825

(toll free throughout Canada and the United States)
Telecopier: (416) 643-5501

Q:  WHO ARE THE PRINCIPAL SHAREHOLDERS OF THE COMPANY?

A:	To the knowledge of the Directors and Executive Officers of Alcan, no person or company beneficially owns or exercises control or direction over more than 10% of any class of the outstanding Alcan Shares.

VOTING BY NON-REGISTERED ALCAN SHAREHOLDERS

Q:	IF MY ALCAN SHARES ARE NOT REGISTERED IN MY NAME BUT ARE HELD IN THE NAME OF AN INTERMEDIARY (A BANK, TRUST COMPANY, SECURITIES BROKER, TRUSTEE, ETC.), HOW DO I VOTE MY ALCAN SHARES?

A:	Non-registered or beneficial Alcan Shareholders are not personally listed in Alcan’s Share register. Their Alcan Shares are held in the name of an intermediary or a “nominee”, which is usually a trust company, securities broker or other financial institution. If you are a non-registered Alcan Shareholder, there are two ways that you can vote your Alcan Shares held in the name of your nominee:

1)	By providing voting instructions to your nominee

          Applicable securities laws require your nominee to seek voting instructions from you in advance of the Meeting. Accordingly, you will receive or have already received from your nominee either a request for voting instructions or a form of proxy for the number of Alcan Shares you hold. Every nominee has its own mailing procedures and provides its own signing and return instructions, which should be carefully followed by non-registered Alcan Shareholders to ensure that their Alcan Shares are voted at the Meeting.

2)	By attending the Meeting in person

          Alcan generally does not have access to the names of its non-registered Alcan Shareholders. Therefore, if you attend the Meeting, Alcan will have no record of your shareholdings or of your entitlement to vote unless your nominee has appointed you as proxyholder.

          If you wish to vote in person at the Meeting, insert your own name in the space provided on the request for voting instructions or form of proxy provided by your nominee to appoint yourself as proxyholder. Then follow the signing and return instructions provided by your nominee. Non-registered Alcan Shareholders who instruct their nominee to appoint themselves as proxyholders should, at the Meeting, present themselves to a representative of CIBC Mellon.

QUESTIONS & ANSWERS ON THE ARRANGEMENT

Q:  WHAT IS A PLAN OF ARRANGEMENT?

A:	A plan of arrangement is a statutory procedure under Canadian corporate law which, upon court approval being obtained, permits companies to engage in complex restructurings. A plan of arrangement is frequently used where a corporate transaction has many steps that must occur in a particular sequence that would not be practicable to organize under statutory provisions.

Q:  WHEN IS THE ARRANGEMENT LIKELY TO OCCUR?

A:	It is presently anticipated that, if approved, the Arrangement will become effective in January 2005. The Board of Directors may, however, decide to delay or not to proceed with the Arrangement despite receipt of all required approvals.

Q:	WHAT WILL I HAVE TO DO AS AN ALCAN COMMON SHAREHOLDER TO RECEIVE MY SHARE CERTIFICATES FOR NOVELIS COMMON SHARES OR CASH FOR ANY FRACTIONAL NOVELIS COMMON SHARE?

A:	Nothing. Alcan Common Shareholders will not be required to send in certificates representing Alcan Common Shares in order to receive certificates for the Novelis Common Shares or cash for any fractional interest in those shares. If the Arrangement proceeds, the certificates for the Novelis Common Shares and cash for any fractional interest in those shares will be distributed to the Alcan Common Shareholders as soon as practicable after the Distribution Record Date. From and including on the Effective Date to the Distribution Record Date, share certificates representing Alcan Common Shares will represent the New Alcan Common Shares and Novelis Common Shares to be issued to Alcan Common Shareholders under the Arrangement. The certificates representing Alcan Common Shares will be deemed for all purposes thereafter to be certificates representing New Alcan Common Shares and accordingly, no new certificates will be issued for the New Alcan Common Shares.

Q:  HOW WAS THE RATIO ESTABLISHING THE NUMBER OF NOVELIS COMMON SHARES DETERMINED?

A:	The ratio of one Novelis Common Share to five Alcan Common Shares was chosen to provide appropriate liquidity for Novelis.

Q:  WHAT ARE THE ALCAN PREFERENCE SHAREHOLDERS BEING ASKED TO VOTE ON?

A:	The Alcan Preference Shareholders are also being asked to approve the Arrangement Resolution. In order for the Arrangement to be implemented as proposed, the Arrangement Resolution must be passed without variation by the affirmative vote of at least 66 2/3% of the votes cast at the Meeting by Alcan Common Shareholders and Alcan Preference Shareholders voting as a single class, present in person or represented by proxy at the Meeting.

Q:  WHEN MUST I BE AN ALCAN COMMON SHAREHOLDER IN ORDER TO RECEIVE NOVELIS COMMON SHARES?

A:	The Novelis Common Shares will be sent to Alcan Common Shareholders of record at the close of business on the Distribution Record Date (other than those who have exercised their Dissent Right). Holders of Alcan Common Shares who sell shares over the TSX on or before the third trading day prior to the Distribution Record Date will also be selling their entitlement to receive Novelis Common Shares in the Arrangement. Holders who sell shares over the NYSE on or before the date the Novelis Common Shares certificates are delivered will also be selling their entitlement to receive Novelis Common Shares in the Arrangement. Given the nature of the Arrangement and the markets upon which Alcan Common Shares trade, Alcan Shareholders are encouraged to consult with their financial advisors regarding the specific implications of selling Alcan Common Shares before the Distribution.

Q:  WHAT WILL BE THE IMPACT OF THE ARRANGEMENT ON THE MARKET PRICE AND THE TRADING OF MY ALCAN COMMON SHARES?

A:	Alcan expects that the market price of an Alcan Common Share will be reduced to reflect the consequences of the Distribution. Alcan Common Shareholders will hold two separate freely tradable securities upon the effectiveness of the Arrangement: New Alcan Common Shares and Novelis Common Shares. The trading in the Alcan Common Shares will not be interrupted during the Arrangement process. If the Arrangement were to become effective on 1 January 2005, we expect that Alcan Common Shares would begin trading ex-distribution on the TSX at the opening of business on 4 January 2005, and ex-distribution on the NYSE at the opening of business on the trading day following the delivery of Novelis Common Share certificates.

Q:  WHEN WILL I BE ABLE TO TRADE MY NOVELIS COMMON SHARES ON THE TSX AND NYSE?

A:	If the Arrangement were to become effective on 1 January 2005, we expect that the Novelis Shares would begin trading at the opening of business on 4 January 2005 on a “regular way” basis on the TSX and on a “when issued” basis on the NYSE. We expect that the Novelis Common Shares would begin trading on a regular way basis on the NYSE at the opening of business on the trading day following the delivery of Novelis Common Share certificates.

Q:  WHO SHOULD I CONTACT IF I HAVE QUESTIONS RELATING TO THE ARRANGEMENT?

A:	Answers to many of your questions may be found in this Circular and the Prospectus, however, you may wish to consult your financial advisor or you may contact CIBC Mellon at (416) 643-5500 or 1-800-387-0825 (toll free throughout Canada and the United States) or Georgeson Shareholder Communications Canada, Inc. at 1-888-288-1076 (toll free throughout Canada and the U.S.) or +800-6790-0674 (toll free in other countries).

Q:  WHAT HAPPENS IF THE ALCAN SHAREHOLDERS DO NOT PASS THE ARRANGEMENT RESOLUTION?

A:	At a minimum, Alcan will be compelled to identify other measures to meet pending regulatory divestment requirements. See “The Arrangement — Reasons for the Arrangement”. There is no assurance that satisfactory alternative measures can be identified and implemented in a timely manner and that the assets in question would not have to be divested for a consideration below their actual fair value.

ALCAN PRIOR TO THE ARRANGEMENT

The predecessor company to what is today Alcan was incorporated on 3 June 1902. Alcan is governed by the CBCA. Its head and registered office is located at 1188 Sherbrooke Street West, Montreal, Quebec, H3A 3G2.

Alcan is the parent company of an international group involved in many aspects of the aluminum and packaging industries. Through subsidiaries, joint ventures and related companies around the world, the activities of Alcan include bauxite mining, alumina refining, production of specialty chemicals, aluminum smelting, manufacturing and recycling, flexible and specialty packaging, as well as related research and development.

On 15 December 2003, through the Pechiney Combination, Alcan acquired a majority of the shares of Pechiney, a French aluminum and packaging company, which became one of its subsidiaries. The integration of Pechiney is being actively implemented. Alcan employs 88,000 people in 58 countries and regions.

Alcan currently operates through six business groups, each responsible for different business units of which they are composed. The operating segments of Alcan are:

•	Bauxite and Alumina, headquartered in Montreal, Canada; this group comprises Alcan’s worldwide activities related to bauxite mining, alumina refining and the production of specialty aluminas, owning and/or operating eight bauxite mines and deposits in seven countries, seven smelter-grade alumina plants in five countries and seven specialty alumina plants in four countries;

•	Primary Metal, also headquartered in Montreal, Canada; this group comprises smelting operations, power generation and production of primary value-added ingot in the form of sheet ingot, extrusion billet, rod and foundry ingot, as well as engineering services and trading operations for alumina and aluminum, operating or having interests in 26 smelters in 13 countries;

•	Rolled Products Americas and Asia, headquartered in Cleveland, United States; this group produces aluminum sheet and light gauge products, operating 20 plants in five countries;

•	Rolled Products Europe, headquartered in Zurich, Switzerland; this group produces aluminum sheet including automotive, can and lithographic sheet, plate and foil stock production, operating 18 plants in seven countries;

•	Engineered Products, headquartered in Paris, France; this group produces fabricated aluminum products, including wire and cable, components for the mass transportation, automotive, building, display, electromechanical and other industrial markets, and includes sales and service centres throughout Europe, operating 140 sites (including 48 plants, 51 service centres and 37 commercial offices) in 36 countries; and

•	Packaging, also headquartered in Paris, France; this group consists of Alcan’s worldwide food flexible, foil, tobacco, pharmaceutical and personal care packaging businesses, operating 180 manufacturing facilities in 26 countries.

Reference is made to Alcan’s Form 10-K for a more detailed description of the business carried on by Alcan.

Description of Alcan Share Capital

The authorized and issued share capital of Alcan consists of an unlimited number of Alcan Common Shares, Alcan Series C Preference Shares and Alcan Series E Preference Shares. As of 19 November 2004, there were 369,739,183 Alcan Common Shares, 5,700,000 Alcan Series C Preference Shares and 3,000,000 Alcan Series E Preference Shares issued and outstanding. Reference is made to Alcan’s Form 10-K for a more detailed description of Alcan’s authorized and issued share capital.

Stock Exchange Listings, Trading Prices and Dividends

The Alcan Common Shares are listed and posted for trading on the TSX, the NYSE, and the London, Swiss and Euronext Paris stock exchanges under the stock symbol “AL”.

The following table sets out the market price range and volumes of trading of Alcan Common Shares on the TSX during the periods indicated.

	High	Low	Volume

	(CAD $)	(CAD $)	(millions)
2002
First Quarter	66.81	54.93	54,927,400
Second Quarter	63.61	52.90	52,417,900
Third Quarter	57.10	37.75	101,100,000
Fourth Quarter	50.71	36.90	60,942,800
2003
First Quarter	49.61	38.77	54,547,900
Second Quarter	44.60	39.30	49,590,700
Third Quarter	53.80	40.86	71,132,200
Fourth Quarter	64.25	49.83	67,519,700
2004
January	63.33	53.75	25,893,200
February	64.29	55.93	33,210,800
March	66.08	55.35	34,301,900
April	61.87	54.62	22,849,900
May	57.88	51.02	29,541,300
June	56.96	53.80	21,689,970
July	55.34	50.71	17,367,900
August	58.62	50.75	19,284,300
September	60.74	54.86	23,159,700
October	62.50	56.04	24,604,000
1 November to 19 November	62.80	56.24	14,555,700

On 19 November 2004, the closing price of the Alcan Common Shares on the TSX was CAD $59.81 per share.

The Alcan Series C Preference Shares and the Alcan Series E Preference Shares are listed on the TSX. The following table sets out the market price range and volumes of trading of Alcan Series C Preference Shares and Alcan Series E Preference Shares on the TSX during the periods indicated.

	Series C Preference Shares			Series E Preference Shares

	High	Low	Volume	High	Low	Volume

	(CAD $)	(CAD $)	(millions)	(CAD $)	(CAD $)	(millions)
2002
First Quarter	25.40	24.75	710,800	25.25	20.25	87,600
Second Quarter	25.40	24.85	295,900	23.00	21.35	287,100
Third Quarter	25.50	25.02	663,900	22.15	19.60	1,253,600
Fourth Quarter	25.65	24.90	285,700	20.90	20.01	190,000
2003
First Quarter	26.00	25.10	439,200	22.75	20.50	261,700
Second Quarter	26.30	25.20	195,500	23.85	22.20	486,100
Third Quarter	26.45	25.50	126,800	24.50	23.00	308,800
Fourth Quarter	26.50	25.51	271,500	25.10	23.86	499,600
2004
January	26.75	26.00	34,900	25.00	24.40	44,600
February	26.95	26.22	111,300	25.60	24.70	46,300
March	27.10	26.30	208,100	25.50	24.65	133,000
April	26.90	26.11	172,100	25.25	24.62	19,100
May	26.50	25.50	49,600	25.60	24.60	166,700
June	26.50	25.50	113,700	25.30	24.66	206,700
July	26.35	25.50	36,400	25.30	25.00	19,640
August	25.90	25.11	40,800	25.30	24.60	221,400
September	26.07	25.30	42,400	25.40	25.00	46,700
October	26.49	25.88	41,300	25.30	25.02	20,200
1 November to 19 November	26.25	25.66	57,800	25.75	25.01	16,200

On 19 November 2004, the closing prices of Alcan Series C Preference Shares and Alcan Series E Preference Shares on the TSX were CAD $25.90 and CAD $25.20 per share, respectively.

The TSX has conditionally approved the listing of the Novelis Common Shares, subject to the filing of the usual documentation. Novelis intends to apply for a listing of Novelis Common Shares on the NYSE. The TSX, the NYSE and the London, Swiss and Euronext Paris stock exchanges have confirmed that the redesignated New Alcan Common Shares will continue trading as the Alcan Common Shares following the Effective Date. The listing of the Alcan Preference Shares is not affected by the Arrangement.

Alcan does not have a stated dividend policy in respect of the Alcan Common Shares but has historically paid dividends on a quarterly basis. Dividends on the Alcan Preference Shares are paid quarterly in accordance with the terms of these shares. The per share totals for the last two fiscal years and until 20 November 2004 are as follows:

	1 January 2004
	through
	20 November 2004	2003	2002

Alcan Series C Preference Shares	CAD $1.021	CAD $1.173	CAD $1.048
Alcan Series E Preference Shares	CAD $0.766	CAD $0.880	CAD $0.787
Alcan Common Shares	$0.45	$0.60	$0.60

On 23 September 2004, the Alcan Board declared a dividend of $0.15 per share payable on 20 December 2004 to holders of Alcan Common Shares of record on 19 November 2004.

Intercorporate Relationships

The intercorporate relationships among Alcan and its subsidiaries, as of the 2003 fiscal year end, are described in Alcan’s Form 10-K.

Documents Incorporated by Reference

The following documents, filed with the securities regulators in Canada, are specifically incorporated by reference and form an integral part of this Circular:

(a)	the audited comparative financial statements of Alcan for the fiscal year ended 31 December 2002 and 2003, together with the auditors’ report thereon;

(b)	Alcan management’s discussion and analysis of financial condition and results of operations for the fiscal year ended 31 December 2003;

(c)	the unaudited comparative interim financial statements of Alcan for the nine-month period ended 30 September 2004, incorporated in Alcan’s quarterly report to shareholders;

(d)	Alcan management’s discussion and analysis of financial condition and results of operations for the nine-month period ended 30 September 2004;

(e)	the proxy circular dated 3 March 2004 with respect to the annual meeting of shareholders of Alcan held on 22 April 2004;

(f)	Alcan’s Form 10-K;

(g)	the documents filed by Alcan, with the SEC, on Form 8-K for fiscal year 2004; and

(h)	the documents filed by Alcan, with the SEC, on Form 10-Q for fiscal year 2004.

Any document of the type referred to above as well as any material change reports (excluding any confidential material change reports) filed by Alcan with the various provincial or territorial securities commissions or similar authorities in the provinces and territories of Canada after the date of this Circular and prior to the Meeting will be deemed to be incorporated by reference into this Circular.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Circular to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement will not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement or a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it is made. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Circular.

Copies of the documents incorporated herein by reference in this Circular may be obtained on SEDAR at www.sedar.com or without charge, upon request, from the Corporate Secretary of Alcan at the registered office of Alcan, 1188 Sherbrooke Street West, Montreal, Quebec, Canada, H3A 3G2, telephone: (514) 848-8000. The public may read and copy any materials that Alcan files with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may also obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC at www.sec.gov.

THE ARRANGEMENT

Under the Arrangement, Alcan will effectively transfer most of the aluminum rolled products businesses that it operates to Novelis and distribute the shares of Novelis to Alcan Common Shareholders. For more information on the steps involved in the Arrangement, see “The Arrangement — Details of the Arrangement”.

Upon the proposed Arrangement becoming effective, holders of Alcan Common Shares (other than Dissenting Shareholders) will hold five New Alcan Common Shares and one Novelis Common Share for each five Alcan Common Shares held. Under the Arrangement an Alcan Common Shareholder will not be entitled to be registered on the books of Novelis in respect of a fraction of a Novelis Common Share. All fractional interests in Novelis Common Shares otherwise issuable will be aggregated and sold by appropriately registered broker/ dealers on the TSX and each Alcan Common Shareholder otherwise entitled to receive a fractional interest will receive cash for its proportionate interest in the net proceeds of sale. Non-registered Alcan Common Shareholders will also receive cash in lieu of fractional interests in accordance with the respective procedures of the Canadian Depository for Securities and The Depository Trust Company and their respective participants. Certificates for Novelis Common Shares and cash in lieu of fractional interests will be sent to Alcan Common Shareholders entitled thereto as soon as practicable after the Distribution Record Date.

The Arrangement will not require any Alcan Common Shareholder to make any payment and will generally be effected on a tax-deferred basis in Canada for Alcan Common Shareholders who hold their shares as capital property. See “Income Tax Considerations — Certain Canadian Federal Income Tax Considerations”. Alcan Common Shareholders who are subject to United States federal income taxation should see “Income Tax Considerations — Certain United States Federal Income Tax Considerations”.

Reasons for the Arrangement

The Alcan Board of Directors has determined that the separation of most of Alcan’s rolled products businesses from the other Alcan businesses is a portfolio choice that is in the best interests of Alcan and its shareholders. The Board believes that the separation of Novelis from Alcan will provide a number of benefits to both companies, including:

•	Sharper Business Focus. The Board believes that the separation of Novelis from Alcan will enable Alcan to focus on developing its portfolio of low cost alumina and primary aluminum businesses as well as its high value-added specialty packaging, aerospace and engineered products businesses. Management believes that the separation will permit Novelis to focus on aluminum rolled products, which will allow Novelis to respond more quickly to market demands and efficiently allocate its capital, technical and human resources.

•	Independent Access to Capital. The separation will provide each of Alcan and Novelis with independent access to capital which management believes is expected to result in more focused capital allocation practices including an appropriate focused alignment of debt capacity with the individual cash generation profile of each company.

•	Targeted Incentives for Employees. Management believes that the separation will provide opportunities within each company to provide incentives to employees that more closely align their interests with the performance of the business within which they are employed.

•	Distinct Investment Profiles. Because Alcan and Novelis will operate in different industries with different business profiles, including different cash flow profiles, the shares of each company may appeal to different classes of investors. Establishing two separate equity securities will allow investors to hold a direct investment in the businesses to be operated by Novelis and to value each of Alcan and Novelis separately.

•	Sound Resolution to Regulatory Requirements. As part of the Pechiney Combination, Alcan entered into undertakings with European competition regulators that require, among other things, the ownership of Alcan’s Neuf Brisach rolling facility in France and Norf rolling facility in Germany be separated. Alcan also entered into undertakings with the United States Department of Justice (“DOJ”) that require that the ownership of the Oswego, New York rolling facility be separate from Alcan’s Ravenswood, West Virginia rolling facility. The management of Alcan believes that the separation offers a sound resolution to these regulatory requirements.

Background to the Arrangement

In 2003, Alcan initiated an evaluation of its portfolio of businesses. As part of this exercise, a strategic review of Alcan’s rolled products business was presented to the Alcan Board. A strategy was subsequently developed by management involving the separation of Novelis and Alcan into two distinct platforms with different underlying market economics. This strategy involved the spin-off of most of Alcan’s rolled products businesses into a separate legal entity, and was presented to the Alcan Board at its 14 February 2004 meeting, together with a comprehensive overview of portfolio alternatives and transaction rationale.

The Alcan Board met subsequently on 26 February 2004 to consider the separate investment theses and on 5 March 2004 to discuss the details of the possibility of executing the spin-off. On 24 March 2004, the Alcan Board received a comprehensive report on alternatives to the proposed spin-off, its potential for value creation, expected financial performance and the duties of directors in the circumstances. The Alcan Board considered the spin-off again at its 22 April 2004 meeting and on 11 May 2004 held a detailed review and discussion on the investment theses and execution plan prior to a public announcement. External financial and legal advisors were present at this meeting and reported directly to the Alcan Board. The Directors confirmed their continuing support for the project and, on 17 May 2004, held a meeting to approve the announcement of the spin-off. On 18 May 2004, the spin-off was publicly announced.

On 26 May 2004, Alcan publicly confirmed that the planned spin-off was a fundamental portfolio choice that would have the collateral benefit of achieving the separation of competing businesses and that was required to obtain the necessary competition approvals for the Pechiney Combination. Alcan and the European Commission held detailed discussions concerning the terms of and rationale for the proposed transaction and the asset composition of the entity to be spun-off. As part of its planning for the proposed spin-off, Alcan has taken into account the comments received from the European Commission. On 3 November 2004, Alcan submitted a formal approval proposal to the European Commission. In light of the progress achieved in the discussions with the European Commission to date, Alcan anticipates that the European Commission’s approval of the separation will be received.

Also on 26 May 2004, Alcan and the DOJ executed and filed with the United States District Court in Washington, D.C. an amended final judgment. The amendment recognizes that the Company’s proposed spin-off transaction provides an alternative solution to the competition law issue addressed by the existing order to divest the Ravenswood rolling facility, as described above. According to the terms of the amendment, either the sale of Ravenswood or the divestment of the Oswego rolling facility will sufficiently address the concern that prompted the DOJ to file its lawsuit. The DOJ has confirmed to Alcan that the proposed spin-off will satisfy the undertaking under the amended final judgement.

The Alcan Board reviewed the progress in relation to the proposed spin-off again at its 23 June 2004 and 23 September 2004 meetings.

On 28 September 2004, Alcan filed with the securities authorities in Canada and the United States a preliminary version of the Prospectus and the Registration Statement containing such Prospectus in connection with the spin-off of Novelis. The Prospectus describes Novelis and provides market and commercial information, as well as historical and pro forma financial data. The Prospectus and the Registration Statement will be amended prior to the Effective Date, and all amended versions of the Prospectus and the Registration Statement will be available on SEDAR at www.sedar.com and on EDGAR at www.sec.gov, respectively. If the Arrangement is approved and implemented, a final prospectus in respect of the distribution of Novelis Common Shares to Alcan Common Shareholders will be filed with the Canadian and United States securities regulators and mailed to Alcan Common Shareholders as soon as reasonably practicable after the Distribution Record Date.

The Alcan Board received a comprehensive update of the proposed separation and financial arrangements for the proposed spin-off at its 27 October 2004 meeting.

Following announcement of the spin-off, certain parties independently expressed an interest to acquire Alcan’s rolled products businesses. Management, with the assistance of Alcan’s financial advisors, engaged in confidential discussions with some of these parties, emphasizing the advantages of the Arrangement regarding value, execution certainty and timing. The best of these proposed offers were presented to the Board at its 23 November 2004 meeting. The Board considered these offers and the terms, conditions and risks attached thereto and concluded that the proposed Arrangement provided the best value creation proposition to Alcan’s Shareholders.

At a meeting of the Alcan Board on 23 November 2004, Morgan Stanley and Lazard delivered their respective opinions, confirmed in writing as of the same date, that, as of 23 November 2004 and based upon and subject to the factors and assumptions set forth in such opinions, the Distribution was fair from a financial point of view to Alcan Shareholders. Neither of the opinions addresses how Alcan Shareholders should vote in connection with the Arrangement or whether any such holder should exercise a dissent or repurchase right associated with his or her shares.

The Separation Agreement and Other Inter-Company Arrangements

In connection with the separation, Novelis and Alcan will enter into a Separation Agreement and several ancillary agreements to complete the transfer of the Separated Businesses to Novelis. The Separation Agreement will set forth the agreement between Novelis and Alcan with respect to: the principal corporate transactions required to effect the Novelis separation from Alcan, the transfer to Novelis of substantially all of the aluminum rolled products businesses operated by Alcan prior to the December 2003 acquisition of Pechiney, together with some of its alumina and primary metal-related businesses in Brazil and four former Pechiney rolling facilities in Europe; the distribution of the Novelis Common Shares to Alcan Common Shareholders; and other agreements governing the relationship between Alcan and Novelis following the separation. Under the terms of the Separation Agreement, Novelis will assume and agree to perform and fulfill all of the liabilities and obligations of the contributed businesses and of the entities through which such businesses shall be contributed, including liabilities and obligations related to discontinued rolled products businesses conducted by Alcan prior to the separation, in accordance with their respective terms.

The Separation Agreement will provide for a full and complete mutual release and discharge of all liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the separation, between or among Novelis or any of its subsidiaries, on the one hand, and Alcan or any of its subsidiaries other than Novelis, on the other hand, except as expressly set forth in the agreement.

Novelis will also agree not to engage, directly or indirectly, in any manner whatsoever, for a period of five years following the separation, in the manufacturing, production and sale of certain products for the aluminum plate and aerospace markets, unless expressly permitted to do so under the terms of the agreement.

Novelis will agree (1) not to undergo a change of control event, as defined in the Separation Agreement, for a period of 12 months following the separation, and (2) in the event of a change of control (including a change of control achieved in an indirect manner), during the four-year period following the first anniversary of the separation, to provide Alcan, within 30 days thereafter with a written undertaking of the acquirer that such acquirer shall be bound by the non-compete covenants set forth in the Separation Agreement during the remainder of the four-year period, to the same extent as if it had been an original party to the agreement.

Novelis and Alcan will enter into a transitional services agreement pursuant to which Alcan and Novelis will provide each other, on an interim transitional basis, various services such as treasury administration, selected benefits administration functions, employee compensation and information technology services.

The ancillary agreements also include commercial arrangements for the supply of metal by Alcan to Novelis, for the supply of foil by Novelis to Alcan and for the supply of alumina by Alcan to Novelis after the separation.

For a more complete description of the Separation Agreement and the ancillary agreements, please refer to the section of the Prospectus entitled “Arrangements Between Novelis and Alcan”.

Pre-Arrangement Organizational Structure

The following diagram sets out an abbreviated organizational structure immediately prior to the proposed Arrangement taking effect:

Details of the Arrangement

Before the Arrangement takes effect, Alcan has taken or will take the following preliminary steps:

•	Alcan incorporated Arcustarget, a wholly-owned subsidiary; and

•	Alcan and certain of its subsidiaries will transfer to Arcustarget the Separated Businesses.

The Arrangement will involve the following steps which shall be deemed to occur in the following order:

•	Alcan will amend its articles of incorporation to create and authorize the issuance of an unlimited number of Alcan Class A Common Shares and an unlimited number of Alcan Special Shares having the terms and conditions set out in the Plan of Arrangement.

•	Each Alcan Common Share outstanding on the Effective Date (other than any such shares in respect of which the holder has exercised Dissent Rights) will be exchanged for one new Alcan Class A Common Share and one Alcan Special Share (the Alcan Class A Common Shares to become the New Alcan Common Shares as described below).

•	Concurrent with the exchange of Alcan Common Shares, the value of a Deferred Share Unit will be determined based on Alcan Class A Common Shares (to become New Alcan Common Shares) and shall be valued based on Alcan Class A Common Shares thereafter. At the same time, there shall be an adjustment to the number of Deferred Share Units as further described in the Plan of Arrangement.

•	Also concurrent with the exchange of Alcan Common Shares, each employee and former employee of Alcan and its subsidiaries who is at that time an Alcan Optionholder, other than the Transferred Employees, will be required to exchange all existing Alcan Options held by such Alcan Optionholder for new Alcan Options granted by Alcan to acquire Alcan Class A Common Shares (to become New Alcan Common Shares).

•	The holders of Alcan Special Shares will receive one Novelis Common Share for each five Alcan Special Shares held.

•	Concurrent with the transfer of the Alcan Special Shares, each Alcan Optionholder who is a Transferred Employee will exchange all existing Alcan Options held by him or her for new Novelis Options.

•	Alcan will transfer to Novelis all of its Arcustarget Common Shares in consideration for the issuance by Novelis of Novelis Special Shares with an aggregate redemption and fair market value equal to the fair market value of the Arcustarget Common Shares at the time of such transfer.

•	Cross shareholdings of Alcan in Novelis and Novelis in Alcan will be eliminated as follows:

—	Novelis will redeem the Novelis Special Shares held by Alcan in consideration for the issuance by Novelis to Alcan of the Novelis Redemption Note in the principal amount and fair market value equal to the fair market value of the Novelis Special Shares that are redeemed.

—	Alcan will redeem the Alcan Special Shares held by Novelis in consideration for the issuance by Alcan to Novelis of the Alcan Redemption Note having a principal amount and fair market value equal to the fair market value of the Alcan Special Shares that are redeemed.

—	The Novelis Redemption Note will be set off against the Alcan Redemption Note in full satisfaction of the respective obligations under each note and the notes will be paid in full and cancelled.

•	Immediately after the redemption of the Novelis Special Shares and the Alcan Special Shares, the employment of the Transferred Employees with Alcan or its subsidiaries will be terminated and the Transferred Employees will become employees of Novelis or its subsidiaries. Each Transferred Employee who is a DSU Member will be entitled to receive a payment of the value of his or her Deferred Share Units at a date elected by the Transferred Employee, but no later than 15 December of the following calendar year.

•	The articles of incorporation of Alcan will be amended by deleting the Alcan Special Shares and the Alcan Common Shares from the share capital which Alcan is authorized to issue and to redesignate the Alcan Class A Common Shares as the new Alcan Common Shares (such redesignated Alcan common shares being referred to as the New Alcan Common Shares).

•	The articles of incorporation of Alcan will be restated and such restated articles will be filed by Alcan with the director under the CBCA.

•	The articles of incorporation of Novelis will be amended by deleting the Novelis Special Shares from the share capital which Novelis is authorized to issue and the articles of incorporation of Novelis will be restated thereafter and filed with the director under the CBCA.

•	Novelis and Arcustarget will amalgamate under the provisions of the CBCA.

•	The New Alcan Common Shares will be traded under the same ticker symbol as the current Alcan Common Shares listed on the TSX, the NYSE, as well as on the London, Swiss and Euronext Paris stock exchanges, without any other registration being required.

•	If the Arrangement were to be effective on 1 January 2005, we expect that the Novelis Common Shares would be traded on a regular way basis on the TSX and on a when issued basis on the NYSE at the opening of business on 4 January 2005.

Distribution of Novelis Common Shares and New Alcan Common Shares

Upon the Arrangement becoming effective, from and including the Effective Date to and including the Distribution Record Date, share certificates representing Alcan Common Shares will represent the New Alcan Common Shares and Novelis Common Shares to be issued to Alcan Common Shareholders under the Arrangement. As soon as practicable after the Distribution Record Date, there will be delivered to each Alcan Common Shareholder of record at the close of business in Montreal on the Distribution Record Date, certificates representing the Novelis Common Shares to which such holder is entitled pursuant to the Arrangement and cash for any fractional interest in a Novelis Common Share. The certificates representing Alcan Common Shares will be deemed for all purposes thereafter to be certificates representing New Alcan Common Shares and accordingly no new certificates will be issued for the New Alcan Common Shares.

Post-Arrangement Organizational Structure

The following diagram sets out an abbreviated organization structure immediately after giving effect to the proposed Arrangement:

Determination of the Number of Novelis Common Shares

The ratio of one Novelis Common Share to five Alcan Common Shares was chosen to provide appropriate liquidity for Novelis.

Treatment of Certain Outstanding Securities

Alcan Preference Shares

At 19 November 2004, 5,700,000 Alcan Series C Preference Shares and 3,000,000 Alcan Series E Preference Shares were outstanding. The terms of, and, subject to the exercise by Alcan Preference Shareholders of Repurchase Rights, the number of Alcan Preference Shares outstanding will not be changed by the Arrangement.

In the event that Alcan liquidates, dissolves or winds up or distributes its assets among Alcan Shareholders for the purpose of winding up its affairs, the holders of the Alcan Preference Shares will be entitled to receive, in preference to holders of the Alcan Common Shares, the sum of CAD $25 per Alcan Preference Share plus all accrued and unpaid dividends. The Alcan Preference Shares are redeemable at Alcan’s option at CAD $25 per Alcan Preference Share plus all accrued and unpaid dividends. Alcan Common Shares are subject to the rights of the holders of the Alcan Preference Shares.

Alcan believes that it will continue to have adequate financial resources to pay the regular dividends on the Alcan Preference Shares.

Share Purchase Plan and Dividend Reinvestment Plan of Alcan

Participants in the Share Purchase Plan of Alcan and the Dividend Reinvestment Plan of Alcan will participate in the Arrangement and receive one Novelis Common Share and five New Alcan Common Shares for each five Alcan Common Shares held under such plans.

Accordingly, Alcan Common Shares resulting from the reinvestment of cash dividends will be combined with a holder’s Alcan Common Shares of record on the close of business on the Distribution Record Date to calculate the entitlement of the holder to receive New Alcan Common Shares and Novelis Common Shares.

Alcan Executive Share Option Plan

As part of the Arrangement, each employee and former employee of Alcan and its subsidiaries who is an Alcan Optionholder, other than the Transferred Employees, will exchange all existing Alcan Options held by such Alcan Optionholder for New Alcan Options. The only consideration such Alcan Optionholder will receive for the disposition of his or her Alcan Options will be New Alcan Options. The number and exercise price of the New Alcan Options will be based on the trading prices of the Alcan Common Shares immediately before and the New Alcan Common Shares immediately after the Effective Date to preserve the economic value of the Alcan Options. The exercise price of the New Alcan Options will be denominated in Canadian dollars and the aggregate In the Money Amount applicable to the New Alcan Options determined immediately after the exchange will not exceed the aggregate In the Money Amount determined immediately before the exchange applicable to the Existing

Alcan Options that were the subject of the exchange by the particular Alcan Optionholder. In calculating the In the Money Amount applicable to the Alcan Options, the fair market value of the Alcan Common Shares will be computed in Canadian dollars as the volume weighted average trading price on the TSX of those shares on the last trading day immediately prior to the time of the exchange, such exchange to occur on the Effective Date. For the purposes of calculating the In the Money Amount applicable to the New Alcan Options, the fair market value of the New Alcan Common Shares will be computed in Canadian dollars as the volume weighted average trading price on the TSX of those shares on the first trading day immediately following the time of the exchange, such exchange to occur on the Effective Date. A more detailed description of the treatment of Alcan Options is described in the Plan of Arrangement.

Deferred Share Units

As part of the Arrangement, the value of a Deferred Share Unit under each of the Directors 1997 DSUP, Directors 2001 DSUP and the Executive DSUP shall be determined based on Alcan Class A Common Shares (to become New Alcan Common Shares) and shall be valued based on Alcan Class A Common Shares thereafter. At the same time, there shall be an adjustment to the number of Deferred Share Units credited to DSU Members of the Directors 1997 DSUP, Directors 2001 DSUP and the Executive DSUP and the Executive DSUP so that the value of the DSU Members’ outstanding Deferred Share Units based on Alcan Class A Common Shares after the Arrangement is the same as the value of the DSU Members’ outstanding Deferred Share Units based on Alcan Common Shares immediately before the Arrangement. A more detailed description of the treatment of Deferred Share Units, including with respect to Transferred Employees, is included in the Plan of Arrangement.

Risk Factors

The following factors relating to Alcan, in conjunction with the other information included in this Circular (including the documents incorporated by reference herein), should be carefully considered by Alcan Shareholders in evaluating the Arrangement. Please refer to the section of the Prospectus entitled “Risk Factors” for risks relating to Novelis.

Pre-Arrangement Consents and Approvals

Alcan continues to seek and obtain certain necessary consents and approvals, including those relating to certain of its financing agreements, in order to implement the Arrangement and related transactions as currently structured. In addition, Alcan has arranged, or is in the process of arranging, new financing facilities appropriate for its operations after the implementation of the Arrangement. Alcan believes that it will obtain such consents and approvals and will have effected appropriate new financing arrangements prior to the Effective Date. However, if certain approvals and consents are not received or such new financings are not finalized prior to the Effective Date, Alcan may decide to proceed nonetheless, or it may either delay or amend the implementation of all or part of the Arrangement, including possibly delaying the spin-off of one or more of certain of its subsidiaries, in order to allow sufficient time to complete such matters.

Indemnification Obligations

Alcan and Novelis have each agreed to indemnify the other for certain liabilities and obligations related to, among other things, in the case of Novelis’ indemnity, the Separated Businesses, and in the case of Alcan’s indemnity, the business retained by Alcan. These indemnification obligations could be significant. Alcan cannot determine whether it will have to indemnify Novelis for any substantial obligations after the distribution. Alcan also cannot assure that if Novelis has to indemnify Alcan for any substantial obligations, Novelis will be able to satisfy those obligations.

Trading Prices

The trading price of Alcan Common Shares is expected to be lower following the Arrangement than the trading price of Alcan Common Shares prior thereto, reflecting the disposition of the Separated Businesses and such price may fluctuate significantly for a period of time following the Arrangement. The combined trading prices of Alcan Common Shares and Novelis Common Shares received pursuant to the Arrangement may be less than, equal to or greater than the trading price of Alcan Common Shares prior to the Arrangement.

Qualification for Trading Common Shares

Canada

The issuance of the New Alcan Common Shares and the Novelis Common Shares pursuant to the Arrangement will be exempt from the registration and prospectus requirements of applicable Canadian securities legislation. In accordance with the applicable securities legislation, the New Alcan Common Shares and the Novelis Common Shares may be resold without restriction, subject to the conditions that no unusual effort is made to prepare the market for the resale or create a demand for the shares and no extraordinary commission or consideration is paid in respect of the resale and to customary restrictions applicable to distributions of securities held by control persons and persons in “special relationships” to the relevant company.

United States

The resale of New Alcan Common Shares and Novelis Common Shares generally may be effected without registration under the United States Securities Act of 1933 except for resales by affiliates of Alcan or Novelis that do not qualify for an exemption from registration. For these purposes, an “affiliate” is any person that directly or indirectly controls, or is controlled by or is under common control with such company, and the term “control” means the direct or indirect possession of the power to direct or cause the direction of the management and policies of another, whether through the ownership of voting securities, by contract or otherwise. Holders who may be affiliates for these purposes should consult their own legal advisors prior to the sale of the New Alcan Common Shares and Novelis Common Shares.

Eligibility for Investment

Eligibility of each of the New Alcan Common Shares and the Novelis Common Shares for investment by purchasers to whom any of the following statutes apply is, in certain cases, governed by criteria which such purchasers are required to establish as policies or guidelines pursuant to the applicable statute (and, where applicable, the regulations thereunder) and is subject to the prudent investment standards and general investment provisions provided therein:

Insurance Companies Act (Canada)
Trust and Loan Companies Act (Canada)
Pension Benefits Standards Act, 1985 (Canada)
Loan and Trust Corporations Act (Ontario)
Pension Benefits Act (Ontario)
Trustee Act (Ontario)
Supplemental Pension Plans Act (Quebec)
An Act respecting insurance (Quebec) for insurers other than a guarantee fund corporation	An Act respecting trust companies and savings companies (Quebec) for a trust company investing its own funds and deposits it receives and a savings company, as defined therein, which invests its funds
Loan and Trust Corporations Act (Alberta)
Insurance Act (Alberta)
Financial Institutions Act (British Columbia)
The Trustee Act (Manitoba)
The Insurance Act (Manitoba)

Assuming the New Alcan Common Shares and the Novelis Common Shares are and continue to be listed on the TSX, such shares (and the Alcan Special Shares) will be qualified investments under the Tax Act for a trust governed by a registered retirement savings plan, a registered retirement income fund, a registered education savings plan or a deferred profit sharing plan. Based in part on certificates of officers of Alcan and Novelis as to certain factual matters, such shares also should not be foreign property for purposes of Part XI of the Tax Act when issued pursuant to the Plan of Arrangement.

Expenses of the Arrangement

Alcan estimates that approximately $107 million in costs, fees and expenses will be incurred in relation to the separation of Novelis from Alcan. These costs, fees and expenses will be primarily related to financing fees, legal separation matters, professional expenses, taxes and costs of producing, printing, mailing and other shareholder communications. With the exception of the financing fee in the amount of $68 million, all these costs, fees and expenses will be borne by Alcan.

NOVELIS

Following the Distribution, Novelis will be the world’s leading aluminum rolled products corporation, based on 2003 rolled products shipment volume. With operations on four continents comprised of 38 operating facilities in 12 countries, Novelis would be the only company of its size and scope focused solely on aluminum rolled products markets and capable of local supply of technically sophisticated products in all of these geographic regions. For more information on Novelis, please see the Prospectus.

Description of Novelis Share Capital

Authorized and Outstanding Share Capital

The authorized share capital of Novelis consists of an unlimited number of Novelis Special Shares issuable in series, an unlimited number of Novelis First Preferred Shares issuable in series, an unlimited number of Novelis Second Preferred Shares issuable in series and an unlimited number of Novelis Common Shares. The Novelis Special Shares have been created for the purposes of the Arrangement. They will be cancelled as part of the Arrangement and the articles of incorporation of Novelis will be restated thereafter.

Description of Novelis Common Shares

The Novelis Common Shares are subject to the rights, privileges, restrictions and conditions attaching to any of the Novelis First Preferred Shares, the Novelis Second Preferred Shares and shares of any other class ranking senior to the Novelis Common Shares that may be issued in the future.

Holders of the Novelis Common Shares are entitled to one vote per common share at all meetings of Novelis Shareholders, to participate ratably in any dividends which may be declared on the Novelis Common Shares by the Novelis Board of Directors and, in the event of the dissolution of Novelis, to the remaining property of Novelis. The Novelis Common Shares have no pre-emptive, redemption or conversion rights.

Novelis Common Shareholders are also entitled to rights and privileges under the shareholder rights plan summarized below.

The Novelis Common Shares are further described in the Plan of Arrangement.

Description of the Novelis Preferred Shares

The Novelis First Preferred Shares and Novelis Second Preferred Shares are issuable in series, each series consisting of such number of shares and having such provisions as may be determined by the Novelis Board of Directors prior to issuance.

Holders of Novelis Preferred Shares are not entitled to receive notice of, or to attend, any meeting of Novelis Shareholders and are not entitled to vote at any such meeting, except to the extent otherwise provided in the Novelis articles of incorporation in respect of any series of Novelis Preferred Shares. With respect to any meeting of Novelis Shareholders at which, notwithstanding the foregoing, holders of Novelis First Preferred Shares or Novelis Second Preferred Shares are required or entitled by law to vote separately as a class, each holder of such preferred shares of any series is entitled to cast in respect of each such share held, that number of votes which is equal to the quotient obtained by dividing the total consideration received for the issuance of all the outstanding shares of such series by the number of such outstanding shares.

The Novelis First Preferred Shares of each series rank equally with the Novelis First Preferred Shares of all other series and will rank ahead of the Novelis Second Preferred Shares, which in turn rank ahead of the Novelis Common Shares and any other class of shares ranking subordinate to the Novelis Second Preferred Shares with respect to the return of capital and the payment of dividends in the event of liquidation, dissolution or winding-up of Novelis or other distribution of assets or property of Novelis.

Holders of the Novelis Preferred Shares are entitled to receive dividends in such amounts and at such intervals as may be determined by the Novelis Board of Directors in respect of each series.

Shareholder Rights Plan

The initial Novelis Board of Directors will approve a plan whereby each of the Novelis Common Shares carries one right to purchase additional Novelis Common Shares. The terms of the rights will be contained in an agreement called the shareholder rights agreement, made between Novelis and CIBC Mellon, which is the rights agent under the agreement. The agreement is governed by the laws of Ontario and Canada. The rights expire in 2014, subject to re-confirmation at the annual meetings of Novelis shareholders in 2008 and 2011.

The rights under the plan are not currently exercisable, nor may they be separated from the Novelis Common Shares. Subject to specified exceptions and qualifications, on the tenth business day after the first to occur of:

•	the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 20%; or more of Novelis outstanding voting shares; or

•	a bid to acquire 20% or more of Novelis outstanding voting shares,

holders of rights, with the exception of the acquiring or bidding party, will be entitled to purchase from Novelis, upon payment of the exercise price (currently $200), the number of Novelis Common Shares that can be purchased for double the exercise price, based on the market value of Novelis Common Shares at the time the rights become exercisable. At and after such time the rights will also be transferable separately from the Novelis Common Shares. The exercise price mentioned above is subject to adjustment according to the terms of the rights plan to account for, among other things, adjustments to the Novelis Common Shares such as stock splits, stock dividends and distributions to the Novelis shareholders.

The rights agreement has a permitted bid feature which allows a take-over bid to proceed without the rights becoming exercisable, provided that the bid meets specified minimum standards of fairness and disclosure, even if the Novelis Board of Directors does not support the bid.

The rights may be redeemed by the Novelis Board of Directors prior to the expiration or reauthorization of the rights agreement, with the prior consent of the holders of rights or the Novelis Common Shares, for $0.01 per right. In addition, under specified conditions, the Novelis Board of Directors may waive the application of the rights agreement for particular share acquisitions or take-over bids, and in that event the Novelis Board of Directors will be deemed to have elected to redeem the rights at $0.01 per right.

Directors and Officers of Novelis

As described in the Prospectus, the Board of Directors of Novelis is expected to be composed of between nine and 15 directors. The following list sets forth information as to persons who are currently expected to serve as Novelis directors and officers. Other prospective directors may be announced in the coming weeks. For more information, please refer to “Management — Our directors and executive officers” in the Prospectus.

Directors

Brian W. Sturgell, please see “Officers” below.

Jacques Bougie, O.C., 57, was president and chief executive officer of Alcan from 1993 to 2001 and was president and chief operating officer of Alcan from 1989 to 1993. He is chairman of the International Advisory Council of CGI Group Inc. and is a director of NOVA Chemicals Corporation, McCain Foods Ltd., RONA Inc. and Abitibi Consolidated Inc.

Clarence J. Chandran, 55, is chairman of the Chandran Family Foundation Inc. He retired as president, business process services, of CGI Group Inc. in 2004 and retired as chief operating officer of Nortel Networks Corporation in 2001. Mr. Chandran is also a director of MDS Inc., and chairman of the board of directors of Conros Corporation.

C. Roberto Cordaro, 54, is president, chief executive officer and has been a director of Nuvera Fuel Cells, Inc. since 2002. He was chief executive officer of the Motor Coach Industries International from 2000 to 2001 and was executive vice president of Cummins Inc. from 1996 to 1999.

Helmut Eschwey, 55, has been chairman of the board of management of Heraeus Holding GmbH in Germany since 2003. Prior to that, Dr. Eschwey was the head of the plastics technology business at SMS AG from 1994. Before he joined SMS AG, he held management positions at Freudenberg Group of Companies, Pirelli & C. S.p.A. and the Henkel Group.

Suzanne Labarge, 58, retired as vice chairman and chief risk officer of the Royal Bank of Canada in September 2004. She was executive vice president, corporate treasury, of the Royal Bank of Canada from 1995 to 1998.

William T. Monahan, 57, is the retired chairman and chief executive officer of Imation Corporation, where he served in that capacity from its spin-off from 3M Co. in 1996 to May of 2004. Prior to that, he held numerous executive positions at 3M, including group vice president, senior vice president of 3M Italy and the vice president of the data storage division. Mr. Monahan is a director of Pentair, Inc., Hutchinson Technology Inc. and Mosaic, Inc.

J.E. Newall, O.C., 69, will be the Non-Executive Chairman of the Novelis Board of Directors. Prior to that, Mr. Newall had been on the Alcan Board of Directors since 1985. Mr. Newall has been Chairman of the board of directors of NOVA Chemicals Corporation since 1998 and of Canadian Pacific Railway Limited since 2001. He was Vice Chairman and Chief Executive Officer of Nova Corporation from 1991 to 1998. He is also a director of Maple Leaf Foods Inc. and the Royal Bank of Canada.

Rudolf Rupprecht, 63, has been chairman of the executive board of MAN AG in Germany since 1996. Prior to that, Dr. Rupprecht occupied various supervisory board positions within that company which he joined in 1966. Dr. Rupprecht is also a member of the supervisory boards of Salzgitter AG and WalterBau AG and is chairman of the supervisory board of SMS GmbH.

Edward Yang, 58, is chief executive officer of the Netstar Group of Companies. Currently, Mr. Yang is operating partner at ING Barings Private Equity Partners Asia. Prior to his current role, Mr. Yang was also corporate senior vice president and president of Asia Pacific at EDS Corporation from 1992 to 2000.

Officers

Novelis will be managed as one global rolling business with four (4) regional business groups (North America, Europe, Asia and South America). The members of Novelis’s executive management team will report directly to Brian W. Sturgell. The individuals and their roles in the new company are as follows:

Brian W. Sturgell, 55, will be the Chief Executive Officer and a Director of Novelis following the separation. Mr. Sturgell has 31 years of experience in the aluminum business and has worked for Alcan for the past 15 years. Since January 2002, Mr. Sturgell has been Executive Vice President and a member of the Office of the President, at Alcan, and responsible for Alcan’s Rolled Products Americas and Asia, Rolled Products Europe and Packaging business groups. In this role, he oversaw the global operations of Alcan’s rolled products and packaging businesses.

Martha Finn Brooks, 45, will be the Chief Operating Officer of Novelis following the separation. Ms. Brooks joined Alcan as President and Chief Executive Officer of Alcan’s Rolled Products Americas and Asia business group in August 2002. Ms. Brooks leads three of Alcan’s business units, namely North America, Asia and South America.

Geoffrey P. Batt, 56, will be the Chief Financial Officer of Novelis following the separation. Mr. Batt retired from Alcan in January 2004 after a 29-year career as a senior financial manager with Alcan.

Christopher Bark-Jones, 58, will be President of the European operations of Novelis following the separation. Mr. Bark-Jones has been President and Chief Executive Officer, Alcan Rolled Products, Europe since January 2002. He has held several positions with Alcan, and was chairman and chief executive officer of Indian Aluminum Company, Limited from 1998 to 2000.

Kevin Greenawalt, 47, will be President of Novelis North American operations following the separation. From April 2004, Mr. Greenawalt has been President, Rolled Products North America of Alcan. Mr. Greenawalt has been with Alcan since 1983, holding various managerial positions in corporate and business planning, operations planning, manufacturing, sales and business unit management.

Jack Morrison, 52, will be President of Novelis Asian operations following the separation. Since June 2000, he has been President, Rolled Products Asia and Chief Executive Officer of Alcan Taihan Aluminum Limited. Mr. Morrison has been responsible for Aluminium Company of Malaysia since November 2001. Mr. Morrison has over 30 years experience in the aluminum industry having worked for Alcoa Inc. prior to joining Alcan in 1981.

Antonio Tadeu Coelho Nardocci, 47, will be President of Novelis South American operations following the separation. Mr. Nardocci joined Alcan in 1980. From March 2002, he was President, Rolled Products South America. Prior to that, he was Vice President and Managing Director of Alcan Nikkei, in Malaysia.

Pierre Arseneault, 48, will be the Vice President, Strategic Planning and Information Technology of Novelis following the separation where he will be responsible for developing Novelis’ global strategic planning efforts and leading the organization’s information technology function. Mr. Arseneault joined Alcan in 1981. Mr. Arseneault has been Vice President of Alcan since December 2003. In his 23 years with Alcan, he has held different key positions.

David Godsell, 49, will be the Vice President, Human Resources and Environment, Health and Safety of Novelis following the separation. In this position, he will have global responsibilities for all aspects of the organization’s human resource function as well as environment, health and safety. Mr. Godsell joined Alcan in 1979. Since 1996, Mr. Godsell has been Vice President of Human Resources and Environment, Health and Safety for Alcan Rolled Products Americas and Asia.

Brenda D. Pulley, 46, will be the Vice President, Corporate Affairs and Communications of Novelis following the separation where she will have global responsibility for the organization’s corporate affairs and communication efforts, which include branding, strategic planning, and internal and external communications. Ms. Pulley was Vice President, Corporate Affairs and Government Relations of Alcan from September 2000 to 2004.

Jo-Ann Longworth, 43, will be the Vice President and Controller of Novelis following the separation. Prior to the separation, Ms. Longworth was Vice President and Business Finance Director for Rolled Products Americas and Asia in Cleveland, Ohio, United States. Ms. Longworth joined Alcan in 1989 and has progressed through a series of financial positions with several Alcan businesses.

Stock Exchange Listings of Novelis Common Shares

The TSX has conditionally approved the listing of the Novelis Common Shares, subject to the filing of the usual documentation. Novelis intends to apply to list the Novelis Common Shares on the NYSE.

Dividend Policy

Subject to applicable law, Alcan expects that the Novelis Board of Directors will adopt a policy of quarterly dividend payments on the Novelis Common Shares. Alcan expects that the ultimate decision and dividend rate will be established by the Novelis Board of Directors and will depend on, among other things, Novelis’ financial resources, cash flows generated by its business, its cash requirements and other relevant factors.

Additional Information on Novelis

Additional information on Novelis is provided in the Prospectus.

ALCAN FOLLOWING THE ARRANGEMENT

Description of Business

After the Effective Date, Alcan, with its local headquarters and executive offices in Montreal, Canada, will continue to have a strong position in bauxite and alumina, aluminum production, aerospace and engineered product businesses, as well as a world-leading flexible and specialty packaging business.

Pro Forma Financial Statements

To assist the Shareholders in assessing the Arrangement and its impact on Alcan, the unaudited pro forma consolidated balance sheet of Alcan as at 30 September 2004 and the unaudited pro forma consolidated statements of income for the year ended 31 December 2003 and for the nine months ended 30 September 2004, all of which give pro forma effect to the Arrangement, are included as Schedule G to this Circular.

OPINION OF MORGAN STANLEY

The Alcan Board retained Morgan Stanley to provide financial advice to it with respect to the Arrangement. Morgan Stanley was selected by the Alcan Board to act as Alcan’s financial advisor based on Morgan Stanley’s qualifications, experience and reputation and its knowledge of the business and affairs of Alcan. Morgan Stanley delivered to the Alcan Board a written opinion on 23 November 2004 that as of such date and based upon and subject to factors and assumptions set forth in the opinion, the Distribution was fair, from a financial point of view, to Alcan Shareholders.

The opinion provided to the Alcan Board is set out in Schedule E. The opinion is not, and should not be construed as, a valuation of Alcan, the Separated Businesses or Novelis, or any of their respective assets or securities thereof, or an opinion or recommendation by Morgan Stanley as to how Alcan Shareholders should vote at the Meeting. Alcan Shareholders are urged to, and should, read the opinion carefully and in its entirety.

Alcan has agreed to pay Morgan Stanley a fee for financial advisory services in connection with the Arrangement, those services including providing the opinion referred to above. In addition, Alcan has agreed to reimburse Morgan Stanley for reasonable expenses, including the reasonable fees and disbursements of its counsel, and has agreed to indemnify Morgan Stanley in respect of certain liabilities which may be incurred by Morgan

Stanley in connection herewith or contribute to payments that Morgan Stanley may be required to make in respect thereof. In addition, Morgan Stanley will be providing financing services to Alcan and Novelis as it relates to the initial capitalization of Novelis and will be receiving fees for the rendering of such services from Alcan or Novelis.

During the past two years, Morgan Stanley has provided financial advisory and financing services to Alcan and its subsidiaries and has received customary fees in connection with such services. In addition to the various financial advisory and related services provided to Alcan and its subsidiaries during the past two years, Morgan Stanley may be expected to provide further similar services in the future.

OPINION OF LAZARD

The Alcan Board retained Lazard to provide financial advice to it with respect to the Arrangement. Lazard was selected by the Alcan Board to act as Alcan’s financial advisor based on Lazard’s qualifications, experience and reputation and its knowledge of the business and affairs of Alcan. Lazard delivered to the Alcan Board a written opinion on 23 November 2004 that as of such date and based upon and subject to factors and assumptions set forth in the opinion, the Distribution was fair from a financial point of view to Alcan Shareholders.

The opinion provided to the Alcan Board is set out in Schedule F. The opinion is not, and should not be construed as, a valuation of Alcan, the Separated Businesses or Novelis, or any of their respective assets or securities thereof, or an opinion or recommendation by Lazard as to how Alcan Shareholders should vote at the Meeting. Alcan Shareholders are urged to, and should, read the opinion carefully and in its entirety.

Alcan has agreed to pay Lazard or its affiliates a fee for financial advisory services in connection with the Arrangement, those services including providing the opinion referred to above. In addition, Alcan has agreed to reimburse Lazard for reasonable expenses, including the reasonable fees and disbursements of its counsel, and has agreed to indemnify Lazard and its affiliates in respect of certain liabilities which may be incurred by them in connection herewith or contribute to payments that they may be required to make in respect thereof.

During the past two years, Lazard and its affiliates have provided financial advisory services to Alcan and its subsidiaries and have received customary fees in connection with such services. In addition to the various financial advisory services provided to Alcan and its subsidiaries during the past two years, Lazard may provide further services in the future. Alcan’s President and Chief Executive Officer is also a member of the Lazard Canada Corporation Roundtable. He does not receive any fees in connection with such membership.

RECOMMENDATION OF THE ALCAN BOARD OF DIRECTORS

The Alcan Board, having considered, among other things, the reasons for the Arrangement, alternatives thereto and the opinions of its advisors, has unanimously approved the Arrangement, the terms of the Separation Agreement and the transactions contemplated thereby and unanimously recommends that the Alcan Shareholders vote FOR the Arrangement Resolution.

DISSENT RIGHTS

Dissent Right

Pursuant to the Interim Order, Alcan Common Shareholders are entitled to dissent from the Arrangement Resolution and obtain the repurchase of their Common Shares in the manner provided by Section 190 of the CBCA, the Interim Order and the Plan of Arrangement.

Any Dissenting Shareholder will be entitled, in the event the Arrangement becomes effective, to be paid by Alcan the fair value of the Alcan Common Shares, for each Alcan Common Share (the “Dissent Shares”) held by such Dissenting Shareholder, determined as at the close of business on the Business Day immediately preceding the Meeting. There can be no assurance that a Dissenting Shareholder will receive consideration for its shares of equal value to the consideration that such Dissenting Shareholder would have received upon completion of the Arrangement.

An Alcan Common Shareholder who wishes to dissent must provide to Alcan, at or before the Meeting (by delivery to the Corporate Secretary of Alcan at its registered office located at 1188 Sherbrooke Street West, Montreal, Quebec H3A 3G2 or lodging with the chairman of the Meeting no later than the time of the Meeting), a written objection to the Arrangement Resolution (a “Dissent Notice”). The filing of a Dissent Notice does not deprive a Shareholder of the right to vote; however, a Shareholder who has submitted a Dissent Notice and who votes in favour of the Arrangement Resolution will no longer be considered a Dissenting Shareholder with respect to shares voted in favour of the Arrangement Resolution. Alcan will not assume that a vote against the Arrangement Resolution constitutes a Dissent Notice. There is no right of partial dissent and, accordingly, a Dissenting Shareholder may only dissent with respect to all shares of a class held by it on behalf of any one beneficial owner and which are registered in the name of the Dissenting Shareholder.

Alcan will, within ten days after adoption of the Arrangement Resolution, notify each Dissenting Shareholder that the Arrangement Resolution has been adopted. Such notice will not be sent to any Shareholder who voted for the Arrangement Resolution or who has withdrawn its Dissent Notice.

A Dissenting Shareholder must, within 20 days after the Dissenting Shareholder receives notice that the Arrangement Resolution has been adopted or, if the Dissenting Shareholder does not receive such notice, within 20 days after the Dissenting Shareholder learns that the Arrangement Resolution has been adopted, send to Alcan a written notice (a “Payment Demand”) containing its name and address and a demand for payment with respect to such shares. Within 30 days after a Payment Demand, the Dissenting Shareholder must send to the Corporate Secretary of Alcan at the same address as above, the certificates representing the Dissent Shares in respect of which it dissented. A Dissenting Shareholder who fails to send the certificates representing the Dissent Shares in respect of which he or she dissented forfeits its right to make a claim. CIBC Mellon will endorse on share certificates received from a Dissenting Shareholder a notice that the holder is a Dissenting Shareholder and will forthwith return the share certificates to the Dissenting Shareholder.

On filing a Payment Demand, a Dissenting Shareholder ceases to have any rights as a Shareholder, other than the right to the payment described above, except where:

(i)	the Dissenting Shareholder withdraws its Payment Demand before Alcan makes an offer to the Dissenting Shareholder;

(ii)	Alcan fails to make an offer as hereinafter described and the Dissenting Shareholder withdraws its Payment Demand; or

(iii)	the Alcan Board revokes the Arrangement Resolution.

If the Arrangement Resolution is revoked, Alcan will reinstate the Dissenting Shareholder’s rights as a Shareholder.

Alcan will, not later than seven days after the later of the Effective Date or the date on which Alcan received the Payment Demand of a Dissenting Shareholder, send to each Dissenting Shareholder who has sent a Payment Demand with respect to Alcan Common Shares to Alcan, a written offer to pay (“Offer to Pay”) an amount considered by the Alcan Board of Directors to be the fair value thereof, accompanied by a statement showing the manner in which the fair value was determined. Alcan will pay for the Dissent Shares of a Dissenting Shareholder within ten days after an Offer to Pay has been accepted by a Dissenting Shareholder, but any such Offer to Pay lapses if Alcan does not receive an acceptance thereof within 30 days after the Offer to Pay has been made.

If Alcan fails to make an Offer to Pay for the Dissent Shares of a Dissenting Shareholder, or if a Dissenting Shareholder fails to accept an offer that has been made, Alcan may, within 50 days after the Effective Date or within such further period as a court may allow, apply to a court to fix the payment to be made for the Dissent Shares of Dissenting Shareholders. If Alcan fails to apply to a court, a Dissenting Shareholder may apply to a court for the same purpose within a further period of 20 days or within such further period as a court may allow. A Dissenting Shareholder is not required to give security for costs in such an application.

Upon an application to a court, all Dissenting Shareholders whose Dissent Shares have not been purchased by Alcan will be joined as parties and bound by the decision of the court, and Alcan will be required to notify each affected Dissenting Shareholder of the date, place and consequences of the application and of its right to appear and be heard in person or by counsel. Upon any such application to a court, the court may determine whether any person is a Dissenting Shareholder who should be joined as a party, and the court will then decide on the payment to be made by Alcan for the Dissent Shares of all Dissenting Shareholders. The final order of a court will be rendered against Alcan in favour of each Dissenting Shareholder and for the amount to be paid for its Dissent Shares as fixed by the court.

The above is only a summary of the Dissenting Shareholder procedure set forth in the CBCA, the Interim Order and the Plan of Arrangement, which is technical and complex. It is suggested that any Alcan Shareholder wishing to avail itself of its Dissent Right seek its own legal advice as failure to comply strictly with the procedure set forth in the CBCA, the Interim Order and the Plan of Arrangement may prejudice its rights. For a general summary of certain Canadian federal income tax implications and United States federal tax considerations to a Dissenting Shareholder, see “Income Tax Considerations”.

Repurchase Right

Pursuant to the Interim Order, Alcan Preference Shareholders are entitled to dissent from the Arrangement Resolution and obtain the repurchase of their Alcan Preference Shares in the manner provided by the Interim Order and the Plan of Arrangement.

Any Repurchased Shareholder will be entitled, in the event the Arrangement becomes effective, to be paid by Alcan an amount of CAD $25 plus any accrued dividend on such Alcan Preference Shares, for each Alcan Preference Share (the “Repurchased Shares”) held by such Repurchased Shareholder determined as at the close of business on the Business Day immediately preceding the Meeting (the “Repurchase Price”).

An Alcan Preference Shareholder who wishes to exercise his or her Repurchase Right must provide to Alcan, at or before the Meeting (by delivery to the Corporate Secretary of Alcan at its registered office located at 1188 Sherbrooke Street West, Montreal, Quebec H3A 3G2 or lodging with the chairman of the Meeting no later than the time of the Meeting), a written objection to the Arrangement Resolution (a “Repurchase Notice”). The filing of a Repurchase Notice does not deprive an Alcan Preference Shareholder of the right to vote; however, an Alcan Preference Shareholder who has submitted a Repurchase Notice and who votes in favour of the Arrangement Resolution will no longer be considered a Repurchased Shareholder with respect to Alcan Preference Shares voted in favour of the Arrangement Resolution. Alcan will not assume that a vote against the Arrangement Resolution constitutes a Repurchase Notice. There is no right of partial dissent and, accordingly, a Repurchased Shareholder may only dissent with respect to all Alcan Preference Shares of a class held by it on behalf of any one beneficial owner and which are registered in the name of the Repurchased Shareholder.

Alcan will, within ten days after adoption of the Arrangement Resolution, notify each Repurchased Shareholder that the Arrangement Resolution has been adopted. Such notice will not be sent to any Alcan Preference Shareholder who voted for the Arrangement Resolution or who has withdrawn its Repurchase Notice.

A Repurchased Shareholder must, within 20 days after the Repurchased Shareholder receives notice that the Arrangement Resolution has been adopted or, if the Repurchased Shareholder does not receive such notice, within 20 days after the Repurchased Shareholder learns that the Arrangement Resolution has been adopted, send to Alcan a written notice (a “Payment Demand”) containing its name and address, the number and class of Alcan Preference Shares in respect of which the Repurchased Shareholder dissented, and a demand for payment with respect to such shares. Within 30 days after a Payment Demand, the Repurchased Shareholder must send to the Corporate Secretary of Alcan at the same address as above, the certificates representing the Dissent Shares in respect of which it dissented. A Repurchased Shareholder who fails to send the certificates representing the Repurchased Shares in respect of which he or she dissented forfeits its right to make a claim.

On filing a Payment Demand, a Repurchased Shareholder ceases to have any rights as an Alcan Preference Shareholder, other than the right to the payment described above, except where:

(i)	the Repurchased Shareholder withdraws its Payment Demand before Alcan pays the Repurchase Price;

(ii)	Alcan fails to pay the Repurchase Price as hereinafter described and the Repurchased Shareholder withdraws its Payment Demand; or

(iii)	the Alcan Board revokes the Arrangement Resolution.

If the Arrangement Resolution is revoked, Alcan will reinstate the Repurchased Shareholder’s rights as an Alcan Preference Shareholder.

Alcan will, not later than seven days after the later of the Effective Date or the date on which Alcan received the Payment Demand of a Repurchased Shareholder, send to each Repurchased Shareholder who has sent a Payment Demand with respect to Alcan Preference Shares, a cheque in an amount corresponding to the Repurchase Price.

The above is only a summary of the Repurchased Right procedure set forth in the Interim Order and the Plan of Arrangement, which is technical and complex. It is suggested that any Alcan Shareholder wishing to avail itself of its Repurchase Right seek its own legal advice as failure to comply strictly with provisions of the Interim Order and the Plan of Arrangement may prejudice its rights. For a general summary of certain Canadian federal income tax implications and United States federal income tax considerations to a Repurchased Shareholder, see “Income Tax Considerations”.

REGULATORY AND OTHER MATTERS

Canadian Tax Ruling

The obligations of the parties to the Separation Agreement to complete the Arrangement are conditional upon receipt of the Canadian Tax Ruling, in form and substance satisfactory to Alcan, confirming that, based on the current provisions of the Tax Act, the regulations thereunder, and the Tax Proposals, the proposed Arrangement and related transactions will be treated for purposes of the Tax Act as a tax-deferred “butterfly” reorganization pursuant to paragraph 55(3)(b) of the Tax Act with no material Canadian federal income tax payable by any of Alcan, Novelis or their affiliates or Alcan Common Shareholders who hold their Shares as capital property.

Other Regulatory Approvals

Certain steps of the Arrangement may be considered as transactions subject to the requirements of Rule 61-501 of the OSC and Policy Q-27 of the AMF. However, the minority approval and formal valuation requirements of Rule 61-501 and Policy Q-27 do not apply to these transactions or an exemption from these requirements is available.

Shareholder Approval

The Interim Order provides that, for the Arrangement to be implemented, the Arrangement Resolution must be passed, with or without variation, by at least 66 2/3% of the votes cast by Alcan Common Shareholders and Alcan Preference Shareholders, voting as a single class, present in person or represented by proxy at the Meeting.

Court Approval

An Arrangement under the CBCA requires court approval. Prior to mailing this Circular, Alcan obtained the Interim Order providing for the calling and holding of the Meeting and certain other procedural matters. The Interim Order further provides that any Alcan Shareholder wishing to contest the manner in which the Meeting will be held or any vote taken at the Meeting shall do so at the latest by 10 December 2004. Any such contestation shall be dealt with by the Court before the date of the Meeting.

Following approval of the Arrangement by the Alcan Shareholders at the Meeting, Alcan will make application to the Court for the Final Order. A copy of the Motion for the Final Order is attached as Schedule B to this Circular. All Alcan Shareholders who wish to participate or be represented or to present evidence or arguments at the hearing for the Final Order may do so, subject to filing a notice of appearance with the Court, serving this notice on Alcan and satisfying certain other requirements. In hearing the Motion for the Final Order, the Court will consider, among other things, the fairness and reasonableness of the Arrangement to the Alcan Shareholders. The Court may approve the Arrangement either as proposed or as amended in any manner the Court may direct, subject to compliance with such terms and conditions, if any, as the Court thinks fit.

Other Conditions to the Arrangement

In addition to receipt of the approvals, rulings and orders noted above, certain conditions set out in the Separation Agreement will have to be satisfied before the Arrangement becomes effective, including:

•	the Novelis Common Shares to be distributed pursuant to the Arrangement shall have been accepted for listing on the TSX and the NYSE subject to compliance with normal listing requirements;

•	no order or other legal restraint or prohibition preventing the consummation of the Arrangement or any of the transactions contemplated by the Separation Agreement or any ancillary agreement thereto shall be threatened, pending or in effect;

•	any consents and governmental authorization necessary to complete the Arrangement shall have been obtained and be in full force and effect;

•	the Alcan Board shall have approved the Arrangement and shall not have abandoned, deferred or modified the Arrangement at any time prior to the Effective Date;

•	the Separation Agreement will not have been terminated as provided therein.

Certain of the conditions described above may be waived in whole or in part by Alcan or Novelis, as applicable.

Upon the foregoing conditions being fulfilled or waived, it is anticipated that Articles of Arrangement will be filed with the director under the CBCA in order that the director may issue the Certificate of Arrangement to give effect to the Arrangement. Simultaneously, the various other documents necessary to consummate the transactions contemplated under the Separation Agreement will be executed and delivered.

In the event that the Arrangement is not approved by the Alcan Shareholders or the Court, or that the other conditions precedent to the Arrangement are not fulfilled or waived, the Arrangement will not proceed.

Final Board Authority

Notwithstanding the adoption of the Arrangement Resolution, the Arrangement shall take effect only at such time as determined by further resolution of the Board of Directors, which shall also have the authority to revoke the Arrangement Resolution at any time prior to the issuance of the Certificate of Arrangement, without further approval of the Alcan Shareholders. If the Board of Directors decides to proceed with the Arrangement, Articles of Arrangement must be filed on or before 28 April 2005.

INCOME TAX CONSIDERATIONS

Canadian Tax Ruling Application

The respective obligations of the parties to the Separation Agreement to complete the Arrangement are conditional upon the receipt of, among other things, the Canadian Tax Ruling, which Alcan has requested, in form and substance satisfactory to Alcan. The advance income tax ruling and opinion process permits a taxpayer to obtain confirmation in advance as to the Canadian federal income tax consequences of one or more proposed transactions. The principal purpose of requesting the Canadian Tax Ruling is to obtain confirmation from the CRA that the Arrangement will qualify as a tax-deferred “butterfly” reorganization pursuant to paragraph 55(3)(b) of the Tax Act, thereby not imposing any material current Canadian federal income tax on any of Alcan, Novelis or their affiliates or, in general, Alcan Common Shareholders who hold their shares as capital property (see “Certain Canadian Federal Income Tax Considerations” below). Advance income tax rulings are issued by the CRA in respect of provisions of the Tax Act as enacted as of the date of the ruling and are binding upon the CRA provided the material facts presented are accurately stated and the transactions are implemented as disclosed to the CRA. Opinions are provided by the CRA in respect of Tax Proposals and are non-binding. It is not certain that any Tax Proposals will be enacted in the form announced or at all. Similar policies and procedures apply to any other tax rulings that Alcan requests from other taxation authorities.

Certain Canadian Federal Income Tax Considerations

In the opinion of Ogilvy Renault, counsel to Alcan and its affiliates in respect of the Arrangement and related transactions, the following summaries fairly present the principal Canadian federal income tax considerations relating to the Arrangement generally applicable to Alcan Common Shareholders and Alcan Preference Shareholders who, at all relevant times and for the purposes of the Tax Act, hold their Alcan Common Shares and Alcan Preference Shares, and will hold all other shares discussed in the following summaries, as capital property and deal at arm’s length with, and are not affiliated with, Alcan and Novelis.

Shares generally will constitute capital property to a holder thereof unless such shares are held in the course of carrying on a business of buying and selling shares or have been acquired in a transaction or transactions considered to be an adventure or concern in the nature of trade. Certain Alcan Shareholders who are resident of Canada for purposes of the Tax Act whose shares might not otherwise qualify as capital property may be entitled to make an irrevocable election in accordance with subsection 39(4) of the Tax Act to have such shares, and any other “Canadian security” (as defined in the Tax Act) owned in the taxation year in which the election is made and all subsequent taxation years, deemed to be capital property. Alcan Shareholders who do not hold their shares as capital property should consult their own tax advisors regarding their particular circumstances.

The Tax Act contains certain provisions applicable to certain financial institutions and provisions applicable to taxpayers in which an interest is a tax-shelter investment. The following summaries do not take into account these provisions. Alcan Shareholders who are or may be subject to these provisions should consult their own tax advisors.

An Alcan Common Shareholder or Alcan Preference Shareholder who acquired or was deemed to have acquired such shares in one or more non-arm’s length transactions from a person who held such shares at any time prior to 1972 should consult his own tax advisors as to the impact of certain transitional rules on the following description of the Canadian federal income tax consequences described below. The transitional rules are not considered below. These summaries are based upon the current provisions of the Tax Act and the regulations thereunder as enacted to the date of this Circular, the Tax Proposals and counsel’s understanding of the published administrative practices and assessing policies of the CRA in effect as at the date of this Circular. It is not certain that any of the Tax Proposals will be enacted in the form announced or at all. These summaries are not exhaustive of all considerations under the Tax Act and, except for the Tax Proposals, do not take into account or anticipate any changes in the law or administrative practices or assessing policies, whether by judicial, governmental or legislative action or decision, nor do they take into account other federal tax legislation or the tax legislation of any province or territory of Canada, or of any foreign jurisdiction. Provincial and territorial income tax legislation varies in Canada and in some cases differs from federal income tax legislation.

These summaries are of a general nature only and are not intended to be, and should not be construed to be, legal, business or tax advice to any particular Alcan Shareholder, and no representations with respect to the tax consequences to any particular Alcan Shareholder are made. Alcan Shareholders should consult their own tax advisors to determine the tax consequences to them of the Arrangement having regard to their particular circumstances, including the application and effect of the income and other tax laws of any country, province, territory, state or local tax authority.

Alcan Shareholders Resident in Canada

The following portion of the summary generally is applicable to Alcan Common Shareholders and Alcan Preference Shareholders who, at all relevant times, are, or are deemed to be, resident in Canada for purposes of the Tax Act and any applicable tax treaty or convention.

Alcan Common Shareholders other than Dissenting Shareholders

Exchange of Alcan Common Shares for New Alcan Common Shares and Alcan Special Shares

Each Alcan Common Shareholder (other than a Dissenting Shareholder) will, in exchange for each Alcan Common Share, receive one Alcan Class A Common Share and one Alcan Special Share. An Alcan Common Shareholder will not be considered to have received a dividend and will not realize a capital gain or a capital loss as a result of this share exchange.

The aggregate adjusted cost base of the New Alcan Common Shares and Alcan Special Shares acquired by an Alcan Common Shareholder on this share exchange will be equal to the adjusted cost base immediately before the share exchange of the Alcan Common Shares disposed of by the holder on the share exchange. The adjusted cost base immediately before the share exchange of an Alcan Common Share will be allocated among the holder’s New Alcan Common Shares and Alcan Special Shares in proportion to the relative fair market value of such shares immediately after the share exchange. Alcan has advised that Alcan Common Shareholders will be advised by press release as to Alcan’s estimation of the proportionate allocation. This allocation is not binding on the CRA or any particular Alcan Common Shareholder. However, it is recommended that the allocations made by Alcan Common Shareholders be consistent with that estimated by Alcan.

Exchange of Alcan Special Shares for Novelis Common Shares

Each Alcan Common Shareholder (other than a Dissenting Shareholder) will, for each Alcan Common Share held at the commencement of the Arrangement, hold one Alcan Class A Common Share (which will become a New Alcan Common Share) and one Alcan Special Share. Each five Alcan Special Shares held by an Alcan Common Shareholder will then be acquired by Novelis in consideration for the issuance to the particular Alcan Common Shareholder of one Novelis Common Shares.

Except where the Alcan Common Shareholder chooses to recognize a capital gain or a capital loss on the exchange of the Alcan Special Shares as described below, an Alcan Common Shareholder will not be considered to have received a dividend and will not realize a capital gain or a capital loss as a result of this share exchange. The cost of the Novelis Common Shares acquired by an Alcan Common Shareholder on this share exchange will be equal to the adjusted cost base immediately before the share exchange of the Alcan Special Shares disposed of by the holder on the share exchange, except as noted below.

An Alcan Common Shareholder may choose to recognize a capital gain or a capital loss on the exchange of the Alcan Special Shares by including the amount of capital gain or capital loss, otherwise determined, in computing such holder’s income for the taxation year in which such exchange occurs. An Alcan Common Shareholder who chooses to realize a capital gain or a capital loss in this manner will realize a capital gain (or capital loss) to the extent that such holder’s proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base immediately before the share exchange of the holder’s Alcan Special Shares so exchanged. For the purpose of computing such capital gain or capital loss, an Alcan Common Shareholder will be considered to have disposed of the Alcan Special Shares for proceeds of disposition equal to the fair market value of the Novelis Common Shares received on the share exchange. The tax treatment of capital gains and capital losses is discussed below under “Taxation of Capital Gains and Capital Losses”. Where an Alcan Common Shareholder has chosen to recognize a capital gain or a capital loss on the exchange of Alcan Special Shares for Novelis Common Shares, the adjusted cost base of the Novelis Common Shares acquired by an Alcan Common Shareholder on this exchange will be equal to the fair market value of the Novelis Common Shares so received.

Receipt of Cash for Fractional Shares

The Arrangement provides that Alcan Common Shareholders will not be issued share certificates for any fractional Novelis Common Shares issued on the conversion of the Alcan Common Shares. An Alcan Common Shareholder will be considered to have received proceeds of disposition equal to the amount of cash received from the Depository for any fractional Novelis Common Shares. To the extent such proceeds of disposition of fractional Novelis Common Shares exceed (or are less than) the adjusted cost base thereof immediately before the disposition, a capital gain (or a capital loss) will result. The tax treatment of capital gains and capital losses is discussed below under “Taxation of Capital Gains and Capital Losses”.

Dividends on New Alcan Common Shares or Novelis Common Shares (Post-Arrangement)

Dividends received or deemed to be received on New Alcan Common Shares or Novelis Common Shares after the Arrangement will be included in computing the holder’s income for the purposes of the Tax Act. Such dividends received or deemed to be received by an individual (including a trust) will generally be subject to the gross-up and dividend tax credit rules in the Tax Act normally applicable to taxable dividends received from corporations resident in Canada. Dividends received or deemed to be received on such shares by an individual and certain trusts may give rise to alternative minimum tax.

Generally, dividends received or deemed to be received on New Alcan Common Shares or Novelis Common Shares after the Arrangement by a holder that is a corporation will be included in computing the corporation’s income, but will be deductible in computing the corporation’s taxable income, subject to certain limitations in the Tax Act. A holder of New Alcan Common Shares or Novelis Common Shares that is a “private corporation” or a “subject corporation” (as defined in the Tax Act) generally will be subject to a refundable tax of 33 1/3% on dividends received or deemed to be received on such shares to the extent such dividends are deductible in computing the holder’s taxable income. Subsection 55(2) of the Tax Act provides that where certain corporate holders of shares receive a dividend or deemed dividend in specified circumstances, all or part of such dividend may be treated as a capital gain from the disposition of capital property and not as a dividend. The tax treatment of capital gains and capital losses is discussed below under “Taxation of Capital Gains and Capital Losses.”

Dispositions of New Alcan Common Shares or Novelis Common Shares (Post-Arrangement)

A disposition of New Alcan Common Shares or Novelis Common Shares after the Arrangement generally will result in a capital gain (or a capital loss) to the extent the proceeds of disposition received, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base of such shares immediately before the disposition. The tax treatment of capital gains and capital losses is discussed below under “Taxation of Capital Gains and Capital Losses”.

Taxation of Capital Gains and Capital Losses

An Alcan Shareholder will be required to include in income 50% of the amount of any capital gain (a “taxable capital gain”) and generally will be entitled to deduct 50% of the amount of any capital loss (an “allowable capital loss”) against taxable capital gains realized by such holder in the year of the disposition. Allowable capital losses in excess of taxable capital gains in a particular year may be carried back and deducted in any of the three preceding years or carried forward and deducted in any following year against taxable capital gains realized in such year to the extent and under the circumstances described in the Tax Act. In certain circumstances, a capital loss otherwise arising on the disposition of shares by a corporation may be reduced by dividends previously received or deemed to have been received on such shares or shares for which the particular shares were issued in exchange. Analogous rules apply to a partnership or trust of which a corporation, partnership or trust is a member or beneficiary. Shareholders to whom these rules may be relevant should consult their own tax advisors.

A “Canadian-controlled private corporation” (as defined in the Tax Act) may be liable to pay, in addition to tax otherwise payable under the Tax Act, a refundable tax of 6 2/3% of its “aggregate investment income”. For this purpose, aggregate investment income will include taxable capital gains.

Capital gains realized by individuals and certain trusts may give rise to alternative minimum tax under the Tax Act.

Alcan Preference Shareholders other than Repurchased Shareholders

An Alcan Preference Shareholder (other than a Repurchased Shareholder) will not experience any Canadian federal income tax consequences as a result of the Arrangement.

Dissenting Shareholders and Repurchased Shareholders

An Alcan Common Shareholder or Alcan Preference Shareholder who dissents in respect of the Arrangement and who receives payment equal to the fair value of such holder’s Alcan Common Shares (in the case of Alcan Common Shares) or the Repurchase Price (in the case of Alcan Preference Shares) will be considered to have disposed of the holder’s shares for proceeds of disposition equal to the amount received by the Repurchased Shareholder, less the amount of any interest awarded by a court, as the case may be.

A Dissenting Shareholder or a Repurchased Shareholder generally will be deemed to have received a dividend equal to the amount by which such proceeds exceed the paid-up capital of such shares, and such deemed dividend will reduce the proceeds of disposition for purposes of computing a capital gain (or a capital loss) on the disposition of such shares. Alcan has advised that Dissenting Shareholders and Repurchased Shareholders will be notified following the Effective Date by press release of the estimated paid-up capital for purposes of the Tax Act of an Alcan Common Share and an Alcan Preference Share as of the Effective Date. The income tax treatment accorded to any deemed dividend received by a Dissenting Shareholder or a Repurchased Shareholder will be that normally accorded to taxable dividends received by such Dissenting Shareholder or a Repurchased Shareholder on shares of a corporation resident in Canada.

A Dissenting Shareholder or a Repurchased Shareholder will also realize a capital gain (or a capital loss) to the extent that the proceeds of disposition for purposes of the Tax Act of such shares, as reduced by the amount of any deemed dividend as discussed above and net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base of such shares immediately before the disposition.

Interest awarded by a court to a Dissenting Shareholder or a Repurchased Shareholder will be included in the Dissenting Shareholder’s or the Repurchased Shareholder’s income for a particular taxation year to the extent the amount is received or receivable in that year, depending upon the method regularly followed by the Dissenting Shareholder or a Repurchased Shareholder in computing income. Where the Dissenting Shareholder or a Repurchased Shareholder is a corporation, partnership or, subject to certain exceptions, a trust, the shareholder must include interest in income for a taxation year to the extent the interest accrues to it before the end of the taxation year, or becomes receivable or is received before the end of the year (to the extent not included in income for a preceding taxation year).

Alcan Shareholders Not Resident in Canada

The following portion of the summary generally is applicable to Alcan Common Shareholders and Alcan Preference Shareholders who, at all relevant times and for purposes of the Tax Act and any applicable tax treaty or convention, are not, and are not deemed to be, resident in Canada and whose Alcan Common Shares and any Alcan Preference Shares are not “taxable Canadian property” (as defined in the Tax Act and the Tax Proposals). Generally, such shares will not be taxable Canadian property provided that such Alcan Shareholder does not use or hold, and is not deemed to use or hold, such shares in connection with carrying on a business in Canada and such Alcan Shareholder has not, either alone or in combination with persons with whom such Alcan Shareholder does not deal at arm’s length, owned 25% or more of the issued shares of any class or series of the capital stock of Alcan at any time within 60 months preceding the Effective Date, and provided the Alcan Shareholder is not carrying on an insurance business in Canada and elsewhere.

This summary assumes that the New Alcan Common Shares and the Novelis Common Shares, issued in connection with the Arrangement, will be listed on a prescribed stock exchange (the definition of which includes the TSX and NYSE) at the time of disposition by an Alcan Common Shareholder in accordance with the Arrangement. Under certain of the Tax Proposals, the Alcan Special Shares that will be acquired under the

Arrangement will be deemed, as a result of the Arrangement transactions, to be listed on a prescribed stock exchange.

Alcan Common Shareholders other than Dissenting Shareholders

The Arrangement

Generally, an Alcan Common Shareholder (other than a Dissenting Shareholder) who is not resident in Canada will not be subject to income tax under the Tax Act as a result of the Arrangement.

No clearance certificate will be required under section 116 of the Tax Act in respect of any disposition of shares occurring pursuant to the Arrangement.

Dividends on New Alcan Common Shares or Novelis Common Shares (Post-Arrangement)

Dividends on New Alcan Common Shares or Novelis Common Shares that are paid or credited or deemed to be paid or credited to a non-resident holder will be subject to Canadian non-resident withholding tax at the rate of 25% of the gross amount of such dividends. This rate may be reduced under any applicable tax treaty or convention. In the case of a beneficial owner of dividends who is a resident of the United States for the purposes of the Canada-United States Income Tax Convention, as amended (the “Tax Treaty”), the rate of Canadian withholding tax generally will be reduced to 15% of the gross amount of such dividends.

Dispositions of New Alcan Common Shares or Novelis Common Shares (Post-Arrangement)

On a disposition of New Alcan Common Shares or Novelis Common Shares after the Arrangement, a non-resident holder will not be subject to tax under the Tax Act unless, at the time of disposition, the particular shares are “taxable Canadian property” (as defined in the Tax Act and the Tax Proposals) to the holder.

Generally, New Alcan Common Shares or Novelis Common Shares will not be taxable Canadian property to a non-resident holder at a particular time if such shares are listed on a prescribed stock exchange (including the TSX) at the particular time, provided the holder thereof does not use or hold, and is not deemed to use or hold, such shares in connection with carrying on a business in Canada and such holder has not, either alone or together with persons with whom the holder does not deal at arm’s length, owned 25% or more of the issued shares of any class or series of the capital stock of Alcan or Novelis at any time within 60 months preceding the particular time, and provided the holder is not carrying on an insurance business in Canada and elsewhere.

Provided the New Alcan Common Shares or Novelis Common Shares are listed on a prescribed stock exchange (including the TSX) at the time of a disposition of such shares, no clearance certificate will be required under section 116 of the Tax Act in respect of a disposition of such shares.

Alcan Preference Shareholders other than Repurchased Shareholders

An Alcan Preference Shareholder (other than a Repurchased Shareholder) who is not resident in Canada will not experience any Canadian federal income tax consequences as a result of the Arrangement.

Dissenting Shareholders and Repurchased Shareholders

A Dissenting Shareholder or Repurchased Shareholder who is not resident in Canada and becomes entitled to a payment equal to the fair value of Alcan Common Shares (in the case of Alcan Common Shares) or the Repurchase Price (in the case of Alcan Preference Shares) will be considered to have disposed of such shares for proceeds of disposition equal to the amount received by the Dissenting Shareholder or the Repurchased Shareholder, less the amount of any interest awarded by a court (if applicable).

A Dissenting Shareholder or a Repurchased Shareholder generally will be deemed to have received a dividend equal to the amount by which such proceeds exceed the paid-up capital of such shares. Alcan has advised that Dissenting Shareholders and Repurchased Shareholders will be notified following the Effective Date by press release of the estimated paid-up capital for purposes of the Tax Act of an Alcan Common Share and an Alcan Preference Share as of the Effective Date. Such deemed dividend will be subject to Canadian withholding tax as described under the heading “Alcan Shareholders Not Resident in Canada — Dividend on New Alcan Common Shares or Novelis Common Shares (Post-Arrangement)”.

A Dissenting Shareholder or a Repurchased Shareholder generally will not be subject to income tax under the Tax Act in respect of any capital gain resulting from such disposition of the holder’s Alcan Common Shares or Alcan

Preference Shares, and no clearance certificate will be required under section 116 of the Tax Act in respect of such disposition of the holder’s Alcan Common Shares or Alcan Preference Shares.

Interest awarded by a court to a Dissenting Shareholder or a Repurchased Shareholder who is not resident in Canada will be subject to Canadian non-resident withholding tax at a rate of 25%, subject to reduction under the provisions of any applicable tax treaty or convention. Under the Tax Treaty, the withholding rate generally applicable to interest paid to a resident of the United States for purposes of the Tax Treaty is 10%.

Certain United States Federal Income Tax Considerations

This section discusses the material United States federal income tax consequences to a U.S. holder (as defined below) of receiving Novelis Common Shares and New Alcan Common Shares and of exercising the Dissent Right or the Repurchase Right pursuant to this Arrangement. This section applies only to U.S. holders who hold Alcan Common Shares or Alcan Preference Shares as capital assets, and does not apply to members of special classes of holders subject to special rules, including: dealers in securities, traders in securities that elect to use a mark-to-market method of accounting for securities holdings, organizations exempt from United States taxation, life insurance companies, persons liable for alternative minimum tax, persons that actually or constructively own 10% or more of Alcan Common Shares and Alcan Preference Shares, persons that hold shares as part of a straddle or a hedging or conversion transaction, or U.S. holders (as defined below) whose functional currency is not the U.S. dollar. This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

A U.S. holder is a beneficial owner of Alcan Common Shares or Alcan Preference Shares, as the case may be, who is a citizen or resident of the United States, a domestic corporation, an estate whose income is subject to United States federal income tax regardless of its source, or a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

Alcan has not received, nor does it intend to seek, a ruling from the Internal Revenue Service concerning the United States federal income tax treatment of the distribution of Novelis Common Shares to Alcan Common Shareholders. Accordingly, holders should be aware that the Internal Revenue Service may disagree with the consequences of the Arrangement described herein and instead assert alternative characterizations of the Arrangement, some of which may be adverse to U.S. holders.

All holders should consult their own tax advisor regarding the United States federal, state and local and the other tax consequences of the receipt of Novelis Common Shares in their particular circumstances.

Consequences of the Receipt of Novelis Common Shares by U.S. holders

The distribution of Novelis Common Shares in respect of Alcan Common Shares is intended to qualify as tax-free to U.S. holders and, except where otherwise stated below, the remainder of this discussion so assumes.

Except for any cash received in lieu of a fractional Novelis Common Share, a U.S. holder will not recognize any income, gain or loss as a result of the receipt of Novelis Common Shares. A U.S. holder’s holding period for Novelis Common Shares will include the period for which the U.S. holder held the Alcan Common Shares exchanged. A U.S. holder’s tax basis for Novelis Common Shares will be determined by allocating to the Novelis Common Shares, on the basis of the relative fair market values of New Alcan Common Shares and Novelis Common Shares at the time of the completion of the Arrangement, a portion of the U.S. holder’s basis in the Alcan Common Shares.

A U.S. holder who receives cash in lieu of a fractional Novelis Common Share will recognize gain or loss equal to the difference between the amount of cash received and the holder’s basis in the fractional Novelis Common Share, determined as described above. The gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for the fractional Novelis Common Share, determined as described above, is more than one year.

If the Arrangement were not to qualify as a tax-free transaction, each U.S. holder who receives Novelis Common Shares would generally be treated as receiving a distribution in respect of its Alcan Common Shares equal to the fair market value of the Novelis Common Shares received. The distribution would be treated as a taxable dividend to the extent of Alcan’s current and accumulated earnings and profits, and then first as a return of capital to the extent of the holder’s adjusted tax basis in its Alcan Common Shares and thereafter as capital gain.

United States Treasury regulations require each U.S. holder who receives Novelis Common Shares to attach to the U.S. holder’s United States federal income tax return for the year in which such Novelis Common Shares are received a detailed statement setting forth such data as may be appropriate to show the applicability of Section 355 of the Internal Revenue Code to the receipt of Novelis Common Shares. Within a reasonable period of time Alcan will provide its U.S. holders who receive Novelis Common Shares with the information necessary to comply with such requirement.

This summary is not a complete description of the United States federal income tax consequences of the receipt of Novelis Common Shares by Alcan Common Shareholders, and does not address the United States federal income tax consequences to Alcan of the distribution of Novelis Common Shares.

Consequence of the Receipt of New Alcan Common Shares by U.S. Holders.

A U.S. holder will not recognize any income, gain or loss as a result of the receipt of New Alcan Common Shares in exchange for the holder’s Alcan Common Shares. The U.S. holder’s holding period for the New Alcan Common Shares will include the period for which the U.S. holder held the Alcan Common Shares exchanged. The U.S. holder’s tax basis in the New Alcan Common Shares will equal the holder’s tax basis in the Alcan Common Shares, reduced by the portion of the basis of the Alcan Common Shares allocated to the Novelis Common Shares, as described above under “— Consequences of the Receipt of Novelis Common Shares by U.S. holders”.

Consequences of the Receipt of Consideration other than Novelis Common Shares by Dissenting Shareholders or the Exercise of Repurchase Rights by Alcan Preference Shareholders.

A U.S. holder who exercises the Dissent Right and receives cash (as described above under “Dissent Right”) will be treated as having disposed of its Alcan Common Shares in a fully taxable transaction. As a result, such a U.S. holders will generally recognize gain or loss equal to the difference between the adjusted basis in the Alcan Common Shares and the amount of cash received in consideration of the exercise of the Dissent Right. In general, such gain or loss recognized will be capital gain or loss, and will be long-term capital gain or loss to the extent the U.S. holder’s holding period for the Alcan Common Shares is greater than one year.

A U.S. holder who exercises the Repurchase Right and receives cash in redemption of its Alcan Preference Shares (as described above under “Repurchase Right”) generally will recognize gain or loss equal to the difference between the amount of cash received in consideration of its exercise of the Repurchase Right and the adjusted basis in its Alcan Preference Shares. In general, such gain or loss will be capital gain or loss, and will be long-term capital gain or loss to the extent such a U.S. holder’s holding period for the Alcan Preference Shares is greater than one year.

U.S. holders who intend to exercise either the Dissent Right or the Repurchase Right should consult their tax advisors as to the United States federal income tax consequences of such actions.

INTERESTS OF DIRECTORS, EXECUTIVE OFFICERS

As of 1 November 2004, Directors and Executive Officers of Alcan, as a group, beneficially own 323,822 Alcan Common Shares (including shares over which control or direction is exercised). This represents 0.088% of Alcan Common Shares issued and outstanding. In addition, Executive Officers as a group have options to purchase 4,032,666 Alcan Common Shares. Directors and Executive Officers do not own Alcan Preference Shares.

ADDITIONAL INFORMATION

Additional information relating to Alcan may be found on its website at www.alcan.com, on SEDAR at www.sedar.com or EDGAR at www.sec.gov. Financial information is provided in Alcan’s financial statements and Management Discussion & Analysis reports, which may be obtained, without charge, on request from the Corporate Secretary of Alcan at the registered office of Alcan, 1188 Sherbrooke Street West, Montreal, Quebec, Canada, H3A 3G2, telephone: (514) 848-8000.

APPROVAL OF THE ALCAN BOARD OF DIRECTORS

The contents and the sending of the Notice of Meeting and the Circular have been approved by the Board of Directors.

Roy Millington

Corporate Secretary

Montreal, Canada

23 November 2004

Schedule A:

Arrangement Resolution

Resolved as a special resolution:

1-	THAT the arrangement (the “Arrangement”) under section 192 of the Canada Business Corporations Act substantially as set out in the plan of arrangement attached as Schedule D to Alcan’s management proxy circular dated 23 November 2004 be and it is hereby authorized and approved;

2-	THAT notwithstanding that this resolution be adopted by the Shareholders of Alcan, the Arrangement shall take effect only at such time as determined by further resolution of the Board of Directors, which shall also have the authority to revoke this resolution at any time prior to the issuance of a certificate giving effect to the Arrangement, without further approval of the shareholders of the Corporation; provided, however, that if the Board of Directors decides to proceed with the Arrangement, articles of arrangement shall be filed on or before 28 April 2005;

3-	THAT any officer of the Corporation be and hereby is authorized, for and on behalf of the Corporation, to execute and deliver articles of arrangement and all other documents and to do all such other acts or things as such person may determine to be necessary or advisable to give effect to this resolution.

A-1

[TRANSLATION]

Schedule B:

Motion for Court Order

CANADA

PROVINCE OF QUÉBEC	SUPERIOR COURT
DISTRICT OF MONTRÉAL	(Commercial Division)

NO.: 500-11-024285-047	IN THE MATTER OF THE ARRANGEMENT concerning Alcan Inc. and its shareholders under section 192 of the Canada Business Corporations Act

ALCAN INC., a duly incorporated corporation, having its head office at 1188 Sherbrooke Street West, Montreal, Quebec, H3A 3G2

Applicant

RE-AMENDED MOTION FOR AN ORDER REQUIRING THE CALLING OF A SHAREHOLDERS’ MEETING AND APPROVING AN ARRANGEMENT (S. 192 of the Canada Business Corporations Act)

TO THE HONOURABLE MR. JUSTICE ROBERT MONGEON OF THE QUEBEC SUPERIOR COURT, SITTING IN THE COMMERCIAL DIVISION IN THE DISTRICT OF MONTRÉAL, THE APPLICANT RESPECTFULLY STATES:

INTRODUCTION

1.	The Applicant Alcan Inc. (“Alcan”) is a public corporation incorporated under the Canada Business Corporations Act, R.S.C. 1985, c. 44 (the “Act”), as appears from the Alcan’s articles filed in support hereof as Exhibit R-6;

2.	In accordance with s. 192 of the Act, the purpose of this motion is:

a.	first, to obtain this Court’s authorization to call a special general meeting (the “Meeting”) of the holders of common shares and preference shares of Alcan (collectively the “Alcan Shareholders”), for the purpose of i) considering a special resolution relating to the proposed arrangement pursuant to which Alcan would distribute most of its rolled products businesses to its common shareholders (the “Arrangement Resolution”), and ii) having the Alcan Shareholders present or represented by proxy at the Meeting vote on the Arrangement Resolution together; and

b.	secondly, to obtain this Court’s approval of the proposed arrangement in the form of the Arrangement Resolution, once the said resolution has been ratified by 66 2/3% of the votes cast by the Alcan Shareholders present or represented by proxy at the Meeting;

3.	In this motion, Alcan will deal with the following topics in the order they are presented here:

a.	Description of its Share Capital;

b.	Description of the Proposed Arrangement;

c.	Reasons for the Arrangement;

d.	Approval of the Arrangement;

e.	Opinion of the Alcan Board with regard to the Proposed Arrangement;

f.	Dissent Right of the Alcan Common Shareholders and (...) the Alcan Preference Shareholders;

g.	The Meeting;

h.	Alcan’s Solvency;

i.	Need to Proceed by Way of Arrangement;

j.	Fairness and Reasonableness of the Arrangement; and

k.	Notice to the Director under the Act;

4.	Alcan is filing en liasse in support hereof as Exhibit R-7 the draft documents it has prepared, which its Board of Directors will probably approve in substantially identical form at its meeting on November 23, 2004, with a view to calling, holding and conducting the Meeting at which the Alcan Shareholders will be invited to vote on the Arrangement Resolution, namely:

a.	a management proxy circular whose schedules include:

i.	a notice of Meeting;

ii.	the wording of the Arrangement Resolution (Schedule A);

iii.	this motion giving notice that the Superior Court will be asked to approve the Arrangement (Schedule B);

iv.	the interim order of the Superior Court with respect to this motion, ordering inter alia the conduct and holding of the Meeting (Schedule C);

v.	the plan of arrangement under s. 192 of the Act (the “Plan of Arrangement”) (Schedule D);

vi.	Schedule E will contain the opinion delivered by Morgan Stanley & Co. Incorporated (“Morgan Stanley”) on November 18, 2004 or thereabouts as to the fairness of the Arrangement for the Alcan Shareholders (...);

vii.	Schedule F will contain an unaudited pro forma consolidated balance sheet of Alcan showing Alcan’s situation as if the Arrangement had already been completed as at September 30, 2004 and the unaudited pro forma consolidated statements of income of Alcan showing Alcan’s situation as if the Arrangement had already been completed as at January 1, 2003, for the year ended December 31, 2003 and for the nine months ended September 30, 2004. This consolidated balance sheet and these consolidated statements of income are not available as at the date hereof;

b.	a form of proxy; and

c.	the preliminary prospectus filed by Novelis Inc. (“Novelis”) (...) with the securities authorities as at September 28, 2004 (Exhibit R-3 already in the Court record);

DESCRIPTION OF ALCAN’S SHARE CAPITAL

             Common Shares

5.	Alcan is authorized to issue an unlimited number of common shares without nominal or par value, of which 369,025,554 were issued and outstanding as at November 1, 2004, as appears from Alcan’s articles (R-6);

6.	Common shareholders may cast one vote for each registered share held by them at all meetings of Alcan except meetings at which only holders of other classes of shares are entitled to vote. Subject to the rights attached to the preference shares, common shareholders are entitled to receive the remaining property of the Alcan upon dissolution;

7.	Alcan’s common shares are listed and posted for trading on the TSX, the NYSE, and the London, Swiss and Euronext Paris stock exchanges under the stock symbol “AL”;

             Preference Shares

8.	Alcan is also authorized to issue an unlimited number of preference shares, without nominal or par value, issuable in series, of which 5,700,000 Series C were issued and outstanding as at November 1, 2004 and 3,000,000 Series E were issued and outstanding as at November 1, 2004 (collectively the “Preference Shares”), as appears from Alcan’s articles (R-6);

9.	There have been two issues of Series C Preference Shares: 4,200,000 Series C floating rate cumulative redeemable Preference Shares were issued in 1984 and 1,500,000 Series C floating rate cumulative redeemable Preference Shares were issued in 1985, both issues being redeemable upon prior notice of at least thirty (30) days at a price of $25 per share;

10.	The Series E Preference Shares are cumulative redeemable Preference Shares, redeemable upon prior notice of at least thirty (30) days at a price of $25 per share;

11.	It would cost Alcan $217,500,000 to redeem all the currently issued and outstanding Preference Shares;

12.	Except in the specific events provided in Alcan’s Articles,[1] preference shareholders are not entitled to vote at, receive notice of or attend any meeting of Alcan’s shareholders;

13.	As at the date hereof, Alcan has not failed to pay in the aggregate six quarterly dividends on the Preference Shares on the dividend payment dates and consequently preference shareholders are not entitled to vote at, receive notice of or attend meetings of Alcan’s shareholders;

14.	As appears from Alcan’s articles (R-6) the approval of preference shareholders is only required if Alcan wishes to create or issue shares ranking prior to or on a parity with the Preference Shares with respect to return of capital or payment of dividends;

15.	In the event of the liquidation, dissolution or winding-up of Alcan or other distribution of assets of Alcan among shareholders for the purpose of winding up its affairs, the holders of the Preference Shares shall be entitled to receive the sum of $25.00 per share, being the redemption price, together with all accrued and unpaid dividends up to and excluding the date of distribution, before any amount shall be paid to, or any property or assets of the Alcan distributed among, the holders of any shares of Alcan ranking junior to the Preference Shares. After payment to the holders of the Preference Shares of the amounts so payable to them, they shall not be entitled to share in any further distribution of the property or assets of the corporation;

16.	Alcan’s Preference Shares are listed for trading on the TSX under the symbols “AL.T.R.E” for the Series C Preference Shares and “AL.T.R.F” for the Series E Preference Shares;

DESCRIPTION OF THE ARRANGEMENT

17.	Alcan is proposing to reorganize its share capital by means of an arrangement under section 192 of the Act, pursuant to which Alcan would distribute to its common shareholders (...) substantially all of the rolled products businesses operated (...) by Alcan prior to the December 2003 acquisition of Pechiney, a French société anonyme and a subsidiary of Alcan (“Pechiney”), together with some of Alcan’s alumina and primary metal-related businesses in Brazil and four former Pechiney rolling facilities in Europe (...), thus forming the largest rolled aluminium products company in the world, Novelis (...);

18.	Before the Arrangement takes effect [namely, at the date appearing on the certificate of arrangement to be issued by the Director under the Act and giving effect to the Arrangement, which is expected to be January 1, 2005], Alcan will have taken or will take the following preliminary steps:

a.	Alcan incorporated its wholly-owned subsidiary Arcustarget Inc. (“Arcustarget”) under the Act;

b.	Alcan and certain of its subsidiaries will transfer to Arcustarget certain of their assets or shares relating to Alcan’s rolled products businesses; and

1  If Alcan from time to time shall fail to pay in the aggregate six quarterly dividends on the Preference Shares on the dividend payment dates whether or not consecutive and whether or not such dividends have been declared and whether or not there are any moneys of the Corporation properly applicable to the payment of dividends, but only so long as any dividends on the Preference Shares remain in arrears, the holders of the Preference Shares shall be entitled to receive notice of and to attend, but not to vote at, all meetings of shareholders of the Corporation and shall be entitled on any election of Directors, together with holders of shares of all other series of Preference Shares having the right to vote in similar circumstances, voting separately and exclusively as a class, to elect two members of the Board of Directors of the Corporation.

c.	Alcan will transfer Alcan Aluminum Corporation (“AAC”), which will be its wholly-owned subsidiary, to Arcustarget. Alcan owes about $1.4 billion to AAC and proposes to pay that debt by borrowing from an arm’s length lender before the effective date of the Arrangement;

d.	(...);

19.	As soon as possible following the effective date, subject to the dissent right granted to the common shareholders and the repurchase right granted to the preference shareholders, as discussed hereinafter, the following events and transactions will take place and will be deemed to take place in the order indicated hereinafter, without further actions or formalities, each event or transaction being deemed to occur immediately after the preceding event or transaction is effected;

20.	The Arrangement consists of the eight steps described hereinafter;

             Step One — Reorganization of Alcan’s Share Capital

21.	Alcan’s articles will be amended to create and authorize the issuance of:

a.	an unlimited number of Alcan Class A common shares; and

b.	an unlimited number of Alcan special shares;

22.	The said Class A common shares and the special shares of Alcan will not rank prior to or on a parity with the Preference Shares with respect to return of capital or payment of dividends and consequently, their creation and issue does not require the approval of preference shareholders;

             Step Two — Exchange of Alcan Common Shares

23.	Each Alcan common share outstanding on the effective date (other than any such shares in respect of which the holder has exercised dissent rights) will be exchanged for one new Alcan Class A common share and one Alcan special share;

24.	Concurrent with the exchange of Alcan common shares, the value of a deferred share unit will be determined based on Alcan Class A common shares and will be valued based on Alcan Class A common shares thereafter;

25.	Concurrent with the exchange of Alcan common shares, each employee and former employee of Alcan and its subsidiaries who is at that time an optionholder, other than the employees transferred to Novelis or one of its subsidiaries, will exchange all existing Alcan options held by such optionholder for new Alcan options granted by Alcan to acquire Alcan Class A common shares. The only consideration such optionholder will receive for the disposition of his or her existing Alcan options will be new Alcan options;

             Step Three — Transfer of Alcan’s Special Shares to Novelis

26.	Each outstanding Alcan special share will be transferred by the holder thereof to Novelis in exchange for the issuance by Novelis to such holder, as the sole consideration therefor, of a fractional Novelis common share to be determined;

27.	Concurrent with such transfer, each optionholder who is an employee of Alcan or its subsidiaries and who will become an employee of Novelis or a subsidiary of Novelis will exchange all existing Alcan options held by him or her for Novelis options granted by Novelis to acquire Novelis common shares. The only consideration such transferred employee will receive for the disposition of existing Alcan options will be Novelis options;

             Step Four — Transfer of Arcustarget Common Shares to Novelis

28.	Alcan will transfer to Novelis all of its Arcustarget common shares in consideration for Novelis issuing to Alcan that number of Novelis special shares having an aggregate redemption and fair market value equal to the fair market value of the Arcustarget common shares at the time of such transfer;

             Step Five — (...) Elimination of Cross Shareholdings

29.	Immediately following the transfer of the Arcustarget common shares, Novelis will redeem for cancellation all of the Novelis special shares held by Alcan in consideration for the issuance by Novelis to Alcan of the Novelis redemption note in the principal amount and fair market value equal to the fair market value of the

Novelis special shares redeemed, in full and absolute payment, satisfaction and discharge of the redemption price of the Novelis special shares:

30.	Alcan will redeem for cancellation all of the Alcan special shares held by Novelis in consideration for the issuance by Alcan to Novelis of the Alcan redemption note in the principal amount and fair market value equal to the fair market value of the Alcan special shares redeemed, in full and absolute payment, satisfaction and discharge of the redemption price of the Alcan special shares;

             Step Six — Termination of the Employment of the Employees transferred to Novelis

31.	Immediately after the purchase for cancellation of the Novelis special shares and the Alcan special shares (...), the employment by Alcan or its subsidiaries of the employees transferred to Novelis or one of its subsidiaries will terminate and such employees will become employees of Novelis or one of its subsidiaries. Each transferred employee will be entitled to the payment of his or her deferred share units at the date of his or her choice, but not later than December 15 of the following calendar year;

             Step Seven — Set-off of Notes

32.	The Novelis redemption note will be set off against the Alcan redemption note in full satisfaction of the respective obligations under each note and the notes will be (...) cancelled;

             Step Eight — Post Butterfly Transaction

33.	Alcan’s Articles will be amended by deleting the Alcan special shares and the Alcan common shares from the share capital which Alcan is authorized to issue and redesignating the Alcan Class A common shares as the new Alcan common shares (the “New Alcan Common Shares”);

34.	Alcan’s articles will be restated and the said restated articles will be filed by Alcan with the Director under the Act pursuant to subsection 192(6) of the Act;

35.	Novelis’s articles of incorporation will be amended by deleting the Novelis special shares from the share capital which Novelis is authorized to issue and Novelis’s amended articles will be filed with the Director under the Act;

36.	(...) Novelis and Arcustarget will be amalgamated pursuant to the Act;

REASONS FOR THE ARRANGEMENT

37.	(...) Alcan’s Board believes that the separation of Novelis from Alcan will provide a number of benefits to both companies, including;

             Sharper Business Focus

38.	Alcan’s Board believes that the disposition of most of its rolled products businesses will enable Alcan to focus on developing its portfolio of low cost alumina and primary aluminum businesses as well as its high value-added specialty packaging, aerospace and engineered products businesses. Management believes that the separation will permit Novelis to focus on aluminum rolled products, which will allow Novelis to respond more quickly to market demands and efficiently allocate its capital, technical and human resources;

             Independent Access to Capital

39.	Alcan’s management believes that the separation will provide each of Alcan and Novelis with independent access to capital which is expected to result in more focused capital allocation practices including an appropriate focused alignment of debt capacity with the individual cash generation profile of each company;

             Targeted Incentives for Employees

40.	Management believes that the separation will provide opportunities within each company to provide incentives to employees that more closely align their interests with the performance of the business within which they are employed;

             Distinct Investment Profiles

41.	Because Alcan and Novelis will operate in different industries with different business profiles, including different cash flow profiles, the shares of each company may appeal to different classes of investors. Establishing two separate equity securities will allow investors to hold a direct investment in the businesses to be operated by Novelis and to value each of Alcan and Novelis separately;

             Sound Resolution to Regulatory Requirements

42.	As part of the Pechiney combination, Alcan entered into undertakings with European competition regulators that require, among other things, the ownership of Alcan’s Neuf Brisach rolling facility in France and Norf rolling facility in Germany to be separated;

43.	Alcan also entered into undertakings with the United States Department of Justice that require that the ownership of the Oswego, New York rolling facility be separate from Alcan’s Ravenswood, West Virginia rolling facility;

44.	The management of Alcan believes that the separation offers a sound resolution to these regulatory requirements;

APPROVAL OF THE ARRANGEMENT

45.	Pursuant to the Act, the Arrangement described hereinabove requires the approval of this Court;

46.	In addition, Alcan intends to submit the Arrangement Resolution to a vote by all the Alcan Shareholders at the Meeting called for that purpose, provided they vote together;

             Approval by the Alcan Shareholders

47.	As previously mentioned, under Alcan’s articles, only common shareholders would be entitled to receive notice of, attend and vote at the Meeting as none of the specific events in which preference shareholders would obtain such rights has occurred;

48.	Notwithstanding the foregoing, Alcan intends to give notice of the Meeting to the preference shareholders, so that they can attend and vote thereat, together with the common shareholders, on the Arrangement Resolution;

49.	The Arrangement Resolution would pass if at least 66 2/3% of the votes cast by the Alcan Shareholders, present or represented by proxy at the Meeting, voting together, are in favour of the Arrangement Resolution;

             Approval by the Superior Court

50.	Following the holding of the Meeting and passing of the Arrangement Resolution by the Alcan Shareholders voting together, and upon proof of such passage, Alcan wishes to obtain the Superior Court’s approval of the proposed arrangement;

51.	Subsequent to the approval of the Superior Court, Alcan’s Board will meet in order to decide, as the case may be, on the approval of the required reorganization transactions to give effect to the Arrangement;

OPINION OF ALCAN’S BOARD WITH RESPECT TO THE PROPOSED ARRANGEMENT

52.	If the Alcan Board decides to proceed with the Proposed Arrangement it will be because it has determined that the separation of most of Alcan’s rolled products businesses from the other Alcan businesses is a portfolio choice that is in the best interests of Alcan and the Alcan Shareholders;

53.	That being the case, Alcan’s Board would ensure that post-arrangement Alcan has adequate financial resources to continue to declare and pay a dividend on the Preference Shares;

54.	Alcan’s Board retained Morgan Stanley to provide financial advice with respect to the proposed Arrangement;

55.	Morgan Stanley was selected by Alcan’s Board to act as Alcan’s financial advisor based on Morgan Stanley’s qualifications, experience and reputation and its knowledge of the business and affairs of Alcan;

56.	As previously mentioned, Morgan Stanley will issue an opinion with respect to the fairness of the Arrangement for Alcan common and preference shareholders on November 18, 2004 or thereabouts, which opinion will be included in the management proxy circular. The said opinion does not constitute a recommendation to the Alcan Shareholders as to how they should vote at the Meeting;

DISSENT RIGHT

             For Common Shareholders

57.	Alcan intends to allow Alcan’s common shareholders to dissent in respect of the Arrangement Resolution by delivering to Alcan a written objection thereto at or before the Meeting and otherwise complying with the procedure described in s. 190 of the Act, in the interim order to be handed down on this motion and in the Plan of Arrangement which will be attached to the management proxy circular;

58.	Alcan common shareholders who duly exercise such dissent rights and who are ultimately entitled to obtain the repurchase of their shares and to be paid fair value for their Alcan common shares will be deemed to have transferred such shares to Alcan for cancellation on the effective date immediately prior to the first step of the proposed Plan of Arrangement being effected;

59.	Furthermore, Alcan common shareholders who duly exercise such dissent rights and who are ultimately not entitled, for any reason, to obtain the repurchase of their shares and to be paid fair value for their Alcan common shares shall be deemed to have participated in the Arrangement on the same basis as any non-dissenting holder of Alcan common shares as at and from the effective date and shall receive Alcan Class A common shares (to be redesignated as New Alcan Common Shares) and Novelis common shares on the basis set out in the proposed Plan of Arrangement;

             (...) For Preference Shareholders

60.	Alcan intends to permit Alcan preference shareholders (...) to dissent in respect of the Arrangement Resolution by delivering to Alcan a written objection thereto at or before the Meeting and otherwise complying with the procedure described in the interim order to be handed down on this motion and in the Plan of Arrangement which will be attached to the management proxy circular;

61.	Alcan preference shareholders who have duly exercised their (...) dissent right and are ultimately entitled (...) to obtain the repurchase of their shares will be deemed to have transferred such shares to Alcan for cancellation on the effective date immediately prior to the first step of the proposed Plan of Arrangement being effected;

62.	Alcan preference shareholders who have duly exercised their (...) dissent right and who are ultimately not entitled, for any reason, (...) to obtain the repurchase of their shares will be deemed to have participated in the Arrangement on the same basis as any non-dissenting holder of Alcan Preference Shares as at and from the effective date and shall continue to beneficially own their Alcan Preference Shares subject to the rights, privileges, restrictions and conditions applicable thereto;

THE MEETING

63.	Alcan intends to hold the Alcan Shareholders’ Meeting on December 22, 2004 at 2:00 P.M. (Montreal time) at the Centre Mont-Royal, 2200 Mansfield Street, Montréal, Quebec for the purposes of allowing the Alcan Shareholders to consider, and if deemed appropriate, to pass, with or without variation, the Arrangement Resolution (Schedule A to the Circular (R-7));

64.	Alcan is proposing that the ordinary procedure for the holding and conduct of a meeting of its shareholders, as provided by its articles, its By-law No. 1A (“By-law No. 1A”) (a copy of which is filed in support hereof as Exhibit R-8), the Act and the Canada Business Corporations Regulation, 2001, SOR/2001-512, (2001) 135 Gaz. Can., Part II, 2683, should be followed at the Meeting. Alcan’s articles, By-law No. 1A, the Act and the Canada Business Corporations Regulation, 2001, as the case may be, provide more specifically as follows;

             Notice

65.	Pursuant to the Act, the Canada Business Corporations Regulation, 2001, and Alcan’s By-law No. 1A, notice of the holding and conduct of a meeting of the Alcan Shareholders shall be given by Alcan’s directors not (...) less than twenty-one nor (...) more than sixty days before the date of the Meeting;

             Chairman of the Meeting

66.	Alcan’s By-law No. 1A provides that, subject to the provisions of any resolution of the directors, the Chairman of the Board or, in his absence, the Vice Chairman of the Board, if any, or, in his absence, the President or, in the absence of each of the foregoing officers, any officer who is also a director designated by the directors of Alcan for that purpose shall preside at all meetings of the shareholders. If at any meeting all of the foregoing officers be absent, the shareholders entitled to vote at such meeting may choose a chairman;

             Place of Meeting

67.	The Act provides that a shareholders’ meeting must be held in Canada, at the place provided in the corporation’s by-laws or, failing that, at a place chosen by the directors;

68.	Alcan’s By-law 1A provides that shareholder meetings shall be held at such place as the directors may determine;

69.	In this case, as mentioned hereinabove, Alcan’s directors have chosen to hold the Meeting at 2:00 P.M. (Montreal time) at Centre Mont-Royal, 2200 Mansfield Street, Montréal, Quebec;

             Quorum

70.	By-law No. 1A of Alcan provides that the holders of not less than 40% of the shares entitled to vote at a meeting of Shareholders present in person or by proxy shall constitute a quorum;

             Adoption of the Arrangement Resolution

71.	The proposed Plan of Arrangement provides that the Arrangement Resolution will be considered passed if at least 66 2/3% of the votes cast by Alcan Shareholders, voting together, are cast for the Arrangement Resolution;

72.	If the interim orders sought herein are obtained, Alcan will send a notice of Meeting by mail no later than November 25, 2004 to all the Alcan Shareholders, for the purpose of considering and voting on the Arrangement Resolution;

73.	The other documents filed as Exhibit R-7 will be put into final form and sent at the same time and in the same manner as the above-mentioned notice of Meeting;

74.	The information circular filed as Exhibit R-7 will contain the information and reasons for passing the Arrangement Resolution;

ALCAN’S SOLVENCY

75.	Alcan is not insolvent within the meaning of section 192 of the Act, as appears from Alcan’s audited consolidated financial statements for the year ended December 31, 2003 and its unaudited financial statements as at June 30, 2004, copies of which are filed en liasse in support hereof as Exhibit R-9 and from the unaudited financial statements as at September 30, 2004 filed in support hereof as Exhibit R-11;

76.	Alcan meets the solvency tests contained in the Act in that it has no reasonable grounds for believing that it is unable to pay its liabilities as they become due or that the realizable value of the assets of the corporation is less than the aggregate of its liabilities and stated capital;

NECESSITY OF PROCEEDING BY WAY OF ARRANGEMENT

77.	As appears from the foregoing, due to the number of steps in the Proposed Arrangement, their complexity and the tax treatment sought, it is “not practicable” for Alcan to effect a fundamental change in the nature of the proposed arrangement under any provision of the Act other than section 192;

FAIRNESS AND REASONABLENESS OF THE ARRANGEMENT

78.	The proposed arrangement is fair and reasonable in the circumstances;

NOTICE TO THE DIRECTOR UNDER THE ACT

79.	By letter dated November 10, 2004, Alcan has given notice of this motion to the Director under the Act, sending him a copy with the supporting exhibits. A copy of the letter is filed in support hereof as Exhibit R-10;

WHEREFORE, MAY IT PLEASE THE COURT:

       TO GRANT this motion;

       AND, AS A FIRST STEP,

             TO DISPENSE Alcan Inc. from the requirement to serve this motion on any person other than the Director under the Canada Business Corporations Act at the time of calling the special general meeting of holders of common shares and Preference Shares of Alcan Inc.;

             TO ORDER that a special general meeting of holders of common shares and Preference Shares of Alcan Inc. be called in accordance with the draft notice of meeting filed in support hereof as Exhibit R-7;

             TO AUTHORIZE Alcan Inc. to give notice of the said special general meeting by sending the said notice of meeting and the other documents filed in support hereof as Exhibit R-7 by regular mail to all holders of its common shares and Preference Shares;

             TO AUTHORIZE service to be made of this motion for an order approving the proposed arrangement by sending the notice of presentation of the motion and the text of the motion, filed in support hereof as Exhibit R-7, by regular mail to all holders of common shares and Preference Shares of Alcan Inc.;

             TO ORDER the holding and conduct of the special general meeting of Alcan Inc. in accordance with the articles of Alcan Inc., its By-law No. 1A, the Canada Business Corporations Act and the Canada Business Corporations Regulation, 2001 for the purpose of i) considering the Arrangement Resolution and ii) having the holders of common shares and Preference Shares of Alcan Inc., present or represented by proxy at the special general meeting called in accordance with the terms of this order, vote together on the Arrangement Resolution;

             TO ORDER that any contestation by any interested party of the conditions for the approval of the Arrangement Resolution at the special general meeting on December 22, 2004 shall be served on the clerk of this Court and on Alcan Inc.’s counsel no later than December 10, 2004;

             TO ORDER, if applicable, that any such contestation by an interested party of the conditions for the approval of the Arrangement Resolution at the special general meeting on December 22, 2004 shall be resolved by this Court no later than December 21, 2004 at 4:30 P.M.;

             TO ORDER that the arrangement must be ratified by 66 2/3% of the votes cast by the holders of common shares and Preference Shares of Alcan Inc., present or represented by proxy at the special general meeting called in accordance with the terms of this order, voting together;

             TO ORDER that the holders of common shares of Alcan Inc. shall be entitled to exercise a right to dissent and to obtain the repurchase of their shares in the manner set forth in section 190 of the Canada Business Corporations Act and in the Plan of Arrangement (Exhibit R-7) with a view to obtaining payment of the fair value of their shares;

             TO ORDER that the holders of Preference Shares of Alcan Inc. shall be entitled to exercise a right to dissent and to obtain the repurchase of their shares in the manner set forth in the Plan of Arrangement (Exhibit R-7);

             TO RESERVE judgment with respect to the part of this motion for an order approving an arrangement until December 23, 2004, the date as of which proof may be made at the Montreal Courthouse of the confirmation of the proposed arrangement by the holders of common shares and Preference Shares of Alcan Inc. at the special general meeting called in accordance with the terms of this order;

             TO FIX the date of the hearing on the part of this motion that relates to this Court’s approval of the proposed arrangement at December 23, 2004;

       AND, AS A SECOND STEP, IF THE PROPOSED ARRANGEMENT IS RATIFIED BY AT LEAST 66 2/3% OF THE VOTES CAST BY THE ALCAN COMMON AND PREFERENCE SHAREHOLDERS, PRESENT OR REPRESENTED BY PROXY AT THE SPECIAL GENERAL MEETING, VOTING TOGETHER:

             TO AUTHORIZE Alcan Inc. to file at the hearing on December 23, 2004, any additional evidence to establish passage of the Arrangement Resolution by the Alcan common and preference shareholders present or represented by proxy at the special general meeting held on December 22, 2004, voting together;

             TO APPROVE Alcan Inc.’s Arrangement Resolution as adopted by the Alcan common and preference shareholders, present or represented by proxy at the special general meeting held on December 22, 2004, voting together;

             THE WHOLE WITHOUT COSTS, EXCEPT IN THE EVENT OF CONTESTATION.

Montréal, November 21, 2004

(Signed)

OGILVY RENAULT, S.E.N.C.
Counsel for the Applicant
ALCAN INC.

Schedule C:

Interim Court Order

CANADA

PROVINCE DE / OF QUÉBEC DISTRICT DE / OF MONTRÉAL	COUR SUPÉRIEURE / SUPERIOR COURT
(Chambre commerciale / Commercial Chamber)

NO: 500-11-024285-047 MONTRÉAL, ce 22[e] jour de novembre 2004 /
this 22nd day of November 2004

L’honorable juge Robert Mongeon, j.c.s. /
The Honourable Mr. Justice Robert Mongeon, J.S.C.

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DANS L’AFFAIRE DE L’ARRANGEMENT concernant Alcan Inc. et ses actionnaires en vertu de l’article 192 de la Loi canadienne sur les sociétés par actions / IN THE MATTER OF THE ARRANGEMENT concerning Alcan Inc. and its shareholders under section 192 of the Canada Business Corporations Act

ALCAN INC.,

Requérante/ Applicant

ORDONNANCE / ORDER

LA PRÉSENTE ORDONNANCE EST RENDUE TANT EN LANGUE FRANÇAISE QU’EN LANGUE ANGLAISE /
THIS ORDER IS RENDERED BOTH IN ENGLISH AND IN FRENCH

DANS SA VERSION FRANÇAISE

       LA COUR, saisie de la requête réamendée de la requérante pour la convocation d’une assemblée d’actionnaires et pour l’approbation d’un arrangement datée du 21 novembre 2004, après avoir étudié la procédure et la preuve;

              VU la requête réamendée pour la convocation d’une assemblée d’actionnaires et pour l’approbation d’un arrangement;

              Vu les représentations de la requérante;

              Vu le communiqué de presse émis par Alcan Inc. le 18 mai 2004 (pièce R-1);

              Vu le communiqué de presse émis par Alcan Inc. le 28 septembre 2004 (pièce R-2);

              VU le prospectus provisoire déposé par Novelis Inc. en date du 28 septembre 2004 (pièce R-3);

              VU la note de Alcan Inc. adressée à l’Autorité des marchés financiers le 22 octobre 2004 (pièce R-4);

              VU la Politique à l’égard des arrangements pris en vertu de l’article 192 de la Loi canadienne sur les sociétés par actions du Directeur nommé en vertu de la Loi canadienne sur les sociétés par actions (Énoncé de politique 15.1) en date du 7 novembre 2003 (pièce R-5);

              VU les statuts de Alcan Inc. (pièce R-6);

              VU les documents préparés par Alcan Inc. (sous forme de projets) et que son conseil d’administration approuvera vraisemblablement dans une forme essentiellement identique à sa réunion du 23 novembre 2004 en vue de convoquer et tenir l’assemblée, lors de laquelle les porteurs d’actions de Alcan seraient appelés à se prononcer sur la résolution visant l’arrangement (pièce R-7), soit:

a.	une circulaire de sollicitation de procurations, dont les annexes comprennent:

i.	un avis de convocation de l’assemblée;

ii.	le texte de la résolution visant l’arrangement (Annexe A);

iii.	la requête réamendée de la requérante pour la convocation d’une assemblée d’actionnaires et pour l’approbation d’un arrangement donnant avis du fait que la Cour supérieure sera appelée à approuver l’arrangement (Annexe B);

iv.	la présente ordonnance provisoire de la Cour supérieure, ordonnant notamment la tenue de l’assemblée (Annexe C);

v.	le plan d’arrangement en vertu de l’article 192 de la Loi canadienne sur les sociétés par actions (Annexe D);

vi.	en Annexe E sera inclus l’avis donné par Morgan Stanley & Co. Incorporated le ou vers le 18 novembre 2004 sur le caractère équitable de l’arrangement, pour les porteurs d’actions de Alcan;

vii.	en Annexe F sera inclus un bilan consolidé pro forma non vérifié de Alcan reflétant la situation de celle-ci comme si l’arrangement avait déjà été réalisé au 30 septembre 2004 et les résultats consolidés pro forma non vérifiés de Alcan reflétant la situation de celle-ci comme si l’arrangement avait déjà été réalisé au 1er janvier 2003 pour l’exercice terminé le 31 décembre 2003 et pour la période de neuf mois terminée le 30 septembre 2004;

b.	un formulaire de procuration; et

c.	le prospectus provisoire déposé par Novelis Inc. auprès des autorités en valeurs mobilières en date du 28 septembre 2004 (pièce R-3);

              VU le règlement administratif No. 1A de Alcan Inc. (pièce R-8);

              VU les états financiers consolidés vérifiés de Alcan Inc. pour l’exercice terminé le 31 décembre 2003 et les états financiers non vérifiés au 30 juin 2004 (pièce R-9);

              VU la lettre de Alcan Inc. au Directeur nommé en vertu de la Loi canadienne sur les sociétés par actions avec pièces donnant avis de la requête pour la convocation d’une assemblée d’actionnaires et pour l’approbation d’un arrangement en date du 10 novembre 2004 de Alcan Inc. (pièce R-10);

              VU les états financiers non vérifiés de Alcan Inc. au 30 septembre 2004 (pièce R-11);

              VU la lettre du Directeur nommé en vertu de la Loi canadienne sur les sociétés par actions en date du 17 novembre 2004 (pièce R-12);

              VU l’affidavit du Secrétaire général de la requérante au soutien de la requête réamendée de la requérante pour la convocation d’une assemblée d’actionnaires et pour l’approbation d’un arrangement;

              VU les dispositions de l’article 192 de la Loi canadienne sur les sociétés par actions;

                           PAR CES MOTIFS, LA COUR

              ACCUEILLE en partie la présente requête;

              ET, DANS UN PREMIER TEMPS,

              DISPENSE Alcan Inc. de la signification de la requête réamendée de la requérante pour la convocation d’une assemblée d’actionnaires et pour l’approbation d’un arrangement au stade de la convocation de l’assemblée générale spéciale des porteurs d’actions ordinaires et d’actions préférentielles de Alcan Inc. à quiconque, à l’exception du Directeur nommé en vertu de la Loi canadienne sur les sociétés par actions;

              ORDONNE la convocation d’une assemblée générale spéciale des porteurs d’actions ordinaires et d’actions préférentielles de Alcan Inc. suivant les termes du projet d’avis de convocation déposé au soutien de la requête réamendée de la requérante pour la convocation d’une assemblée d’actionnaires et pour l’approbation d’un arrangement sous la cote R-7;

              AUTORISE Alcan Inc. à donner avis de cette assemblée générale spéciale en transmettant par la poste par courrier ordinaire ledit avis de convocation et les autres documents déposés au soutien de la requête réamendée de la requérante pour la convocation d’une assemblée d’actionnaires et pour l’approbation d’un arrangement sous la cote R-7 à tous ses porteurs d’actions ordinaires et d’actions préférentielles;

              AUTORISE la signification de la requête réamendée de la requérante pour la convocation d’une assemblée d’actionnaires et pour l’approbation d’un arrangement en transmettant par la poste par courrier ordinaire à tous les porteurs d’actions ordinaires et d’actions préférentielles de Alcan Inc. l’avis de présentation de la requête réamendée et le texte de celle-ci déposés au soutien de la requête réamendée de la requérante pour la convocation d’une assemblée d’actionnaires et pour l’approbation d’un arrangement sous la cote R-7;

              ORDONNE la tenue de l’assemblée générale spéciale de Alcan Inc. conformément aux statuts de Alcan Inc., à son règlement administratif No. 1A, à la Loi canadienne sur les sociétés par actions et au Règlement sur les sociétés par actions de régime fédéral (2001) en vue i) de l’examen de la résolution visant l’arrangement et ii) du vote sur la résolution visant l’arrangement par les porteurs d’actions ordinaires et d’actions préférentielles de Alcan Inc., présents ou représentés par procuration à l’assemblée générale spéciale convoquée aux termes de la présente ordonnance, votant ensemble;

              ORDONNE que toute contestation par une partie intéressée des modalités d’approbation de la résolution visant l’arrangement à l’assemblée générale spéciale du 22 décembre 2004 soit signifiée au greffe de cette Cour et aux procureurs de Alcan Inc. au plus tard le 10 décembre 2004;

              ORDONNE, le cas échéant, que toute telle contestation par une partie intéressée des modalités d’approbation de la résolution visant l’arrangement à l’assemblée générale spéciale du 22 décembre 2004 soit tranchée par cette Cour au plus tard le 21 décembre 2004, à 16h30;

              ORDONNE que l’arrangement doit être ratifié par 66 2/3% des voix exprimées par les porteurs d’actions ordinaires et d’actions préférentielles de Alcan Inc. présents ou représentés par procuration à l’assemblée générale spéciale convoquée aux termes de la présente ordonnance, votant ensemble;

              ORDONNE que les porteurs d’actions ordinaires de Alcan Inc. auront le droit d’exercer un droit à la dissidence et d’exiger le rachat de leurs actions en la manière prévue à l’article 190 de la Loi canadienne sur les sociétés par actions et au plan d’arrangement (pièce R-7) en vue d’obtenir le remboursement de leurs actions à leur juste valeur;

              ORDONNE que les porteurs d’actions préférentielles de Alcan Inc. auront le droit d’exercer un droit à la dissidence et d’exiger le rachat de leurs actions en la manière prévue au plan d’arrangement (pièce R-7);

              RÉSERVE son jugement sur la partie de la requête réamendée de la requérante pour la convocation d’une assemblée d’actionnaires et pour l’approbation d’un arrangement jusqu’au 23 décembre 2004, date à compter de laquelle la preuve de la ratification de l’arrangement proposé par les porteurs d’actions ordinaires et d’actions préférentielles de Alcan Inc. lors de l’assemblée générale spéciale convoquée aux termes de la présente ordonnance pourra être faite au Palais de justice de Montréal;

              FIXE au 23 décembre 2004 l’audition de la partie de la requête réamendée de la requérante pour la convocation d’une assemblée d’actionnaires et pour l’approbation d’un arrangement;

             LE TOUT SANS FRAIS, SAUF EN CAS DE CONTESTATION.

AND IN ITS ENGLISH VERSION

       THE COURT, in connection with a reamended motion by the Applicant for an order requiring it to call, hold and conduct a shareholders’ meeting and approving an arrangement dated November 21, 2004, having examined the proceedings and the evidence;

              SEEING the reamended motion for an order requiring the Applicant to call, hold and conduct a shareholders’ meeting and approving an arrangement;

              SEEING the Applicant’s representations;

              SEEING the press release issued by Alcan Inc. on May 18, 2004 (Exhibit R-1);

              SEEING the press release issued by Alcan Inc. on September 28, 2004 (Exhibit R-2);

              SEEING the preliminary prospectus filed by Novelis Inc. on September 28, 2004 (Exhibit R-3);

              SEEING Alcan Inc.’s memo to the Autorité des marchés financiers dated October 22, 2004 (Exhibit R-4);

              SEEING the Policy concerning Arrangements under Section 192 of the Canada Business Corporations Act adopted by the Director under the Canada Business Corporations Act (Policy Statement 15.1) dated November 7, 2003 (Exhibit R-5);

              SEEING the articles of Alcan Inc. (Exhibit R-6);

              SEEING the draft documents prepared by Alcan Inc., which its board of directors will probably approve in substantially identical form at its meeting on November 23, 2004, with a view to calling, holding and conducting the meeting at which the holders of shares of Alcan will be invited to vote on the arrangement resolution (Exhibit R-7), namely:

a.	a management proxy circular whose schedules include:

i.	a notice of meeting;

ii.	the wording of the arrangement resolution (Schedule A);

iii.	the Applicant’s reamended motion for an order requiring the calling of a shareholders’ meeting and approving an arrangement, giving notice that the Superior Court will be asked to approve the arrangement (Schedule B);

iv.	this interim order of the Superior Court, ordering inter alia the conduct and holding of the meeting (Schedule C);

v.	the plan of arrangement under section 192 of the Canada Business Corporations Act (Schedule D);

vi.	Schedule E will contain the opinion delivered by Morgan Stanley & Co. Incorporated on November 18, 2004 or thereabouts as to the fairness of the arrangement for Alcan’s shareholders;

vii.	Schedule F will contain an unaudited pro forma consolidated balance sheet of Alcan showing Alcan’s situation as if the arrangement had already been completed as at September 30, 2004 and the unaudited pro forma consolidated statements of income of Alcan showing Alcan’s situation as if the arrangement had already been completed as at January 1, 2003, for the year ended December 31, 2003 and for the nine months ended September 30, 2004;

b.	a form of proxy; and

c.	the preliminary prospectus filed by Novelis Inc. with the securities authorities as at September 28, 2004 (Exhibit R-3);

              SEEING By-law No. 1A of Alcan Inc. (Exhibit R-8);

              SEEING the audited consolidated financial statements of Alcan Inc. for the year ended December 31, 2003 and the unaudited financial statements as at June 30, 2004 (Exhibit R-9);

              SEEING the letter of Alcan Inc. to the Director under the Canada Business Corporations Act, together with enclosures, giving notice of the motion for an order requiring the calling, holding and conducting of a meeting of shareholders and approving an arrangement of Alcan Inc. dated November 10, 2004 (Exhibit R-10);

              SEEING the unaudited financial statements of Alcan Inc. as at September 30, 2004 (Exhibit R-11);

              SEEING the letter of the Director under the Canada Business Corporations Act dated November 17, 2004 (Exhibit R-12);

              SEEING the affidavit of the Corporate Secretary of the Applicant in support of the Applicant’s reamended motion for an order requiring the calling of a shareholders’ meeting and approving an arrangement;

              SEEING the provisions of section 192 of the Canada Business Corporations Act;

              WHEREFORE, THE COURT

              GRANTS this application in part;

              AND, AS A FIRST STEP,

              DISPENSES Alcan Inc. from the requirement to serve the Applicant’s reamended motion for an order requiring the calling of a shareholders’ meeting and approving an arrangement on any person other than the Director under the Canada Business Corporations Act at the time of calling the special general meeting of holders of common shares and preference shares of Alcan Inc.;

              ORDERS that a special general meeting of holders of common shares and preference shares of Alcan Inc. be called in accordance with the draft notice of meeting filed in support of the Applicant’s reamended motion for an order requiring the holding of a shareholders’ meeting and approving an arrangement as Exhibit R-7;

              AUTHORIZES Alcan Inc. to give notice of the said special general meeting by sending the said notice of meeting and the other documents filed in support of the Applicant’s reamended motion for an order requiring the calling of a shareholders’ meeting and approving an arrangement as Exhibit R-7 by regular mail to all holders of its common shares and preference shares;

              AUTHORIZES service to be made of the Applicant’s reamended motion for an order requiring the calling of a shareholders’ meeting and approving an arrangement by sending the notice of presentation of the Applicant’s reamended motion for an order requiring the calling of a shareholders’ meeting and approving an arrangement and the text of the motion, filed in support hereof as Exhibit R-7, by regular mail to all holders of common shares and preference shares of Alcan Inc.;

              ORDERS the holding and conduct of the special general meeting of Alcan Inc. in accordance with the articles of Alcan Inc., its By-law No. 1A, the Canada Business Corporations Act and the Canada Business Corporations Regulation, 2001 for the purpose of i) considering the arrangement resolution and ii) having the holders of common shares and preference shares of Alcan Inc., present or represented by proxy at the special general meeting called in accordance with the terms of this order, vote together on the arrangement resolution;

              ORDERS that any contestation by any interested party of the conditions for the approval of the arrangement resolution at the special general meeting on December 22, 2004 shall be served on the clerk of this Court and on Alcan Inc.’s counsel no later than December 10, 2004;

              ORDERS, if applicable, that any such contestation by an interested party of the conditions for the approval of the arrangement resolution at the special general meeting on December 22, 2004 shall be resolved by this Court no later than December 21, 2004 at 4:30 P.M.;

              ORDERS that the arrangement must be ratified by 66 2/3% of the votes cast by the holders of common shares and preference shares of Alcan Inc., present or represented by proxy at the special general meeting called in accordance with the terms of this order, voting together;

              ORDERS that the holders of common shares of Alcan Inc. shall be entitled to exercise a right to dissent and to obtain the repurchase of their shares in the manner set forth in section 190 of the Canada Business Corporations Act and in the plan of arrangement (Exhibit R-7) with a view to obtaining payment of the fair value of their shares;

              ORDERS that the holders of preference shares of Alcan Inc. shall be entitled to exercise a right to dissent and to obtain the repurchase of their shares in the manner set forth in the plan of arrangement (Exhibit R-7);

              RESERVES judgment with respect to the part of the Applicant’s reamended motion for an order approving an arrangement until December 23, 2004, the date as of which proof may be made at the Montreal Courthouse of the confirmation of the proposed arrangement by the holders of common shares and preference shares of Alcan Inc. at the special general meeting called in accordance with the terms of this order;

              FIXES the date of the hearing on the part of the Applicant’s amended motion that relates to this Court’s approval of the proposed arrangement at December 23, 2004;

THE WHOLE WITHOUT COSTS, EXCEPT IN THE EVENT OF CONTESTATION.

(Signed)

ROBERT MONGEON

Schedule D

Plan of Arrangement

PLAN OF ARRANGEMENT UNDER SECTION 192 OF THE

CANADA BUSINESS CORPORATIONS ACT

ARTICLE 1

INTERPRETATION

1.1   Definitions

       In this Plan of Arrangement, unless something in the subject matter or context is inconsistent therewith:

(a)	“Affiliate” means an affiliate of Alcan as that term is defined in paragraph 8 of Canada Revenue Agency’s Interpretation Bulletin IT-337R4, Retiring Allowances;

(b)	“Alcan” means Alcan Inc., a corporation organized under the CBCA;

(c)	“Alcan Class A Common Shares” means the class A common shares of Alcan, having the terms and conditions set out in Schedule A hereto, which Alcan will be authorized to issue upon the Arrangement becoming effective and which are shares to be issued under the Arrangement to Alcan Common Shareholders in exchange, in part, for Alcan Common Shares, and to be redesignated as Alcan common shares (such redesignated Alcan common shares being referred to as the “New Alcan Common Shares” in this Plan of Arrangement) once the current Alcan Common Shares have been deleted from the share capital of Alcan;

(d)	“Alcan Common Shares” means the voting common shares of Alcan;

(e)	“Alcan Common Shareholders” means the holders of Alcan Common Shares;

(f)	“Alcan Executive Share Option Plan” means the executive share option plan of Alcan, which came into effect on March 26, 1981, as amended from time to time;

(g)	“Alcan Group” means Alcan and its subsidiaries, whether held directly or indirectly;

(h)	“Alcan Preference Shareholders” means the holders of Alcan Preference Shares;

(i)	“Alcan Preference Shares” means the Series C Preference Shares and the Series E Preference Shares of Alcan;

(j)	“Alcan Proxy Circular” means the management proxy circular of Alcan to be sent to Alcan Shareholders in connection with the Meeting;

(k)	“Alcan Redemption Note” means the demand, non-interest bearing promissory note to be issued by Alcan to Novelis as consideration for the aggregate redemption price of the Alcan Special Shares held by Novelis, as contemplated by this Plan of Arrangement;

(l)	“Alcan Shareholders” means collectively, the Alcan Common Shareholders and the Alcan Preference Shareholders;

(m)	“Alcan Special Shares” means the non-voting redeemable, retractable, special shares of Alcan, having the terms and conditions set out in Schedule A hereto, which Alcan will be authorized to issue upon the Arrangement becoming effective and which are to be issued under the Arrangement to Alcan Common Shareholders in exchange, in part, for Alcan Common Shares;

(n)	“Arcustarget” means Arcustarget Inc., a wholly-owned subsidiary of Alcan incorporated under the CBCA and designated by Alcan to own the Separated Businesses on the Effective Date prior to its amalgamation to Novelis pursuant to this Plan of Arrangement;

(o)	“Arcustarget Common Shares” means the voting common shares of Arcustarget to be transferred by Alcan to Novelis in exchange for Novelis Special Shares, as contemplated in this Plan of Arrangement;

(p)	“Arrangement” means the proposed arrangement under the provisions of Section 192 of the CBCA, on and subject to the terms and conditions set forth in this Plan of Arrangement and any amendment thereto;

(q)	“Business Day” means a day, other than a Saturday, Sunday or statutory holiday in Canada or any of its provinces;

(r)	“CBCA” means the Canada Business Corporations Act;

(s)	“Certificate of Arrangement” means the certificate of arrangement to be issued by the director under the CBCA giving effect to the Arrangement;

(t)	“Court” means the Quebec Superior Court;

(u)	“Deferred Share Unit”, or “DSU” means a unit credited by Alcan to a Member by way of a bookkeeping entry in the books of Alcan or another employer in the Alcan Group, pursuant to the Directors 1997 DSUP, Directors 2001 DSUP or the Executive DSUP, the value of which, as of a particular date, is based on the price of Alcan Common Shares;

(v)	“Depositary” means CIBC Mellon Trust Company;

(w)	“Directors 1997 DSUP” means the Deferred Stock Unit Plan for Non-Employee Directors of Alcan Aluminium Limited, which came into effect on January 1, 1997, as the same may be amended from time to time;

(x)	“Directors 2001 DSUP” means the Alcan Deferred Share Unit Plan for Non-Executive Directors which came into effect on April 1, 2001, as the same may be amended from time to time;

(y)	“Dissent Right” means the right of an Alcan Common Shareholder to dissent in respect of the Arrangement and obtain the repurchase of such holder’s Alcan Common Shares pursuant to this Plan of Arrangement and in the manner set forth in Section 190 of the CBCA;

(z)	“Dissenting Shareholder” means an Alcan Common Shareholder who exercises such holder’s Dissent Right;

(aa)	“Distribution” means the pro rata distribution of New Alcan Common Shares and Novelis Common Shares to Alcan Common Shareholders, as contemplated in this Plan of Arrangement;

(bb)	“Distribution Record Date” means the third trading day on the Toronto Stock Exchange following the Effective Date, expected to be January 6, 2005, or such other date as the board of directors of Novelis and the board of directors of Alcan may select;

(cc)	“Effective Date” means the effective date of the Arrangement, being the date shown on the Certificate of Arrangement, expected to be January 1, 2005, or such later date on which the conditions to the Arrangement have been met;

(dd)	“Executive DSUP” means the Alcan Deferred Share Unit Plan for Executives, which came into effect on January 1, 1997 and was amended and restated as of January 1, 2003, as the same may be amended from time to time;

(ee)	“Existing Alcan Options” means an outstanding option to acquire Alcan Common Shares granted by Alcan pursuant to the Alcan Executive Share Option Plan;

(ff)	“Fair Market Value of the Arcustarget Common Shares” means an amount, determined as of immediately before the transfer of the Arcustarget Common Shares by Alcan to Novelis, equal to the proportion of the fair market value of the net assets of Alcan determined before the transfer that:

(a)	the aggregate fair market value of the Alcan Special Shares owned by Novelis, immediately before the transfer, is of

(b)	the aggregate fair market value of all the issued and outstanding shares of Alcan immediately before the transfer;

(gg)	“Final Order” means the final order of the Court made in connection with the approval of the Arrangement and the fairness of the terms and conditions thereof;

(hh)	“In the Money Amount” means in relation to a particular stock option, the amount by which the fair market value of the shares that are the subject of the particular option exceeds the exercise price of such option;

(ii)	“Interim Order” means the interim order of the Court made in connection with the approval of the Arrangement, providing for, among other things, the holding of the Meeting, as the same may be amended, supplemented or varied by the Court;

(jj)	“Meeting” means the special meeting of Alcan Shareholders to consider the Plan of Arrangement, and any adjournment or postponement thereof;

(kk)	“Member” means an individual who has been granted DSUs under the Directors 1997 DSUP, the Directors 2001 DSUP or the Executive DSUP;

(ll)	“New Alcan Options” means the stock options that Alcan will grant as described in Subsection 2.2(f);

(mm)	“Novelis” means Novelis Inc., a corporation incorporated under the CBCA formed to acquire under the Arrangement and independently carry on most of the aluminum rolled products businesses operated by Alcan;

(nn)	“Novelis Common Shares” means the voting common shares of Novelis, having the terms and conditions set out in Schedule B hereto, to be issued to holders of Alcan Special Shares under the Arrangement in exchange for such Alcan Special Shares;

(oo)	“Novelis Options” means the stock options that Novelis will grant as described in Subsection 2.2(h);

(pp)	“Novelis Redemption Note” means the demand, non-interest bearing promissory note to be issued by Novelis to Alcan as consideration for the aggregate redemption price of the Novelis Special Shares held by Alcan, as contemplated by this Plan of Arrangement;

(qq)	“Novelis Special Shares” means the non-voting redeemable, retractable, special shares of Novelis to be issued by Novelis to Alcan in consideration for the transfer by Alcan to Novelis of the Arcustarget Common Shares, as contemplated by this Plan of Arrangement;

(rr)	“Optionholder” means an individual who holds Existing Alcan Options on the date of the exchanges described in Subsections 2.2(f) and (h);

(ss)	“Plan of Arrangement” means this plan of arrangement, as the same may be amended from time to time;

(tt)	“Preference Repurchase Price” means the amount that would be payable to an Alcan Preference Shareholder in respect of an Alcan Preference Share if redeemed by Alcan on the Effective Date in accordance with the rights, privileges, restrictions and conditions attaching to the Alcan Preference Shares;

(uu)	“Repurchase Right” means the right of an Alcan Preference Shareholder to dissent in respect of the Arrangement and obtain the repurchase of such holder’s Alcan Preference Shares pursuant to this Plan of Arrangement;

(vv)	“Repurchase Shareholder” means an Alcan Preference Shareholder who exercises such holder’s Repurchase Right;

(ww)	“Separated Businesses” means substantially all of the aluminum rolled products businesses operated by Alcan prior to the December 2003 acquisition of Pechiney, together with some of Alcan’s alumina and primary metal-related businesses in Brazil and four former Pechiney rolling facilities in Europe, which are to be transferred to Novelis as described in the Alcan Proxy Circular;

(xx)	“Separation Agreement” means the separation agreement to be entered into between Alcan and Novelis with respect to the transfer of the Separated Businesses to Novelis;

(yy)	“Tax Act” means the Income Tax Act (Canada);

(zz)	“Termination Date” means the earliest date on which both of the following conditions are met: (1) the Member has ceased to be employed by Alcan or any Affiliate for any reason whatsoever,

and (2) the Member is not a member of the board of directors of Alcan or the board of directors of an Affiliate; and

(aaa)	“Transferred Employee” has the meaning ascribed thereto in Subsection 2.2(h).

1.2   Schedules

       The following Schedules are attached to this Plan of Arrangement and form part hereof:

Schedule A –	Share Conditions of Alcan Class A Common Shares and Alcan Special Shares

Schedule B –	Share Conditions of Novelis Common Shares

Schedule C –	Repurchase Rights

1.3   Construction

       In this Plan of Arrangement, unless otherwise expressly stated or the context otherwise requires:

(a)	references to “herein,” “hereby,” “hereunder,” “hereof”, “hereto” and similar expressions are references to this Plan of Arrangement as a whole and not to any particular Section, Subsection or Schedule;

(b)	references to an “Article,” “Section,” “Subsection,” “Clause” or “Schedule” are references to an article, section, subsection, clause or schedule of, or to, this Plan of Arrangement, unless otherwise indicated;

(c)	words importing the singular shall include the plural and vice versa, words importing gender shall include the masculine, feminine and neuter genders, and references to a “person” or “persons” shall include individuals, corporations, partnerships, associations, bodies politic and other entities, all as may be applicable in the context;

(d)	the use of headings is for convenience of reference only and shall not affect the construction or interpretation hereof;

(e)	the word “including,” when following any general term or statement, is not to be construed as limiting the general term or statement to the specific items or matters set forth or to similar items or matters, but rather as referring to all other items or matters that could reasonably fall within the broadest possible scope of the general term or statement; and

(f)	a reference to a statute or code includes every regulation made pursuant thereto, all amendments to the statute or code or to any such regulation in force from time to time, and any statute, code or regulation which supplements or supersedes such statute, code or regulation.

ARTICLE 2

THE ARRANGEMENT

2.1   Arrangement Agreement

       This Plan of Arrangement is made pursuant to the provisions of the Separation Agreement and constitutes an arrangement as referred to in Section 192 of the CBCA.

2.2   The Arrangement

       At the earliest possible time on the Effective Date, subject to the Dissent Rights referred to in Section 3.1 and the Repurchase Rights referred to in Section 3.2 hereof, the following shall occur and be deemed to occur in the following order without any further act or formality and with each transaction or event being deemed to occur immediately after the occurrence of the transaction or event immediately preceding it:

Reorganization of Alcan’s Share Capital

(a)	The articles of Alcan will be amended to create and authorize the issuance of (in addition to the shares it is authorized to issue immediately before such amendment):

(i)	an unlimited number of Alcan Class A Common Shares; and

(ii)	an unlimited number of Alcan Special Shares;

(iii)	which shall have rights, privileges, restrictions and conditions set out in Schedule A hereto;

Exchange of Alcan Common Shares

(b)	Each Alcan Common Share outstanding on the Effective Date (other than any such shares in respect of which the holder has exercised Dissent Rights) will be exchanged for one new Alcan Class A Common Share and one Alcan Special Share (the Alcan Class A Common Shares to become the New Alcan Common Shares as described below). In connection with such exchange:

(i)	no other consideration will be received by any holder of such Alcan Common Shares;

(ii)	the additions to the stated capital accounts of the Alcan Class A Common Shares and the Alcan Special Shares will reflect the relative aggregate fair market values of such shares; and

(iii)	the Alcan Common Shares so exchanged will be cancelled;

             Deferred Share Units

(c)	Concurrent with the exchange of Alcan Common Shares described in Subsection 2.2(b) above, the value of a Deferred Share Unit under each of the Directors 1997 DSUP, Directors 2001 DSUP and the Executive DSUP shall be determined based on Alcan Class A Common Shares and shall be valued based on Alcan Class A Common Shares thereafter. At the same time, there shall be an adjustment to the number of Deferred Share Units credited to Members of the Directors 1997 DSUP, Directors 2001 DSUP and the Executive DSUP so that the value of the Members’ outstanding Deferred Share Units based on Alcan Class A Common Shares immediately after the exchange described in Subsection 2.2(b) above is the same as the value of the Members’ outstanding Deferred Share Units based on Alcan Common Shares immediately before the exchange described in Subsection 2.2(b) above.

(d)	As described in Subsection 2.2(p) below, immediately following the transfer of the Arcustarget Common Shares to Novelis, Novelis and Arcustarget will undertake an amalgamation under the provisions of the CBCA.

(e)	Immediately after the redemption of the Novelis Special Shares and the Alcan Special Shares described in Subsections 2.2(j) and (k) below, the employment of the Transferred Employees with Alcan or its subsidiaries will be terminated and the Transferred Employees will become employees of Novelis or its subsidiaries. In accordance with the terms of the Directors 1997 DSUP, Directors 2001 DSUP and the Executive DSUP, each Transferred Employee who is a Member will be entitled to receive a payment of the value of his or her Deferred Share Units at a date elected by the Transferred Employee following the Transferred Employee’s Termination Date and in any event no later than December 15 of the following calendar year.

             Existing Alcan Options

(f)	Concurrent with the exchange of Alcan Common Shares described Subsection 2.2(b) above, each employee and former employee of Alcan and its subsidiaries who is at that time an Optionholder, other than the Transferred Employees discussed in Subsection 2.2(h) below, will exchange all Existing Alcan Option held by such Optionholder for new Alcan options (a “New Alcan Option”) granted by Alcan to acquire Alcan Class A Common Shares. The only consideration such Optionholder will receive for the disposition of his or her Existing Alcan Options will be New Alcan Options. The number and exercise price of the New Alcan Options will be based on the trading prices of the Alcan Common Shares before and the New Alcan Common Shares after the Effective Date to preserve the economic value of the Alcan Options. The exercise price of the New Alcan Options will be denominated in Canadian dollars and the aggregate In the Money Amount applicable to the New Alcan Options determined immediately after the exchange will not exceed the aggregate In the Money Amount determined immediately before the exchange applicable to the Existing Alcan Options that were the subject of the exchange by the particular Optionholder. In calculating the In the Money Amount applicable to the Existing Alcan Options, the fair market value of the Alcan Common Shares will be computed in Canadian dollars as the volume weighted average trading price on The Toronto Stock Exchange of those shares on the last trading day immediately prior to the time of the exchange. For the purposes of calculating the In the Money Amount applicable to the New Alcan Options, the fair market value of the Alcan Class A Common Shares will be computed in Canadian dollars as the volume weighted average trading price on The Toronto Stock Exchange of those shares on the first trading day immediately following the time of the exchange.

             Transfer of Alcan’s Special Shares to Novelis

(g)	Each outstanding Alcan Special Share will be transferred by the holder thereof to Novelis in exchange for the issuance by Novelis to such holder, as the sole consideration therefor, of a number of Novelis Common Shares, such number to be determined by Alcan prior to the Effective Date. In connection with such exchange:

(i)	all fractional Novelis Common Shares otherwise receivable by Alcan Common Shareholders on such exchange will be aggregated and sold by a third-party trustee on behalf of such Alcan Common Shareholders for cash proceeds in the open market, such cash proceeds to be remitted to the Alcan Common Shareholders entitled thereto;

(ii)	each holder of Alcan Special Shares so exchanged shall, on such exchange, cease to be the holder of such shares and shall become the holder of the number of Novelis Common Shares issued to such holder;

(iii)	the stated capital account for the Novelis Common Shares shall be increased by an amount equal to the fair market value of the transferred Alcan Special Shares;

(iv)	the Novelis Common Shares will be listed on prescribed stock exchanges on the first Business Day following their issuance;

(v)	no election under Subsection 85(1) of the Tax Act will be filed; and

(vi)	Alcan and Novelis agree that Novelis shall have the right to acquire the Arcustarget Common Shares for Novelis Special Shares

             Existing Alcan Options of Transferred Employees

(h)	Concurrent with the transfer of the Alcan Special Shares described in Subsection 2.2(g) above, each Optionholder who is an employee of Alcan or its subsidiaries and who will become an employee of Novelis or a subsidiary of Novelis (a “Transferred Employee”) will exchange all Existing Alcan Options held by him or her for new Novelis options granted by Novelis to acquire Novelis Common Shares (a “Novelis Option”). The only consideration such Transferred Employee will receive for the disposition of Existing Alcan Options will be Novelis Options. The exercise price of the Novelis options will be denominated in United States dollars. The aggregate In the Money Amount applicable to the Novelis Options (determined as described below in this Subsection 2.2(h)) determined immediately after the exchange will not exceed the aggregate In the Money Amount determined immediately before the exchange applicable to the Existing Alcan Options that were the subject of the exchange by the particular Transferred Employee. In calculating the In the Money Amount applicable to the Existing Alcan Options, the fair market value of the Alcan Common Shares will be computed in Canadian dollars as the weighted average trading price of those shares on The Toronto Stock Exchange on the last trading day immediately prior to the time of the exchange. For purposes of calculating the In the Money Amount applicable to the Novelis Options, the fair market value of the Novelis Common Shares will be computed in Canadian dollars as the weighted average trading price of those shares on The Toronto Stock Exchange on the first trading day immediately following the exchange described in Subsection 2.2(g) above.

             Transfer of Arcustarget Common Shares to Novelis

(i)	Alcan will transfer to Novelis all of its Arcustarget Common Shares in consideration for Novelis issuing to Alcan that number of Novelis Special Shares having an aggregate redemption and fair market value equal to the Fair Market Value of the Arcustarget Common Shares at the time of such transfer:

(i)	Alcan will jointly elect with Novelis, in prescribed form and within the time allowed by Subsection 85(6) of the Tax Act, to have provisions of Subsection 85(1) of the Tax Act apply to the transfer of the Arcustarget Common Shares. The agreed amount in respect of the Arcustarget Common Shares transferred will be equal to the cost amount of such shares to Alcan at the time of disposition, which will be less than the Fair Market Value of the Arcustarget Common Shares transferred at that time;

(ii)	Novelis will add an amount to the stated capital account in respect of the Novelis Special Shares issued as consideration on the transfer of the Arcustarget Common Shares equal to the aggregate Fair Market Value of the Arcustarget Common Shares;

             Elimination of Cross Shareholdings

(j)	Immediately following the transfer of the Arcustarget Common Shares referred to in Subsection 2.2(i) above, Novelis will redeem for cancellation all of the Novelis Special Shares held by Alcan in consideration for the issuance by Novelis to Alcan of the Novelis Redemption Note in the principal amount and fair market value equal to the fair market value of the Novelis Special Shares redeemed, in full and absolute payment, satisfaction and discharge of the redemption price of the Novelis Special Shares;

(k)	Alcan will redeem for cancellation all of the Alcan Special Shares held by Novelis in consideration for the issuance by Alcan to Novelis of the Alcan Redemption Note in the principal amount and fair market value equal to the fair market value of the Alcan Special Shares redeemed, in full and absolute payment, satisfaction and discharge of the redemption price of the Alcan Special Shares;

             Set-off of Notes

(l)	The Novelis Redemption Note will be set off against the Alcan Redemption Note in full satisfaction of the respective obligations under each note and the notes will be cancelled;

             Post Butterfly Transaction

(m)	The articles of Alcan will be amended by deleting the Alcan Special Shares and the Alcan Common Shares from the share capital which Alcan is authorized to issue and to redesignate the Alcan Class A Common Shares as the new Alcan Common Shares;

(n)	The articles of Alcan will be restated and such restated articles will be filed by Alcan with the director under the CBCA pursuant to Subsection 192(6) of the CBCA;

(o)	The articles of incorporation of Novelis will be amended by deleting the Novelis Special Shares from the share capital which Novelis is authorized to issue and the articles of incorporation of Novelis will be restated thereafter and filed with the director under the CBCA;

(p)	Novelis and Arcustarget will be amalgamated under the provisions of the CBCA.

ARTICLE 3

RIGHTS OF DISSENT

3.1   Dissent Rights

       Holders of Alcan Common Shares may exercise a right to dissent and obtain the repurchase of their Alcan Common Shares pursuant to this Section 3.1 and in the manner set forth in Section 190 of the CBCA. Holders who duly exercise such Dissent Rights and who:

(a)	are ultimately entitled to be paid fair value for their Alcan Common Shares shall be deemed to have transferred such shares to Alcan for cancellation on the Effective Date immediately prior to the first step of this Plan of Arrangement set out in Subsection 2.2(a) above being effected, or

(b)	are ultimately not entitled, for any reason, to be paid fair value for their Alcan Common Shares shall be deemed to have participated in the Arrangement on the same basis as any non-dissenting holder of Alcan Common Shares as at and from the Effective Date and shall receive Alcan Class A Common Shares (to be redesignated as New Alcan Common Shares) and Novelis Common Shares on the basis set out in this Plan of Arrangement.

3.2   Repurchase Rights

       Holders of Alcan Preference Shares may exercise a right to dissent and obtain the repurchase of their Alcan Preference Shares pursuant to the procedures set forth in Schedule C hereto. Alcan Preference Shareholders who have duly exercised their Repurchase Rights and who:

(a)	are ultimately entitled to be paid the Preference Repurchase Price for their Preference Shares shall be deemed to have transferred such shares to Alcan for cancellation on the Effective Date immediately prior to the first step of this Plan of Arrangement set out in Subsection 2.2(a) above being effected, or

(b)	are ultimately not entitled, for any reason, to be paid the Preference Repurchase Price for their Alcan Preference Shares shall be deemed to have participated in the Arrangement on the same basis as any holder of Alcan Preference Shares not exercising its Repurchase Rights as at and from the Effective Date and shall continue to beneficially own their Alcan Preference Shares subject to the rights, privileges, restrictions and conditions applicable thereto.

ARTICLE 4

CERTIFICATES

4.1   Entitlement to Share Certificates

(a)	Upon the Arrangement becoming effective, from and including the Effective Date to and including the Distribution Record Date, share certificates representing Alcan Common Shares will represent the New Alcan Common Shares and Novelis Common Shares to be issued to Alcan Common Shareholders under the Arrangement;

(b)	As soon as practicable after the Distribution Record Date, there will be delivered to each Alcan Common Shareholder of record at the close of business in Montreal on the Distribution Record Date, certificates representing the Novelis Common Shares to which such holder is entitled pursuant to the Arrangement and cash for any fractional interest in a Novelis Common Share;

(c)	The certificates representing Alcan Common Shares will be deemed for all purposes thereafter to be certificates representing New Alcan Common Shares and accordingly no new certificates will be issued for the New Alcan Common Shares.

4.2   Lost Certificates

       If any certificate representing, immediately prior to the Effective Date, one or more outstanding Alcan Common Shares has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and the giving by such person of a bond satisfactory to Alcan and the Depositary in such sum as Alcan and the Depositary may determine against any claim that may be made against Alcan or the Depositary with respect to the certificate alleged to have been lost, stolen or destroyed, the Depositary will make such distribution or delivery in respect of the Alcan Common Shares represented by such lost, stolen or destroyed certificate as determined in accordance with Subsection 4.1(a).

ARTICLE 5

PLAN OF ARRANGEMENT AMENDMENT

5.1   Amendment

(a)	Alcan reserves the right to amend, modify and/or supplement this Plan of Arrangement at any time from time to time, whether before or after the Interim Order or the Final Order, provided that any amendment, modification, or supplement must be contained in a written document which is filed with the Court and, if made following the Meeting, approved by the Court and communicated to any persons in the manner required by the Court;

(b)	Any amendment, modification or supplement to this Plan of Arrangement may be proposed by Alcan at any time prior to or at the Meeting with or without any other prior notice or communication and, if so proposed and accepted by the persons voting at the Meeting, will become part of this Plan of Arrangement for all purposes;

(c)	Any amendment, modification or supplement to this Plan of Arrangement which is approved or directed by the Court following the Meeting will be effective only if it is consented to by Alcan, Arcustarget and Novelis;

(d)	Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date unilaterally by Alcan, provided that it concerns a matter which, in the reasonable opinion of Alcan, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of any holder of shares of Alcan or Novelis.

ARTICLE 6

TERMINATION

6.1   Termination

       Notwithstanding any prior approvals by the Court or by Alcan Shareholders, the board of directors of Alcan may decide not to proceed with the Arrangement and to revoke the Arrangement resolution adopted at the Meeting at any time prior to the issuance of the Certificate of Arrangement, without further approval of the Court or the Alcan Shareholders.

SCHEDULE A

SHARE CONDITIONS OF ALCAN

CLASS A COMMON SHARES AND ALCAN SPECIAL SHARES

1.	The Alcan Class A Common Shares shall be subject to the prior rights, privileges, restrictions and conditions attached to the Alcan Preference Shares and the Alcan Common Shares and the holders of the Alcan Class A Common Shares shall amongst other things, be entitled:

(i)	to vote at all meetings of shareholders of Alcan except meetings at which only holders of other classes of shares are entitled to vote; and

(ii)	to receive the remaining property of Alcan upon dissolution.

2.	The rights, privileges, restrictions and conditions attaching to the Alcan Special Shares are as follows:

(i)	Dividends: Subject to the preferential right of the Preference Shares to receive dividends and subject to any preferential rights attaching to any other shares of the Corporation, the holders of Alcan Special Shares shall be entitled to receive out of the assets of the Corporation lawfully applicable to the payment of dividends, if, as and when declared by the directors of the Corporation, in equal amounts per share on all Alcan Special Shares at the relevant time issued and outstanding, such dividends as may be declared by the directors of the Corporation to be payable in respect of Alcan Special Shares.

(ii)	Liquidation: In the event of the liquidation, dissolution or winding up of the Corporation, or other distribution of the property and assets of the Corporation among its shareholders for the purpose of winding up its affairs, whether on a voluntary or involuntary basis, the holders of Alcan Special Shares shall be entitled to receive out of the property and assets of the Corporation lawfully available for distribution to its shareholders an amount per Alcan Special Share equal to the Special Redemption Amount (as defined below) together with any dividends thereon which have been declared prior to, but remain unpaid on, the date of distribution. The right of the holders of Alcan Special Shares to receive such distribution shall rank in priority to any distribution to the holders of any other class of shares of the Corporation (other than any outstanding Alcan Preference Share). Except for a distribution in the amount of the Special Redemption Amount as aforesaid, the holders of Alcan Special Shares shall not as such be entitled to receive or participate in any distribution of the property and assets of the Corporation among its shareholders.

(iii)	Redemption: Subject to the provisions of the CBCA, the Corporation may at any time and from time to time redeem all or any part of the Alcan Special Shares at an amount per share (which shall be paid in money or, with the concurrence of the holder, money’s worth) equal to the sum of $ ● (the “Special Redemption Amount”) together with any dividends thereon which have been declared prior to, but remain unpaid on, the redemption date. [Note to reader: the dollar amount to be inserted in this clause will be equal to that proportion of the fair market value of the shares of Alcan that the Fair Market Value of the Arcustarget Common Shares to be transferred to Novelis pursuant to subsection 2.2(i) of the Plan of Arrangement is of the fair market value of all of the net assets of Alcan, all as determined by the board of directors of Alcan as of Effective Date, divided by the number of Alcan Special Shares issued in connection therewith. This amount will be ascertained and inserted in these share provisions immediately prior to the filing of the articles of arrangement to effect the Plan of Arrangement].

(iv)	Retraction: Subject to the provisions of the CBCA, every registered holder of Alcan Special Shares may at any time, at the option of such holder, require the Corporation to redeem the whole or any part of the Alcan Special Shares registered in such holder’s name by depositing with the Corporation an irrevocable written request for the same, together with the share certificate or certificates, if any, representing the Alcan Special Shares to be redeemed. Upon receipt of such request and certificate or certificates the Corporation shall, subject to the provision of the CBCA, redeem such Alcan Special Shares and pay such holder the Special Redemption Amount, together with any dividends thereon which have been declared prior to, but remain unpaid on, the redemption date, for each Alcan Special Share so redeemed.

(v)	Cancellation: Any Alcan Special Shares that are redeemed by the Corporation pursuant to any of the provision hereof shall for all purposes be considered to have been redeemed on, and shall be cancelled concurrently with, the payment by the Corporation to or to the benefit of the holder thereof the Special Redemption Amount together with any dividends thereon which have been declared prior to but remain unpaid on the date of such payment.

(vi)	Voting: Subject to the provisions of the CBCA, the holders of Alcan Special Shares shall not be entitled to receive notice of or attend or vote at any meetings of the shareholders of the Corporation.

(vii)	Amount Specified: For purposes of Subsection 191(4) of the Tax Act the amount specified in respect of each Alcan Special Share is $ ● . [Note to reader: This amount will be the same as the amount in Section 2(iii) above.]

SCHEDULE B

SHARE CONDITIONS OF NOVELIS COMMON SHARES

The common shares shall entitle the holders thereof to one vote per common share at all meetings of shareholders, except meetings at which only holders of another specified class or series of shares are entitled to vote. The holders of common shares shall have the right, subject to the rights, privileges, restrictions and conditions attaching to any Special Shares, First Preferred Shares, Second Preferred Shares and shares of any other class of the Corporation ranking senior to the common shares, to receive any dividend declared by the Corporation and the remaining property of the Corporation upon a dissolution.

SCHEDULE C

REPURCHASE RIGHTS

Alcan Preference Shareholders who object to the Arrangement Resolution may request to have their Alcan Preference Shares repurchased in the manner provided in the Interim Order and the Plan of Arrangement.

Any Repurchased Shareholder will be entitled, in the event the Arrangement becomes effective, to be paid by Alcan an amount of CAD $25 plus any accrued dividend on such Alcan Preference Shares, for each Alcan Preference Share (the “Repurchased Shares”) held by such Repurchased Shareholder determined as at the close of business on the Business Day immediately preceding the Meeting (the “Repurchase Price”).

An Alcan Preference Shareholder who wishes to exercise his or her Repurchase Right must provide to Alcan, at or before the Meeting (by delivery to the Corporate Secretary of Alcan at its registered office located at 1188 Sherbrooke Street West, Montreal, Quebec H3A 3G2 or lodging with the chairman of the Meeting no later than the time of the Meeting), a written objection to the Arrangement Resolution (a “Repurchase Notice”). The filing of a Repurchase Notice does not deprive an Alcan Preference Shareholder of the right to vote; however, an Alcan Preference Shareholder who has submitted a Repurchase Notice and who votes in favour of the Arrangement Resolution will no longer be considered a Repurchased Shareholder with respect to Alcan Preference Shares voted in favour of the Arrangement Resolution. Alcan will not assume that a vote against the Arrangement Resolution constitutes a Repurchase Notice. There is no right of partial dissent and, accordingly, a Repurchased Shareholder may only dissent with respect to all Alcan Preference Shares of a class held by it on behalf of any one beneficial owner and which are registered in the name of the Repurchased Shareholder.

Alcan will, within ten days after adoption of the Arrangement Resolution, notify each Repurchased Shareholder that the Arrangement Resolution has been adopted. Such notice will not be sent to any Alcan Preference Shareholder who voted for the Arrangement Resolution or who has withdrawn its Repurchase Notice.

A Repurchased Shareholder must, within 20 days after the Repurchased Shareholder receives notice that the Arrangement Resolution has been adopted or, if the Repurchased Shareholder does not receive such notice, within 20 days after the Repurchased Shareholder learns that the Arrangement Resolution has been adopted, send to Alcan a written notice (a “Payment Demand”) containing its name and address, the number and class of Alcan Preference Shares in respect of which the Repurchased Shareholder dissented, and a demand for payment with respect to such shares. Within 30 days after a Payment Demand, the Repurchased Shareholder must send to the Corporate Secretary of Alcan at the same address as above, the certificates representing the Dissent Shares in respect of which it dissented. A Repurchased Shareholder who fails to send the certificates representing the Repurchased Shares in respect of which he or she dissented forfeits its right to make a claim.

On filing a Payment Demand a Repurchased Shareholder ceases to have any rights as an Alcan Preference Shareholder, other than the right to the payment described above, except where:

(iv)	the Repurchased Shareholder withdraws its Payment Demand before Alcan pays the Repurchase Price;

(v)	Alcan fails to pay the Repurchase Price as hereinafter described and the Repurchased Shareholder withdraws its Payment Demand; or

(vi)	the Alcan Board revokes the Arrangement Resolution.

If the Arrangement Resolution is revoked, Alcan will reinstate the Repurchased Shareholder’s rights as an Alcan Preference Shareholder.

Alcan will, not later than seven days after the later of the Effective Date or the date on which Alcan received the Payment Demand of a Repurchased Shareholder, send to each Repurchased Shareholder who has sent a Payment Demand with respect to Alcan Preference Shares, a cheque in an amount corresponding to the Repurchase Price.

Schedule E:

Opinion of Morgan Stanley

[Morgan Stanley & Co. Incorporated Letterhead]

November 23, 2004

Board of Directors
Alcan Inc.
1188 Sherbrooke Street West
Montreal, Quebec H3A 3G2

Members of the Board of Directors:

We understand that Alcan Inc. (“Alcan”), Arcustarget, a wholly owned subsidiary of Alcan (“Arcustarget”), and Novelis, an affiliate of Alcan (“Novelis”), propose to enter into a Plan of Arrangement, substantially in the form of the draft dated November 22, 2004 (the “Plan of Arrangement”) to distribute 100% of the capital stock of Novelis, which will, through Arcustarget, contain substantially all of the aluminum rolled product business operated by Alcan prior to its 2003 acquisition of Pechiney, together with some of Alcan’s alumina and primary metal-related businesses in Brazil and four former Pechiney facilities in Europe (collectively, the “Businesses”) to the holders of common shares of Alcan (the “Distribution”) by way of a statutory plan of arrangement under section 192 of the Canada Business Corporations Act (“CBCA”). All undefined capitalized terms shall have the meanings ascribed to them in the Plan of Arrangement.

Under the Plan of Arrangement, among other things, each Alcan Common Share outstanding on the Effective Date will receive one new Alcan Class A Common Share and one Alcan Special Share. Thereafter, on the Effective Date, each outstanding Alcan Special Share will be exchanged for a certain number of Novelis Common Shares, determined pursuant to the provisions in the Plan of Arrangement. In addition, prior to the Effective Date, Alcan will transfer the Businesses to Arcustarget, and as of the Effective Date, Novelis and Arcustarget will be amalgamated. We understand that the Plan of Arrangement is subject to approval of at least 66 2/3% of the votes cast by holders of the Alcan Common Shares, Alcan Series C Preference Shares and Alcan Series E Preference Shares (collectively, the “Alcan Shareholders”), voting together as a class, on a basis ordered by the Quebec Superior Court (the “Court”). We understand that holders of Alcan Common Shares will, by order of the Court, be provided with a right to dissent as set forth in the CBCA in respect of the Plan of Arrangement. We also understand holders of Alcan Series C Preference Shares and Alcan Series E Preference Shares (collectively the “Alcan Preference Shares” and collectively with the Alcan Common Shares, the “Alcan Shares”) will, by order of the Court, be provided with Repurchase Rights, which require Alcan to repurchase such holders’ Alcan Preference Shares in accordance with the terms thereof, provided, however, that if a holder does not exercise his or her Repurchase Rights, such holder will retain the Alcan Preference Shares, which will remain subject to the same terms and conditions, including, among other things, the right of redemption, by the holder thereof, as in effect prior to the Effective Date.

We further understand that Novelis expects to assume approximately $2,800 million in debt under senior secured and unsecured borrowing arrangements that Novelis will enter into prior to the Distribution and will also enter into a $500 million revolving credit facility to be drawn down subsequent to the Distribution for working capital and other requirements from Morgan Stanley Senior Funding, Inc. (collectively the “Capitalization Agreements”). We also understand that, in connection with the Distribution, Alcan and Novelis have entered into certain arrangements including transition service, employee benefit, manufacturing and supply, tax sharing, and intellectual property assignment and license arrangements that will govern their relationship after the Distribution, substantially in the forms of the drafts dated November 16, 2004 (collectively, the “Transition Agreements”, and together with the Plan of Arrangement and the Capitalization Agreements, the “Distribution Agreements”).

The terms and conditions of the Distribution are more fully set forth in the Distribution Agreements as well as the preliminary non-offering prospectus, substantially in the form of the draft dated November 17, 2004 (the “Preliminary Prospectus”) filed with the Canadian provincial and territorial securities commissions and with the US Securities and Exchange Commission (“SEC”) under cover of a Registration Statement on Form 10 in connection with the proposed Distribution and the Notice of Special Meeting of Shareholders of Alcan and Management Proxy Circular, substantially in the form of the draft dated November 21, 2004 (“the Proxy Circular”).

You have asked for our opinion as of the date hereof whether the proposed Distribution is fair, from a financial point of view, to Alcan Shareholders.

For purposes of the opinion set forth herein, we have:

i)	reviewed certain publicly available financial statements and other business and financial information of Alcan and Novelis;

ii)	reviewed certain internal financial statements and other financial and operating data concerning Alcan and Novelis prepared by the managements of Alcan and Novelis;

iii)	reviewed certain financial forecasts prepared by the managements of Alcan and Novelis;

iv)	reviewed information relating to certain strategic, financial and operational benefits and costs anticipated from the Distribution prepared by the managements of Alcan and Novelis;

v)	discussed with senior executives of Alcan and Novelis the past and current operations and financial condition and the prospects of Alcan and Novelis, respectively, including information relating to certain strategic, financial and operational benefits and costs anticipated from the Distribution;

vi)	discussed with senior executives of Alcan and Novelis the investment theses for each entity pro forma for the Distribution;

vii)	reviewed the pro forma impact of the Distribution on Alcan’s and Novelis’ financial performance including earnings per share, cash flow and financial ratios;

viii)	reviewed the proposed capital structure for Novelis and Alcan pro forma for the Distribution;

ix)	reviewed the reported prices and trading activity for the Alcan Common Shares;

x)	compared the financial performance of Novelis with that of certain other comparable companies with publicly traded securities;

xi)	compared the financial performance of Alcan (including and excluding Novelis) with that of certain other comparable companies with publicly traded securities;

xii)	participated in discussions among representatives of Alcan, Novelis and their legal and tax advisors;

xiii)	reviewed the terms of the Alcan Common Shares and the Alcan Preference Shares;

xiv)	discussed with senior executives of Alcan and its legal advisors the terms of the Alcan Common Shares and Alcan Preference Shares;

xv)	reviewed the draft Preliminary Prospectus, draft Proxy Circular and Distribution Agreements;

xvi)	reviewed the application for the Canadian Tax Ruling (as defined in the Proxy Circular) and other documents, as relevant; and

xvii)	considered such other factors and performed such other analyses as we have deemed appropriate.

We have assumed and relied upon without independent verification the accuracy and completeness of the information supplied or otherwise made available to us by Alcan and Novelis for the purposes of this opinion. With respect to financial forecasts, including information relating to certain strategic, financial and operational benefits and costs anticipated from the Distribution, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Alcan and Novelis and we express no opinion with respect to such forecasts or the assumptions on which they are based. We have not made and have not assumed responsibility for making any independent valuation or appraisal of the assets or liabilities, contingent or otherwise, of Alcan or Novelis, nor have we been furnished with any such appraisals.

We have assumed that the Distribution will be consummated in accordance with the terms set forth in the Distribution Agreements. We have relied upon, and assumed the correctness of, the conclusions set forth in the application for the Canadian Tax Ruling, including that the Distribution will not be a taxable transaction to Alcan, Novelis or their respective shareholders under Canadian income tax laws and have assumed that such application will be approved with no material modification or waiver. In addition, we have relied upon the assessment by Alcan’s management, with advice from their legal and tax advisors, that the Distribution will not be a taxable transaction to Alcan, Novelis or their respective shareholders under U.S. federal income tax laws or regulations. We have further assumed that the Distribution, including its structure and the receipt of any approvals, will comply with all applicable laws or regulations, except for any noncompliance with such applicable laws or regulations that would not have a material adverse effect on Alcan or Novelis. We are not legal, tax or regulatory experts and have relied on the assessments of such advisors to Alcan with respect to those matters.

In rendering our opinion, we have, with your consent, not considered the effect on Alcan and Novelis of the terms of any tax, employee benefits or any other similar agreement or arrangement, or any amendment or modification to any existing such agreement or arrangement, except that you have informed us and we have assumed that (i) the existing tax consolidation between Alcan and Novelis will be terminated as of the date of the Distribution and (ii) the effects of such termination will be as represented to us by the respective managements of Alcan and Novelis. Further, we have not been requested to opine as to, and our opinion does not address (i) the terms of the Transition Arrangements or (ii) the solvency of Alcan or Novelis after giving effect to the Distribution.

Our opinion is rendered on the basis of securities markets, economic and general business and financial conditions prevailing as of the date hereof, and the conditions and prospects, financial and otherwise, of Alcan and Novelis as they are represented to us as of date hereof or as they were reflected in the information and documents reviewed by us. Our opinion assumes the Distribution is completed on the basis set forth in this letter and the shares of Alcan and Novelis are fully and widely distributed among investors and are subject only to normal trading activity. We note that trading in the capital stock of Alcan and Novelis for a period commencing with the public announcement of the Distribution and continuing for a time following completion of the Distribution may involve a redistribution of such securities among Alcan’s and Novelis’ shareholders and other investors and, accordingly, during such period, such securities may trade at prices below those at which they traded prior to the public announcement and those at which they would trade on a fully distributed basis after the Distribution. The estimation of market trading prices of newly distributed securities is subject to uncertainties and contingencies, all of which are difficult to predict and beyond the control of the firm making such estimates. In addition, the market prices of such securities will fluctuate with changes in market conditions, the conditions and prospects, financial and otherwise, of Alcan and Novelis, and other factors which generally influence the prices of securities. In rendering our opinion, we are not opining on the price at which the capital stock of Alcan or Novelis will trade after the Distribution is effected.

We have acted as financial advisor to the Board of Directors of Alcan in connection with the Distribution and will receive a fee for our services, which fee is contingent upon the completion of the Distribution. In the ordinary course of our securities trading, investment management or brokerage activities, we or our affiliates may actively trade the securities of Alcan for our own account, for the accounts of investment funds or other accounts under the management of Morgan Stanley or its affiliates and for the accounts of customers, and, accordingly, may at any time hold a long or short position in such securities. In the past, Morgan Stanley & Co. Incorporated (“Morgan Stanley”) and its affiliates have provided financial advisory and financing services for Alcan and have received fees for the rendering of these services, including fees in connection with Alcan financing transactions in 2002, and Alcan’s acquisition of Pechiney in 2003 and the financing of such an acquisition. In addition, Morgan Stanley will be providing financing services to Alcan as it relates to the initial capitalization of Novelis, as more fully described in the Capitalization Agreements, and will be receiving fees for the rendering of such services from Alcan or Novelis.

We do not address the fairness of the order by the Quebec Superior Court setting the single class vote among the Alcan Common Shares and Alcan Preferred Shares. This opinion addresses only the question of fairness of the Distribution to the holders of Alcan Shares as a whole, without distinction as between class or category and without consideration of the relative fairness among such holders. Our opinion does not address the relative merits of the Distribution compared to any other alternative business transaction that might be available to Alcan. In addition, Morgan Stanley expresses no opinion or recommendation as to how holders of the Alcan Shares should vote at the Special Meeting held in connection with the Distribution or whether such holders should exercise any dissent or repurchase rights available to them. It is understood that this letter is for the information of the Board of Directors of Alcan only in connection with its consideration of the Distribution and may not be used by any other person or relied upon by any other person without prior written consent. This letter may not be disclosed without our prior written consent, except that a copy of this letter may be included in its entirety in the Proxy Circular.

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that the proposed Distribution is fair, from a financial point of view, to the Alcan Shareholders.

Very truly yours,
MORGAN STANLEY & CO. INCORPORATED

By:	(Signed)

Carl Contiguglia
Managing Director

Schedule F:

Opinion of Lazard

[Lazard Canada Corporation Letterhead]

November 23, 2004

The Board of Directors
Alcan Inc.
1188 Sherbrooke Street West
Montreal, Quebec, Canada H3A 3G2

Dear Members of the Board:

       We understand that Alcan Inc. (the “Company”) proposes to transfer in a series of related transactions certain assets of its aluminum rolled products businesses together with some of its alumina and primary metal-related assets in Brazil (collectively, the “Business”) to a newly formed subsidiary corporation, Novelis Inc. (“Novelis”). Ultimately, all of the outstanding common shares of Novelis will be held on a pro rata basis by the holders of the Company’s Common Shares (the “Spin-off”). A description of the Spin-off is more fully set forth in the Plan of Arrangement document (the “Plan of Arrangement”), the Management Proxy Circular relating to a Plan of Arrangement Involving Novelis Inc. (the “Proxy Circular”), the Preliminary U.S. Information Statement dated November 17, 2004 filed with the United States Securities and Exchange Commission (the “Information Statement”) and the Separation Agreement relating to the transfer of the Business by the Company to Novelis (the “Separation Agreement”).

       We understand that the Spin-off is subject to the approval of at least 66 2/3% of the votes cast by the holders of the Company’s Common Shares, Series C Preference Shares and Series E Preference Shares (collectively, the “Company Shareholders”), voting as a single class, on a basis ordered by the Quebec Superior Court. We further understand that (i) the holders of the Company’s Common Shares have the right to dissent from the Spin-off and to be paid by the Company the fair value of their Company Common Shares and (ii) the holders of the Company’s Series C Preference Shares and Series E Preference Shares who do not vote in favor of the Spin-off will have the right to require the Company to repurchase such shares at a price equal to $25 per share, plus all accrued but unpaid dividends.

       We further understand that Novelis expects to assume approximately $2.8 billion in debt under senior secured and unsecured borrowing arrangements that Novelis will enter into prior to the Spin-off and will also enter into a $500 million revolving credit facility to be drawn down subsequent to the Spin-off for working capital and other requirements (the “Capitalization Agreements”) as contained in the draft commitment letter dated November 22, 2004 (the “Commitment Letter”) from Morgan Stanley Senior Funding, Inc. We also understand that, in connection with the Spin-off, the Company and Novelis have entered into certain arrangements, including transitional services, employee matters, manufacturing and supply, tax sharing and intellectual property assignment and license arrangements that will govern their relationship after the Spin-off, substantially in the forms of the drafts last drafts distributed to us as of November 18, 2004 (collectively, the “Transition Agreements” and together with the Plan of Arrangement and the Separation Agreement, the “Spin-off Agreements”).

       You have requested our opinion as of the date hereof as to the fairness, from a financial point of view, of the Spin-off to the Company Shareholders. In connection with this opinion, we have:

(i)	Reviewed the financial terms and conditions contained in the drafts of the Proxy Circular dated as of November 21, 2004, the Information Statement dated as of November 17, 2004, the Plan of Arrangement dated as of November 17, 2004, the Separation Agreement dated as of October 20, 2004 and the Transition Agreements;

(ii)	Analyzed certain historical business and financial information relating to the Company and the Business, including publicly available information with respect to the Company and the Business;

(iii)	Reviewed various financial forecasts and other data provided to us by the managements of the Company and the Business relating to the Business and the other businesses of the Company;

(iv)	Reviewed information and held discussions with members of the senior managements of the Company and the Business with respect to the businesses and prospects of the Company and the Business, the strategic objectives of each, and possible benefits and costs to each which might be realized following the Spin-off;

(v)	Reviewed public information with respect to certain other companies in lines of businesses we believe to be generally comparable to the Business and the other businesses of the Company;

(vi)	Reviewed the historical stock prices and trading volumes of the Company’s common stock;

(vii)	Participated in discussions among representatives of the Company and its tax, accounting and legal advisors;

(viii)	Reviewed management’s assessment of the pro forma impact of the Spin-off on the Company’s and Novelis’ financial performance including earnings per share, cash flow and financial ratios;

(ix)	Reviewed the proposed capital structure for the Company and Novelis pro forma for the Spin-off;

(x)	Reviewed the terms of the Company’s Common Shares, Series C Preference Shares and Series E Preference Shares and discussed such terms with the Company’s legal advisors;

(xi)	Reviewed the application for the Canadian Tax Ruling relating to the Spin-off sought by the Company (the “Application”) and other related documents; and

(xii)	Conducted such other financial studies, analyses and investigations as we deemed appropriate.

       We have relied upon the accuracy and completeness of the foregoing information, and have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of the Company or Novelis, or concerning the solvency or fair value of either of the foregoing entities or any matters relating thereto, either before or after giving effect to the Spin-off. With respect to financial forecasts, including the benefits and costs projected by the Company and Novelis to be realized following the Spin-off, and the timing thereof, we have relied on such forecasts and assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of managements of the Company and the Business as to the future financial performance, respectively, of the Company and the Business. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based.

       Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Our opinion assumes the shares of the Company and Novelis are fully and widely distributed among investors and are subject only to normal trading activity. We note that trading in the securities of the Company and Novelis for a time following completion of the Spin-off may involve a redistribution of such securities among the Company’s and Novelis’ shareholders and other investors and, accordingly, during such period, such securities may trade at prices below those at which they traded prior to the public announcement and below those at which they would trade on a fully distributed basis after the Spin-off. In addition, the market prices of such securities will fluctuate with changes in market conditions, the conditions and prospects, financial and otherwise, of the Company and Novelis, and other factors which generally influence the prices of securities. We do not express any opinion as to the price at which the common shares of the Company may trade subsequent to the announcement of the Spin-off or as to the price at which the common shares of the Company or Novelis may trade subsequent to the Spin-off. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof.

       In rendering our opinion, we have assumed that the Spin-off will be consummated on the terms described in the drafts provided to us of the Proxy Circular, Information Statement and the Spin-off Agreements, without any waiver of any material terms or conditions and that obtaining the necessary regulatory approvals for the Spin-off will not have an adverse effect on the Company, the Business or Novelis. We have relied upon, and assumed the correctness of, the conclusions set forth in the Application, including that the Spin-off will not be a taxable transaction to the Company, Novelis or the Company Shareholders under Canadian income tax laws (except to the extent of cash received by Company Shareholders in lieu of fractional shares), and we have assumed that the Application will be approved with no material modification or waiver. We have also assumed that the Spin-off will not be a taxable transaction to the Company, Novelis or the Company Shareholders under United States federal income tax laws (except to the extent of cash received by Company Shareholders in lieu of fractional shares). Our opinion does not address any legal, tax, regulatory or accounting matters, as to which we understand that the Company obtained such advice as it deemed necessary from qualified professionals.

       In rendering our opinion, we have, with your consent, not considered the effect on the Company and Novelis of the terms of any tax, employee matters or any other similar agreement or arrangement, or any amendment or modification to any such existing agreement or arrangement, except that you have informed us and we have assumed that (i) the existing tax consolidation between the Company and Novelis will be terminated as of the date of the Spin-off, (ii) the effects of such termination will be as represented to us by the respective managements of the Company and the Business and (iii) any modifications or amendments to the Company’s and Novelis’ employee equity incentive plans in connection with the Spin-off will not affect the aggregate costs of such plans to the Company and Novelis. Further, we have not been requested to opine as to, and our opinion does not address, the terms of the Transition Agreements, the Commitment Letter or the Capitalization Agreements.

       Our opinion does not address the underlying decision by the Company to engage in the Spin-off or the merits of any specific capital structure for the Spin-off as compared to alternative capital structures for the Spin-off. Our opinion also does not address the relative merits of the Spin-off compared to any alternative business transaction that might be available to the Company or the Company Shareholders. We do not address the fairness of the order by the Quebec Superior Court setting the single class vote among the Company’s Common Shares, Series C Preference Shares and Series E Preference Shares. This opinion addresses only the question of fairness of the Spin-off to the Company Shareholders as a whole, without distinction as between class or category and without consideration of the relative fairness among such shareholders. In addition, we express no opinion or recommendation as to how the Company Shareholders should vote at the Special Meeting held in connection with the Spin-off or take any other action in connection with the Spin-off.

       Lazard Canada Corporation is acting as investment banker to the Company in connection with the Spin-off and we or our affiliates will receive a fee for our services, a substantial portion of which is contingent upon the completion of the Spin-off. We and our affiliates have in the past provided investment banking services to the Company for which we have received customary fees and the Company’s President and Chief Executive Officer is a member of the Lazard Canada Corporation Roundtable. In addition, in the ordinary course of our business, we may actively trade the securities of the Company or, in the future, Novelis for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

       Our engagement and the opinion expressed herein are for the benefit of the Company’s Board of Directors and are not on behalf of, and are not intended to confer rights or remedies upon, Novelis, any shareholders of the Company or Novelis or any other person. It is understood that this letter may not be disclosed or otherwise referred to without our prior consent, except as may otherwise be required by law or by a court of competent jurisdiction and except that a copy of this letter may be included in its entirety in the Proxy Circular. Our opinion is to be interpreted in accordance with customary practice in the United States and may only be relied on with the express condition that it is governed by New York law, and delivered in accordance with custom and practice in the United States.

       Based on and subject to the foregoing, we are of the opinion as of the date hereof that the Spin-off is fair from a financial point of view to the Company Shareholders.

Very truly yours,

LAZARD CANADA CORPORATION

By	(Signed)
Evan Siddall
Managing Director

Schedule G:

Alcan Pro Forma Financial Information

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

Pro forma Financial Results

The following tables set forth the unaudited pro forma condensed consolidated financial information of Alcan Inc. (Alcan) for the year ended December 31, 2003, and as of and for the nine months ended September 30, 2004, giving effect to the proposed distribution of Novelis Inc. (Novelis) as of January 1, 2003 for the statement of income, and as of September 30, 2004 for the balance sheet. The unaudited pro forma condensed consolidated financial information set forth below presents the historical financial statements of Alcan adjusted to reflect the following:

•	the removal of the statement of income and balance sheet of Novelis; and

•	pro forma adjustments to reflect the following transactions:

•	sales made between Alcan and Novelis;

•	the release of deferred profit on sales from Alcan to Novelis;

•	loans payable and receivable between Alcan and Novelis;

•	interest expense paid by Alcan to Novelis and interest income received by Alcan from Novelis;

•	revenue from the sale of research and development and other corporate services to Novelis;

•	allocation of general corporate expenses;

•	the distribution to Alcan of $1,558 million of cash from Novelis; and

•	other adjustments described below.

The unaudited pro forma condensed consolidated financial information below is based upon available information and assumptions that management believes are reasonable. The unaudited pro forma condensed consolidated financial information is for illustrative and informational purposes only and is not intended to represent or be indicative of what our financial condition or results of operations would have been had the transactions described above occurred on the dates indicated. The unaudited pro forma condensed consolidated financial information also is not necessarily indicative of our future financial condition or results of operations.

ALCAN INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
As at September 30, 2004
(in millions of U.S. dollars)

		Removal	Pro Forma		Alcan
	Alcan	of Novelis	Adjustments		Pro Forma

ASSETS
Current assets
Cash and time deposits	$447	$(27)	$—		$420
Receivables, net	4,507	(2,189)	2,116	(c)	4,084
			(350)	(h)
Deferred income taxes	50	—	—		50
Inventories	3,751	(1,112)	138	(a)	2,777
Current assets held for sale	604	—	—		604

Total current assets	9,359	(3,328)	1,904		7,935

Deferred charges and other assets	1,678	(239)	—		1,439
Deferred income taxes	869	—			869
Long-term receivables from related parties	—	(97)	818	(c)	—
			(721)	(h)
Property, plant and equipment, net	13,247	(2,325)	—		10,922
Intangible assets	1,286	(26)	—		1,260
Goodwill	5,433	(61)	—		5,372
Long-term assets held for sale	94	—	—		94

Total assets	$31,966	$(6,076)	$2,001		$27,891

ALCAN INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET (continued)
As at September 30, 2004
(in millions of U.S. dollars)

		Removal	Pro Forma		Alcan
	Alcan	of Novelis	Adjustments		Pro Forma

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Payables and accrued liabilities	$5,253	$(1,398)	$1,783	(c)	$4,778
			(860)	(h)
Short-term borrowings	1,025	(915)	145	(c)	255
Debt maturing within one year	544	(312)	285	(c)	517
Deferred income taxes	76	—	—		76
Current liabilities of operations held for sale	614	—			614

Total current liabilities	7,512	(2,625)	1,353		6,240

Debt not maturing within one year	7,509	(807)	(1,558)	(g)	5,654
			721	(c)
			(211)	(h)
Deferred credits and other liabilities	4,240	(400)	—		3,840
Deferred income taxes	1,307	(173)	48	(a)	1,182
Long-term liabilities of operations held for sale	321	—	—		321
Minority interests	329	(123)	—		206
Shareholders’ equity
Redeemable non-retractable preference shares	160	—	—		160
Common shareholders’ equity
Common shares	6,615	—	—		6,615
Additional paid-in capital	117	—	—		117
Retained earnings	3,708	(1,917)	90	(a)	3,439
			1,558	(g)
Common shares held by a subsidiary	(56)	—	—		(56)
Accumulated other comprehensive income	204	(31)	—		173

	10,588	(1,948)	1,648		10,288

	10,748	(1,948)	1,648		10,448

Total liabilities and shareholders’ equity	$31,966	$(6,076)	$2,001		$27,891

See notes to the unaudited pro forma condensed consolidated financial statements.

ALCAN INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
for the nine months ended September 30, 2004
(in millions of U.S. dollars except per share amounts)

		Removal	Pro Forma			Alcan Pro
	Alcan	of Novelis	Adjustments			Forma

Sales and operating revenues	$18,573	$(5,739)	$1,808	(b	)	$14,642
Costs and expenses
Cost of sales and operating expenses	14,947	(5,032)	(62)	(a	)	11,661
			1,808	(b	)
Depreciation and amortization	1,000	(178)	—			822
Selling, administrative and general expenses	1,189	(182)	21	(f	)	1,028
Research and development expenses	174	(41)	28	(e	)	161
Interest	255	(55)	27	(d	)	209
			(18)	(g	)
Other expenses (income) — net	111	13	3	(f	)	79
			(20)	(d	)
			(28)	(e	)

	17,676	(5,475)	1,759			13,960

Income from continuing operations before income taxes and other items	897	(264)	49			682
Income taxes	327	(111)	17	(i	)	233

Income from continuing operations before other items	570	(153)	32			449
Equity income	46	(4)	—			42
Minority interests	(26)	9	—			(17)

Income from continuing operations	590	(148)	32			474
Income from discontinued operations	14	—	—			14

Net income	604	(148)	32			488
Dividends on preference shares	4	—	—			4

Net income attributable to common shareholders	$600	$(148)	$32			$484

Earnings per share
Net income per common share – basic	1.63					1.31

Net income per common share – diluted	1.62					1.30

See notes to the unaudited pro forma condensed consolidated financial statements.

ALCAN INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
for the year ended December 31, 2003
(in millions of U.S. dollars except per share amounts)

		Removal	Pro Forma			Alcan Pro
	Alcan	of Novelis	Adjustments			Forma

Sales and operating revenues	$13,850	$(6,221)	$2,204	(b	)	$9,833
Costs and expenses
Cost of sales and operating expenses	11,171	(5,482)	2,204	(b	)	7,893
Depreciation and amortization	862	(222)	—			640
Selling, administrative and general expenses	758	(211)	24	(f	)	571
Research and development expenses	190	(62)	44	(e	)	172
Interest	212	(40)	22	(d	)	184
			(10)	(g	)
Restructuring, impairment and other special charges	(38)	24	—			(14)
Goodwill impairment	28	—	—			28
Other expenses (income) — net	167	(24)	(7)	(d	)	92
			(44)	(e	)

	13,350	(6,017)	2,233			9,566

Income (Loss) from continuing operations before income taxes and other items	500	(204)	(29)			267
Income taxes	260	(50)	(10)	(i	)	200

Income (Loss) from continuing operations before other items	240	(154)	(19)			67
Equity income	38	(6)	—			32
Minority interests	(16)	3	—			(13)

Income (Loss) from continuing operations	262	(157)	(19)			86
Loss from discontinued operations	(159)	—	—			(159)

Income (Loss) before cumulative effect of accounting changes	103	(157)	(19)			(73)
Cumulative effect of accounting changes, net of income taxes	(39)	—	—			(39)

Net income (Loss)	64	(157)	(19)			(112)
Dividends on preference shares	7	—	—			7

Net income (Loss) attributable to common shareholders	$57	$(157)	$(19)			$(119)

Earnings (Loss) Per Share
Net income (Loss) per common share — basic	0.18					(0.30)

Net income (Loss) per common share — diluted	0.18					(0.30)

See notes to the unaudited pro forma condensed consolidated financial statements.

ALCAN INC.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

As at and for the nine month period ended September 30, 2004 and for the year ended December 31, 2003
(Unaudited)

1.    BASIS OF PRESENTATION

The accompanying unaudited pro forma condensed consolidated statement of income for the nine-months ended September 30, 2004 and for the year ended December 31, 2003 and the unaudited pro forma condensed consolidated balance sheet as at September 30, 2004 of Alcan have been prepared to give effect to the distribution by Alcan of the Novelis Group (the Group). This Group is comprised of substantially all of the aluminum rolled products businesses operated by Alcan prior to its 2003 acquisition of Pechiney, together with some of Alcan’s alumina and primary metal-related businesses in Brazil, as well as four former Pechiney rolling facilities in Europe.

The accompanying unaudited pro forma condensed consolidated financial statements were derived using, and should be read in conjunction with, the following information:

•	The unaudited interim combined financial statements of Novelis as at and for the nine-months ended September 30, 2004, that appear in the Prospectus;

•	The combined financial statements of Novelis as at December 31, 2003 and 2002 and for the years ended December 31, 2003, 2002 and 2001, that appear in the Prospectus;

•	the unaudited interim consolidated financial statements of Alcan as at and for the nine-months ended September 30, 2004; and

•	the audited consolidated financial statements of Alcan as at December 31, 2003, 2002 and 2001, and for the years ended December 31, 2003, 2002 and 2001.

The unaudited pro forma condensed consolidated financial statements are not intended to reflect the results of operations or financial position which would have actually resulted had the disposition and other pro forma adjustments been effected on the dates indicated. Furthermore, the unaudited pro forma financial information is not necessarily indicative of the results of operations nor of the financial position and presentation that may be obtained for any future date or period.

2.    DISTRIBUTION OF NOVELIS BY ALCAN

As part of the Arrangement, described elsewhere in this Circular, Alcan will distribute to its shareholders the Novelis Group. This group is comprised of substantially all of the aluminum rolled products businesses operated by Alcan prior to its 2003 acquisition of Pechiney, together with some of Alcan’s alumina and primary metal-related businesses in Brazil, as well as four former Pechiney rolling facilities in Europe. The unaudited pro forma condensed consolidated statements of earnings reflect Alcan’s distribution of Novelis as if it had occurred on January 1, 2003. For the unaudited pro forma condensed consolidated statements of income for the nine-months ended September 30,2004 and the year ended December 31, 2003, the adjustment reflects the removal of the revenues and expenses of Novelis. The unaudited pro forma condensed consolidated balance sheet as at September 30, 2004 reflects the distribution of Novelis as if it had occurred on that date and accordingly reflects the removal of the assets and liabilities of Novelis included in the consolidated balance sheet of Alcan.

The unaudited pro forma condensed consolidated financial statements also include the following pro forma adjustments:

(a)	Adjustments to reflect the release of deferred profits held in inventory, and the related tax effects. These adjustments arise due to the change in relationship between Alcan and Novelis

ALCAN INC.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

As at and for the nine month period ended September 30, 2004 and for the year ended December 31, 2003
(Unaudited)

subsequent to the distribution. Prior to the distribution, all profits on sales of inventory between Alcan and Novelis were deferred on the balance sheet until the inventory was sold to a third party. Subsequent to the distribution, Alcan and Novelis will no longer be considered affiliated and any sales between Alcan and Novelis will be considered third party.

(b)	Adjustments to reflect the sales and cost of sales between Alcan and Novelis. These adjustments arise due to the change in relationship between Alcan and Novelis subsequent to the distribution. Prior to the distribution, all sales and cost of sales between Alcan and Novelis were eliminated upon consolidation in Alcan’s financial statements. Subsequent to the distribution, all sales and cost of sales between Alcan and Novelis will be considered third party and will not be eliminated.

(c)	Adjustments to reflect the receivables, payables and debt between Alcan and Novelis. These adjustments arise due to the change in relationship between Alcan and Novelis subsequent to the distribution. Prior to the distribution, all receivables and payables between Alcan and Novelis were eliminated upon consolidation in Alcan’s financial statements. Subsequent to the distribution, receivables and payables between Alcan and Novelis will be considered third party and will not be eliminated.

(d)	Adjustments to reflect the interest expense and income on loans payable and receivable between Alcan and Novelis. These adjustments arise due to the change in relationship between Alcan and Novelis subsequent to the distribution. Prior to the distribution, all interest expense and income on loans payable and receivable between Alcan and Novelis were eliminated upon consolidation in Alcan’s financial statements. Subsequent to the distribution, interest expense and income have been adjusted to reflect the settlement of the intercompany loans receivable and payable between Alcan and Novelis.

(e)	Adjustments to reflect the research and development and other services rendered between Alcan and Novelis. These adjustments arise due to the change in relationship between Alcan and Novelis subsequent to the distribution. Prior to the distribution, all revenues and expenses related to these services rendered were eliminated upon consolidation in Alcan’s financial statements. Subsequent to the distribution, these revenues and expenses will be considered third party and will not be eliminated.

(f)	Adjustments to record the general corporate expenses allocated to Novelis. As these expenses will continue to be incurred by Alcan subsequent to the distribution, they are included in Alcan’s pro forma condensed consolidated statements of income.

(g)	Represents the estimated payment from Novelis following the issuance of its debt securities. The exact amount will be determined only at the effective date of the reorganization and will be based on the value of Alcan’s net investment in the assets being distributed. These proceeds are expected be used to reduce Alcan’s commercial paper balance included in Debt not maturing within one year in Alcan’s financial statements as at September 30, 2004. As a result of this reduction in debt, interest expense has been reduced by $18 million and $10 million in Alcan’s pro forma condensed consolidated income statements for the nine months ended September 30, 2004 and the year ended December 31, 2003, respectively.

(h)	Represents the settlement of intercompany loans receivable and payable between Alcan and Novelis, with the balance of $211 million reflected as a reduction of Alcan’s commercial paper included in Debt not maturing within one year.

ALCAN INC.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

As at and for the nine month period ended September 30, 2004 and for the year ended December 31, 2003
(Unaudited)

(i)	Represents the tax effect of pro forma adjustments at the statutory rate of 34%.

(j)	In October 2003, Alcan entered into a derivative financial instrument that was designated as a hedge of Alcan’s net investment in certain foreign subsidiary companies. With the distribution of Novelis, the amount of the net investment in those foreign subsidiaries is less than the notional amount of the derivative instrument, until December 31, 2003 when Alcan acquired Pechiney. The change in fair value of the derivative instrument for 2003 amounted to a $32 million loss and is reported in Accumulated other comprehensive income. No adjustment has been made in this pro forma financial information related to this transaction, as it would not have a recurring impact on Alcan’s consolidated results of operations.